                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                        PRE-EFFECTIVE AMENDMENT NO. 1 TO

                                    FORM S-4
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                           FULTON FINANCIAL CORPORATION
            --------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                                  Pennsylvania
                       ----------------------------------
                        (State or other jurisdiction of
                         incorporation or organization)
         6711                                                23-2195389
-------------------------                             ----------------------
(Primary SIC Code Number)                             (I.R.S. Employer
                                                      Identification Number)
                                One Penn Square
                                 P.O. Box 4887
                         Lancaster, Pennsylvania 17604
                                (717) 291-2411
   --------------------------------------------------------------------------
   (Address and telephone number of registrant's principal executive offices)

          Rufus A. Fulton, Jr., President and Chief Executive Officer
                          Fulton Financial Corporation
                                One Penn Square
                                 P.O. Box 4887
                         Lancaster, Pennsylvania 17604
           ---------------------------------------------------------
           (Name, address and telephone number of agent for service)

Copy To:                            Copy To:
Paul G. Mattaini, Esquire           F. Douglas Raymond,III, Esquire
Barley, Snyder, Senft & Cohen, LLP  Drinker Biddle & Reath, LLP
126 East King Street                1345 Chestnut Street
Lancaster, PA  17602-2893           Philadelphia, PA 19107-3496
(717) 299-5201                      (610) 993-2233

                        Calculation of Registration Fee
                        -------------------------------

=================================================================================
                                       Proposed       Proposed       Amount
      Title of each      Amount        maximum        maximum          of
  class of securities    to be        offering       aggregate     registration
    to be registered   registered  price per unit* offering price*     fee
---------------------------------------------------------------------------------
 Common Stock                                                       $65,178.76
$2.50 par value        7,391,822       $53.25      $215,089,902.75   64,000.84**
  per share                                                         ----------
                                                                     $1,177.92
=================================================================================

     *Determined, in accordance with Rule 457(c) and (f), upon the basis of the average of the high and low prices reported on the American Stock Exchange as of November 24, 1997, of the 4,039,247 shares of common stock (which includes 83,664 shares issuable upon exercise of outstanding options), $5.00 par value per share, of Keystone Heritage Group, Inc., to be received in exchange for the securities hereby registered.

     **Previously paid with filing made on December 2, 1997.

     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                                                January 14, 1998



Dear Shareholder:

     You are cordially invited to a Special Meeting of Shareholders (the "Meeting") of Keystone Heritage Group, Inc. ("KHG") to be held on
Tuesday, February 17, 1998, at 2:00 p.m., at Quality Inn Lebanon Valley, 625 Quentin Road, Lebanon, Pennsylvania.

     At the Meeting, holders of all outstanding shares of Common Stock of KHG, par value $5.00 per share (the "KHG Common Stock"), will be asked to consider and vote upon a proposal to approve the merger (the "Merger") of KHG and Fulton Financial Corporation ("FFC"), in accordance with the terms of the Merger Agreement dated August 15, 1997, between KHG and FFC (the "Merger Agreement"). Pursuant to the Merger Agreement, each share of KHG Common Stock outstanding at the effective date of the Merger will automatically be converted into the right to receive 1.83 shares of FFC's Common Stock, and cash will be paid in lieu of fractional shares. Consummation of the Merger is subject to certain conditions, including the approval of the merger by various regulatory agencies and approval of the KHG shareholders as described below.

     The Board of Directors of KHG has unanimously approved and declared the Merger advisable and recommends that the shareholders of KHG vote in favor of the Merger Agreement.

     It is very important that your shares be represented at the Meeting, regardless of whether you plan to attend in person. The affirmative vote of two-thirds of the outstanding shares of KHG Common Stock will be required to approve the Merger Agreement. Consequently, your failure to vote would have the same effect as a vote against the Merger. You are therefore urged to execute and return the enclosed proxy card in the enclosed postage-paid envelope as soon as possible to ensure your shares will be voted at the Meeting.

                                         Sincerely yours,


                                         Albert B. Murry
                                         President and Chief
                                         Executive Officer

                         Keystone Heritage Group, Inc.
                               555 Willow Street
                          Lebanon, Pennsylvania 17046

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          To be Held February 17, 1998

To the Shareholders of
Keystone Heritage Group, Inc.:

    NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Keystone Heritage Group, Inc. ("KHG") will be held at Quality Inn Lebanon Valley, 625 Quentin Road, Lebanon, Pennsylvania, on February 17, 1998, at 2:00 p.m. local time, for the following purposes:

    (1) To consider and vote upon a proposal to approve the merger (the "Merger") of KHG and Fulton Financial Corporation ("FFC"), in accordance with the terms of the Merger Agreement dated August 15, 1997 (the "Merger Agreement"), between KHG and FFC (a copy of which, without exhibits or schedules, is attached to the accompanying Proxy Statement/Prospectus as Exhibit
A). In the Merger, each of the outstanding shares of Common Stock of KHG, par value $5.00 per share ("KHG Common Stock"), will automatically be converted into the right to receive 1.83 shares of FCC's Common Stock. The Merger is more fully described in the accompanying Proxy Statement/Prospectus; and

    (2) To transact such other business as may properly come before the Special Meeting or any adjournments thereof, including, without limitation, a motion to adjourn or postpone the Meeting to another time and place for the purpose of soliciting additional proxies in favor of the Merger Agreement or otherwise.

    The Board of Directors has fixed the close of business on January 13, 1998, as the record date (the "Record Date") for the Special Meeting. Only those persons who are record holders of KHG Common Stock at such date will be entitled to notice of, and to vote at, the Special Meeting and any adjournment thereof. The attached Proxy Statement/Prospectus forms a part of this Notice and is incorporated herein by reference.

    THE AFFIRMATIVE VOTE OF THE HOLDERS OF TWO-THIRDS OF THE OUTSTANDING SHARES OF KHG COMMON STOCK ENTITLED TO VOTE THEREON WILL BE REQUIRED TO ADOPT THE MERGER AGREEMENT PROVIDING FOR THE MERGER OF KHG WITH FFC. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, THE BOARD OF DIRECTORS URGES YOU TO MARK, SIGN, DATE AND RETURN AS SOON AS POSSIBLE THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. GIVING THE PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

                                 By order of the Board of Directors



                                 Peggy Y. Layser
                                 Secretary

Lebanon, Pennsylvania

January 14, 1998

                           PROXY STATEMENT/PROSPECTUS
                           --------------------------

                          FULTON FINANCIAL CORPORATION
                                ONE PENN SQUARE
                                 P.O. BOX 4887
                         LANCASTER, PENNSYLVANIA 17604
                                 (717) 291-2411

                       ----------------------------------

                         KEYSTONE HERITAGE GROUP, INC.
                               555 WILLOW STREET
                          LEBANON, PENNSYLVANIA 17046
                                 (717) 274-6800

                       ----------------------------------

    This Proxy Statement/Prospectus relates to (i) the Special Meeting of Shareholders (the "Special Meeting") of Keystone Heritage Group, Inc. ("KHG") to be held on February 17, 1998, and (ii) the issuance of up to 7,391,822 shares of the $2.50 par value common stock (the "FFC Common Stock") of Fulton Financial Corporation ("FFC") to be issued in connection with, and conditioned upon, the effectiveness of the merger of KHG with FFC (the "Merger"). Pursuant to the Merger Agreement, each outstanding share of Common Stock of KHG, par value $5.00 per share (the "KHG Common Stock") will automatically be converted into the right to receive 1.83 shares of FFC Common Stock. Assuming that 7,391,822 shares of FFC Common Stock are issued in the Merger, the shares to be issued in exchange for the KHG Common Stock would represent approximately 18% of the outstanding shares of FFC Common Stock as of December 31, 1997, on a pro forma basis. The Merger is described more fully in this Proxy Statement/Prospectus.


                       ----------------------------------

    No person has been authorized to give any information or to make any representation not contained in this Proxy Statement/Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized. This Proxy Statement/Prospectus does not constitute an offer to any person to exchange or sell, or a solicitation from any person of an offer to exchange or purchase, the securities offered by this Proxy Statement/Prospectus, or the solicitation of a proxy from any person, in any jurisdiction in which it is unlawful to make such an offer or solicitation. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of the securities to which this Proxy Statement/Prospectus relates shall under any circumstances create any implication that the information contained herein is correct at any time subsequent to the date hereof.

                       ----------------------------------

    This Proxy Statement/Prospectus does not cover resales of shares of FFC Common Stock issued to affiliates of KHG in connection with the Merger described herein. No such person is authorized to make use of this Proxy
Statement/Prospectus in connection with any such resale.

                       ----------------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                       ----------------------------------

    THESE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

                       ----------------------------------

        The date of this Proxy Statement/Prospectus is January 8, 1998.

                             AVAILABLE INFORMATION
                             ---------------------

    FFC and KHG are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith FFC and KHG file periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such periodic reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at Judicial Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also at the Regional Offices of the SEC located at Seven World Trade Center, Suite 1300, New York, New York 10048; Curtis Center, 601 Walnut Street, Suite 1005E, Philadelphia, Pennsylvania 19106; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained, at prescribed rates, by delivering a request to the Public Reference Section of the SEC at Judicial Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the SEC maintains a web site (http://www.sec.gov) that contains periodic reports, proxy and information statements and other information regarding companies which are subject to the reporting requirements of the 1934 Act. FFC Common Stock is listed on the Nasdaq Stock Market and material as to FFC can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. KHG Common Stock is listed on the American Stock Exchange and material as to KHG can be inspected at the offices at 86 Trinity Place, New York, New York 10006-1881.

    THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONTAIN ALL OF THE INFORMATION SET FORTH IN THE REGISTRATION STATEMENT AND THE RELATED EXHIBITS THAT FFC HAS FILED WITH THE SEC (CERTAIN PARTS OF WHICH ARE OMITTED IN ACCORDANCE WITH THE RULES AND REGULATIONS OF THE SEC), AND TO WHICH REFERENCE IS HEREBY MADE. THIS PROXY STATEMENT/PROSPECTUS IS PART OF THE REGISTRATION STATEMENT AND SUCH REGISTRATION STATEMENT, INCLUDING EXHIBITS, CAN BE INSPECTED AND COPIED AT THE PUBLIC REFERENCE FACILITIES MAINTAINED BY THE SEC LISTED ABOVE. THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM WILLIAM R. COLMERY, SECRETARY, FULTON FINANCIAL CORPORATION, ONE PENN SQUARE,
P.0. BOX 4887, LANCASTER, PENNSYLVANIA 17604, TELEPHONE: (717) 291-2852. IN ORDER TO ENSURE TIMELY DELIVERY OF SUCH DOCUMENTS, ANY SUCH REQUEST SHOULD BE MADE BY FEBRUARY 2, 1998.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
                -----------------------------------------------

    The following documents and information are hereby incorporated by reference into this Proxy Statement/Prospectus:

    1.  FFC's Annual Report on Form 10-K for the year ended December 31, 1996;

    2. FFC's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997; June 30, 1997; and September 30, 1997;

    3. FFC's Current Reports on Form 8-K dated March 7, 1997 (as amended by Form 8-K/A dated May 12, 1997); March 31, 1997; August 28, 1997; and September 15, 1997;

    4.  KHG's Annual Report on Form 10-K for the year ended December 31, 1996;

    5. KHG's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997; June 30, 1997; and September 30, 1997; and

    6.  KHG's Current Report on Form 8-K dated September 10, 1997.

    All documents filed by FFC and KHG pursuant to Sections 13(a), 13(c), 14, or 15(d) of the 1934 Act after the date of this Proxy Statement/Prospectus and prior to the Special Meeting are hereby incorporated by reference into this Proxy Statement/Prospectus and shall be deemed a part hereof from the date of filing of each such document. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

                               TABLE OF CONTENTS
                               -----------------

                                                                           Page
SUMMARY....................................................................   1
-------
         The KHG Special Meeting...........................................   1
         Purpose of the Meeting............................................   1
         The Parties.......................................................   1
         Required Vote.....................................................   2
         Terms of the Merger...............................................   3
         Conversion and Exchange of Shares of KHG Common Stock.............   3
         Reasons for the Merger............................................   3
         Opinion of KHG's Financial Advisor................................   4
         Management and Operations Following the Merger....................   5
         Effective Date....................................................   5
         Termination of the Merger Agreement...............................   6
         Comparison of Shareholder Rights..................................   6
         Restrictions on Resales by Affiliates.............................   6
         Federal Income Tax Consequences...................................   6
         Accounting Treatment..............................................   7
         Limitations on Negotiations; Warrant Granted to FFC...............   7
         Conditions and Amendments.........................................   8
         Comparative Stock Prices..........................................   8
         Selected Historical and Pro Forma Combined Per Share Data.........   9
         Selected Historical Financial Data................................  14

GENERAL INFORMATION--SPECIAL MEETING OF KHG SHAREHOLDERS...................  19
--------------------------------------------------------
         Introduction......................................................  19
         Date, Time and Place of Special Meeting...........................  19
         Shareholders Entitled to Vote.....................................  19
         Purpose of Meeting................................................  19
         Solicitation of Proxies...........................................  19
         Quorum and Required Vote..........................................  19
         Revocation and Voting of Proxies..................................  20
         Shares Outstanding and Principal Holders Thereof..................  20
         Interests of Certain Persons in Matters To Be Acted Upon..........  20
         Recommendation of the Board of Directors of KHG...................  22

THE MERGER.................................................................  23
----------
         General Information...............................................  23
         The Restructuring.................................................  23
         Background of the Merger..........................................  23
         Changes in the Banking Industry...................................  24
         Benefits of the Merger to KHG and FFC.............................  25
         Opinion of Financial Advisor to KHG...............................  25
         Recommendation of the Board of Directors of KHG...................  28
         Conversion and Exchange of Shares.................................  29
         Treatment of Outstanding Options..................................  31
         Business Pending The Effective Date...............................  31
         Conditions, Amendment and Termination.............................  33
         Effective Date of the Merger......................................  34
         Management and Operations Following the Merger....................  34
         Federal Income Tax Consequences...................................  35
         Accounting Treatment..............................................  36
         Rights of Dissenting Shareholders.................................  37
         Restrictions on Resale of FFC Common Stock Held By Affiliates of
            KHG............................................................  37
         Warrant Agreement.................................................  37


COMPARATIVE STOCK PRICES AND DIVIDENDS AND RELATED SHAREHOLDER MATTERS.....  40
----------------------------------------------------------------------
         Common Stock of FFC...............................................  40
         Common Stock of KHG...............................................  40

PRO FORMA COMBINED FINANCIAL INFORMATION...................................  41
----------------------------------------
         Pro Forma Combined Balance Sheet (Unaudited)......................  42
         Pro Forma Combined Condensed Statement of Income (Unaudited)......  44

INFORMATION CONCERNING FULTON FINANCIAL CORPORATION AND DESCRIPTION OF FFC
--------------------------------------------------------------------------
         COMMON STOCK......................................................  53
         ------------
         General...........................................................  53
         Loan Policies and Portfolio Quality...............................  54
         Computer System Adaptation for Year 2000..........................  54
         Legal Proceedings.................................................  54
         General Description of FFC Common Stock...........................  55
         Dividends.........................................................  55
         Dividend Reinvestment Plan........................................  56
         Securities Laws...................................................  56
         Antitakeover Provisions...........................................  56
         Indemnification...................................................  58
         Comparison of Shareholder Rights..................................  58

INFORMATION CONCERNING KEYSTONE HERITAGE GROUP, INC........................  60
----------------------------------------------------
         Description of Business and Property..............................  60
         KHG Common Stock Market Price and Dividends.......................  60
         Information About Directors and Executive Officers................  61

EXPERTS....................................................................  63
-------

LEGAL MATTERS..............................................................  63
-------------

ADDITIONAL INFORMATION.....................................................  63
----------------------

OTHER MATTERS..............................................................  63
-------------

     EXHIBITS
     --------

         Exhibit A - Merger Agreement...................................... A-1
         Exhibit B - Opinion of Danielson Associates, Inc.................. B-1
         Exhibit C - Warrant Agreement and Warrant......................... C-1



                                    SUMMARY
                                    -------

     The following is a summary of certain information set forth in this Proxy Statement/Prospectus regarding the Merger between KHG and FFC. This summary is provided for convenience only and does not set forth completely all material features of the Merger. This summary should be read in conjunction with and is qualified in its entirety by the more detailed information which is set forth elsewhere in this Proxy Statement/Prospectus and the attached Exhibits or which is incorporated herein by reference.

                            The KHG Special Meeting
                            -----------------------

     A Special Meeting of the shareholders of KHG will be held on February 17, 1998, at 2:00 p.m., local time, at Quality Inn Lebanon Valley, 625 Quentin Road, Lebanon, Pennsylvania. Only those shareholders of record at the close of business on January 13, 1998, will be entitled to receive notice of and to vote at the meeting. As of December 31, 1997, there were outstanding 3,955,583 shares of the common stock, par value $5.00 per share, of KHG ("KHG Common Stock"), each of which is entitled to one vote. See GENERAL INFORMATION--SPECIAL MEETING OF KHG SHAREHOLDERS.

                            Purpose of the Meeting
                            ----------------------

     The shareholders of KHG will be asked at the Special Meeting to consider and vote upon a proposal to approve and adopt the Merger Agreement, dated August 15, 1997 (the "Merger Agreement") between FFC and KHG, under the terms of which
(i) KHG will be merged with and into FFC, (ii) FFC will survive the Merger, and
(iii) each of the outstanding shares of KHG Common Stock, par value $5.00 per share, will be converted into 1.83 (the "Conversion Ratio") shares of the common stock of FFC, par value $2.50 per share ("FFC Common Stock").

     On February 28, 1997, FFC completed the previously announced acquisition of The Woodstown National Bank & Trust Company ("WNB"), and on August 31, 1997, FFC completed the previously announced acquisition of The Peoples Bank of Elkton ("PBE"). Each transaction was accounted for as a pooling of interests. All of the financial information contained herein has been restated to reflect the financial conditions and results of operations of WNB and PBE. In addition, all pro forma and FFC historical per share information have been adjusted to reflect a ten percent stock dividend paid by FFC on June 13, 1997. See THE MERGER. The Merger Agreement, without exhibits or schedules, is attached as Exhibit A to this Proxy Statement/Prospectus.

                                  The Parties
                                  -----------

     Fulton Financial Corporation:  Fulton Financial Corporation is a
     ----------------------------
Pennsylvania business corporation and a registered bank holding company that maintains its headquarters in Lancaster, Pennsylvania. As a bank holding company, FFC engages in a general commercial and retail banking and trust business, and also in related financial businesses, through its fifteen directly-held bank and nonbank subsidiaries. FFC's bank subsidiaries currently operate eighty-six banking offices in Pennsylvania, sixteen banking offices in Maryland, seven banking offices in Delaware, and fourteen banking offices in New Jersey. As of September 30, 1997, FFC had consolidated total assets of approximately $4.4 billion.

     The principal assets of FFC are the following eleven wholly-owned bank subsidiaries, each of which is a bank whose deposits are insured by the Federal Deposit Insurance Corporation ("FDIC"): (i) Fulton Bank, a Pennsylvania bank and trust company which is not a member of the Federal Reserve System, (ii) Farmers Trust Bank, a Pennsylvania bank and trust company which is a member of the Federal Reserve System, (iii) Swineford National Bank, a national banking association which is a member of the Federal Reserve System, (iv) Lafayette Bank, a Pennsylvania bank and trust company which is not a member of the Federal Reserve System, (v) FNB Bank, National Association, a national banking association which is a member of the Federal Reserve System, (vi) Great Valley Savings Bank, a Pennsylvania stock savings bank which is not a member of the Federal Reserve System, (vii) Hagerstown Trust Company, a Maryland trust company which is not a member of the Federal Reserve System, (viii) Delaware National Bank, a national banking association which is a member of the Federal Reserve System, (ix) The Bank of Gloucester County, a New Jersey bank which is not a member of the Federal Reserve System, (x) The Woodstown National Bank & Trust Company, a national banking association which is a member of the Federal Reserve System, and (xi) The Peoples Bank of Elkton, a Maryland bank which is not a member of the Federal Reserve System. In addition, FFC has four wholly-owned nonbank direct subsidiaries: (1) Fulton Financial Realty Company, which holds title to or leases certain properties upon which facilities of Fulton Bank and Farmers Trust Bank are located, (2) Fulton Life Insurance Company, which engages in the business of reinsuring credit life, accident and health insurance that is directly related to extensions of credit by FFC's bank subsidiaries, (3) Central Pennsylvania Financial Corp., which holds certain limited partnership interests in low and moderate income housing projects and certain subsidiaries which, in turn, hold either interests in real estate (these subsidiaries are, for the most part, inactive, in the process of liquidation and immaterial to FFC) or securities, and (4) FFC Management, Inc., which holds certain securities.

     The principal executive offices of FFC are located at One Penn Square, P.O. Box 4887, Lancaster, Pennsylvania 17604, and FFC's telephone number is (717) 291-2411.

     Keystone Heritage Group, Inc.:  Keystone Heritage Group, Inc. ("KHG") is a
     -----------------------------
Pennsylvania business corporation and one-bank holding company registered under the Bank Holding Company Act of 1956, as amended, that maintains its headquarters in Lebanon, Pennsylvania. KHG's sole banking subsidiary is Lebanon Valley National Bank ("LVNB"), which is a national banking association and is a member of the Federal Reserve System and whose deposits are insured by the FDIC. As of September 30, 1997, KHG had total assets of approximately $646 million, and LVNB held total deposits of approximately $548 million. In addition, KHG has one direct, wholly-owned subsidiary, Keystone Heritage Life Insurance Corporation ("KHLIC"), an Arizona insurance company which engages in the business of reinsuring credit life, accident and health insurance that is directly related to extensions of credit by LVNB.

     The principal executive offices of KHG are located at 555 Willow Street, Lebanon, Pennsylvania 17046, and KHG's telephone number is (717) 274-6800.

                                 Required Vote
                                 -------------

     The affirmative vote of shareholders holding two-thirds of the issued and outstanding shares of KHG Common Stock given at a duly convened meeting of the shareholders of KHG is required in order to approve the Merger Agreement. As of December 31, 1997, the directors and executive officers of KHG and their affiliates owned beneficially approximately 235,752 of the outstanding shares of KHG Common Stock. It is anticipated that the executive officers and directors of KHG will vote (in their respective capacities as shareholders of KHG) their shares of KHG Common Stock in favor of the proposal to adopt the Merger Agreement. As of September 30, 1997, the directors and executive officers of FFC and their affiliates owned beneficially approximately 1,833 shares of KHG Common Stock. FFC owns 2,666 shares of KHG Common Stock in its portfolio. See GENERAL INFORMATION--SPECIAL MEETING OF KHG SHAREHOLDERS--Shares Outstanding and Principal Holders Thereof; and INFORMATION CONCERNING KEYSTONE HERITAGE GROUP, INC.

                              Terms of the Merger
                              -------------------

     Under the terms of the Merger Agreement: (i) KHG will be merged with and into FFC, (ii) FFC will survive the Merger, and (iii) each of the outstanding shares of KHG Common Stock will be converted into 1.83 shares of FFC Common Stock. KHG's shareholders will receive cash in lieu of fractional shares of FFC Common Stock. See THE MERGER.

             Conversion and Exchange of Shares of KHG Common Stock
             -----------------------------------------------------

     On the effective date of the Merger (the "Effective Date"), which is expected to occur during the first or second quarter of 1998, each share of KHG Common Stock then issued and outstanding will be converted into the right to receive 1.83 shares of FFC Common Stock.

     The Conversion Ratio is subject to adjustment in the event of a stock dividend or similar transaction involving FFC Common Stock prior to the Effective Date. No fractional shares of FFC Common Stock will be issued in connection with the Merger. In lieu of the issuance of any fractional share to which any former KHG shareholder would otherwise be entitled, each such former shareholder of KHG will receive in cash an amount equal to the fair market value of his or her fractional interest, which shall be determined by multiplying such fraction by the Closing Market Price. The Closing Market Price is defined in the Merger Agreement as the average of the per share closing bid and asked prices for FFC Common Stock, rounded up to the nearest $.125, for the ten (10) trading days immediately preceding the date which is two (2) business days before the Effective Date of the Merger, as reported on the National Market System of the National Association of Securities Dealers Automated Quotation System ("NASDAQ"). See THE MERGER.

     Each former shareholder of KHG will be required to surrender to FFC the certificates representing KHG Common Stock held by him or her in accordance with the instructions which will be sent to him or her immediately following the Effective Date. Upon proper surrender of his or her KHG Common Stock certificates, each such former shareholder of KHG will be promptly issued a stock certificate representing the whole number of shares of FFC Common Stock into which such shareholder's shares of KHG Common Stock shall have been converted, together with a check in the amount of any cash, without interest, to which he or she is entitled in lieu of the issuance of a fractional share. FFC may withhold dividends payable after the Effective Date to any former shareholder of KHG who has received written instructions from FFC but has not at that time surrendered his or her KHG Common Stock certificates. Any dividends so withheld will be paid, without interest, to any such former shareholder of KHG upon the proper surrender of his or her KHG Common Stock certificates. See THE MERGER--Conversion and Exchange of Shares, and the Merger Agreement attached as Exhibit A to this Proxy Statement/Prospectus. PLEASE DO NOT SEND ANY STOCK CERTIFICATES AT THIS TIME.

                            Reasons for the Merger
                            ----------------------

     In early 1997, the Board of Directors of KHG determined to investigate whether the interests of the shareholders of KHG were best served (i) by the continuation of KHG as an independent institution, or (ii) by taking steps to position KHG to be sold to another institution in two to three years, or (iii) by seeking a sale of KHG to another institution immediately. The Board engaged Danielson Associates Inc. ("Danielson Associates"), an investment banking firm experienced in these matters, to evaluate the situation and to make a recommendation to the Board.

     Based on the subsequent recommendation of Danielson Associates, KHG's Board of Directors concluded that, in the rapidly changing and increasingly competitive market for financial services, it would be preferable to be part of a larger banking organization with more resources and a wider range of products and services than those which KHG currently offers or could reasonably expect to offer in the near future. After exploring possible acquisition candidates, the Board of Directors concluded that, of the possible acquirers, FFC provided the best overall benefit to the KHG shareholders and to the communities it serves and to its employees. Through the Merger, KHG believes its resources and its services to customers and communities can be expanded on an accelerated timetable as compared to reliance solely on internal growth. KHG's Board of Directors believes that FFC's greater resources will provide expanded services to its customers and the communities it serves. In particular, KHG believes FFC's strong small business services will further enhance KHG's reputation in this area.

     From a financial perspective, the KHG directors concluded that FFC's strong record of financial performance would give KHG shareholders a security issued by a company with historically strong financial performance. The directors also concluded that the premium offered by FFC over the market value of shares of KHG Common Stock at the time the Merger Agreement was announced in August reflected an appropriate recognition by FFC of the value of the KHG business. Based on the agreed upon exchange ratio of 1.83 shares of FFC Common Stock for each share of KHG Common Stock, and the market prices of KHG shares and FFC shares at August 14, 1997, each share of KHG would be exchanged for shares of FFC Common Stock having a market value of $52.84. Immediately prior to the announcement of the agreement, the market price for a share of KHG Common Stock was $36.75. This represented a premium of 44% over the then market price. Since August 15, 1997, the market price of KHG Common Stock has risen to reflect the FFC Merger Agreement. Based on the market value of FFC Common Stock on December 31, 1997, the shares of FFC Common Stock to be issued would have a value of $59.48 for each share of KHG Common Stock.

     The directors also evaluated the effect of the Merger on employees and the communities served by KHG. As discussed elsewhere in this Proxy Statement/Prospectus, FFC expects to continue to operate a majority of the branches of LVNB (under its new name of Lebanon Valley Farmers Bank after merger with Farmers Trust Bank, a subsidiary of FFC, or as branches of Fulton Bank, another FFC subsidiary), and has agreed to use its best efforts to retain all present full-time employees of LVNB.

     Finally, in considering the Merger, KHG's Board of Directors considered, among other things, the other terms of and the legal structure of the transaction, and the opinion of its financial advisor that the transaction was fair, from a financial point of view, to KHG shareholders. More information about the matters considered by the board and about the analysis of Danielson Associates is contained in THE MERGER--Background of the Merger; Changes in the Banking Industry; Benefits of the Merger to KHG and FFC; Opinion of Financial Adviser to KHG; and Recommendations of the KHG Board.

     Based on these considerations, the Board of Directors of KHG approved the Merger as in the best interests of the KHG shareholders, and recommends that shareholders vote FOR the transaction.

                      Opinion of KHG's Financial Advisor
                      ----------------------------------

     KHG engaged Danielson Associates, Inc. ("Danielson Associates") to act as its financial advisor for the purpose of evaluating the financial terms of the Merger. Danielson Associates has delivered to KHG's Board of Directors an opinion stating that as of the date of the opinion, the financial terms of the Merger are fair to the shareholders of KHG from a financial point of view. A copy of Danielson Associates' opinion is attached to this Proxy Statement/Prospectus as Exhibit B and should be read in its entirety with respect to the assumptions made and the other matters considered by Danielson Associates in rendering its opinion. See THE MERGER-- Opinion of Financial Advisor to KHG.

                Management and Operations Following the Merger
                ----------------------------------------------

     Under the terms of the Merger Agreement, KHG will merge with and into FFC, FFC will survive the Merger, and LVNB will become a wholly-owned banking subsidiary of FFC. Simultaneously with the effectiveness of the Merger (or shortly thereafter), FFC anticipates effecting the following transactions (the "Restructuring"): (i) LVNB and Farmers Trust Bank ("Farmers"), a wholly-owned FFC subsidiary, will merge; (ii) the surviving bank in such a merger, operating under the name "Lebanon Valley Farmers Bank", would immediately transfer branch offices of LVNB located in Dauphin and Lancaster Counties and the assets and deposit liabilities related to such branch offices to Fulton Bank ("FB", another wholly-owned FFC subsidiary); (iii) subject to regulatory considerations and/or to the extent determined advisable by FFC, FFC may close or sell existing branches of LVNB, Farmers, FB or other subsidiaries of FFC which may overlap geographically with other branches of FFC's subsidiary banks. Lebanon Valley Farmers Bank, as a wholly-owned FFC subsidiary, would operate all Lebanon County branch offices now operated by LVNB and Farmers, and in addition, the Womelsdorf and Pine Grove branches of LVNB; and (iv) Fulton Life Insurance Company ("FLIC") and KHLIC will merge. FFC is filing applications for approval of the Restructuring with the Federal Reserve Bank of Philadelphia, the Federal Deposit Insurance Corporation, the Pennsylvania Banking Department and the Arizona Insurance Department. See THE MERGER -- Management and Operations following the Merger.

     Following the Merger, the Board of Directors of FFC will consist of (i) the same persons who are members of the Board of Directors of FFC immediately before the Merger, each of whom will serve until his or her successor is elected and has qualified, and (ii) two of KHG's current directors (designated, subject to the reasonable approval of FFC, by vote of KHG's Board of Directors prior to the Effective Date) who will be appointed to FFC's Board of Directors following the Merger. It is currently anticipated that KHG's initial designees to FFC's Board of Directors will be Charles V. Henry, III and Donald W. Lesher, Jr., current directors of KHG.

     For a period from the Effective Date through a date determined by FFC (not to be before five years after the Effective Date), FFC shall offer appointments to all present directors of LVNB to the board of directors of Lebanon Valley Farmers Bank who indicate their desire to continue to serve.

                                Effective Date
                                --------------

     The Merger will become effective on the filing of the Articles of Merger with the Pennsylvania Department of State, or on such later date specified in the Articles of Merger, and will occur as soon as reasonably practicable after all applicable conditions to the consummation of the Merger have been met or waived. FFC and KHG presently intend to consummate the Merger during the first or second quarter of 1998, assuming that KHG's shareholders adopt the Merger Agreement, all required regulatory approvals are obtained, all applicable waiting periods have expired, and all other conditions have been met or waived as of the closing of the Merger. See THE MERGER--Effective Date of the Merger.

                      Termination of the Merger Agreement
                      -----------------------------------

     Either FFC or KHG may terminate the Merger Agreement and cancel the Merger if (i) the other party has committed a material breach of any representation, warranty or material failure to comply with any covenant set forth in the Merger Agreement and such breach has not been cured within thirty (30) days after receiving written notice thereof, or (ii) all applicable conditions have not been satisfied by August 31, 1998. KHG may also terminate the Merger Agreement if the Closing Market Price (as adjusted appropriately for events such as stock dividend, etc. and assuming the Effective Date is thirty (30) days after receipt of the last required approval) is both (a) less than or equal to $23.82 per share (82.5% of the closing bid price of FFC Common Stock on August 14, 1997) and (b) less than or equal to an amount per share equal to (i) $28.875 (the closing bid price of FFC Common Stock on August 14, 1997) multiplied by (ii)
0.825 multiplied by (iii) the quotient obtained by dividing the average NASDAQ Bank Index for the Price Determination Period by the NASDAQ Bank Index on August 14, 1997 (the "Market Test"). Thus, for example, assuming the average NASDAQ Bank Index for the Price Determination Period reflects a decline of 10% from August 14,1997, (a) would be $23.82 and (b) would be $21.44 ($28.875 x 0.825 x
0.90) and the Closing Market Price would be required to be $21.44 or lower for KHG to terminate the Merger Agreement. FFC and KHG may also terminate the Merger Agreement and cancel the Merger by mutual consent in writing. See THE MERGER-- Conditions, Amendment and Termination.

                       Comparison of Shareholder Rights
                       --------------------------------

     Upon consummation of the Merger, the shareholders of KHG will become shareholders of FFC. There are differences between the rights of holders of KHG Common Stock and FFC Common Stock. These differences arise from differences between the Articles of Incorporation and Bylaws of KHG and the Articles of Incorporation and Bylaws of FFC. The material differences between KHG Common Stock and FFC Common Stock include the following: (i) FFC has adopted a Shareholder Rights Plan, which provides FFC's shareholders with certain stock-related rights in the event of a hostile takeover, but may also have the effect of discouraging such a takeover, while KHG has not adopted any such plan; (ii) FFC Common Stock is registered under the 1934 Act and is traded on NASDAQ, while KHG Common Stock is registered under the 1934 Act and is traded on the American Stock Exchange; and (iii) the Articles of Incorporation of FFC provide for substantial amounts of authorized but unissued capital stock, including a class of preferred stock whose rights and privileges may be determined prior to issuance by FFC's Board of Directors, while KHG authorized capital stock only includes common stock. See INFORMATION CONCERNING FULTON FINANCIAL CORPORATION AND DESCRIPTION OF FFC COMMON STOCK--Antitakeover Provisions; Comparison of Shareholder Rights.

                     Restrictions on Resales by Affiliates
                     -------------------------------------

     The resale of shares of FFC Common Stock received in connection with the Merger by persons who are executive officers, directors or ten percent shareholders of KHG will be subject to certain restrictions. See THE MERGER-- Restrictions on Resale of FFC Common Stock Held by Affiliates of KHG.

                        Federal Income Tax Consequences
                        -------------------------------

     The Merger is structured to qualify as a tax-free reorganization under
Section 368 of the Internal Revenue Code of 1986, as amended. Accordingly, no taxable gain or loss will be recognized by the shareholders of KHG upon their receipt of FFC Common Stock in exchange for KHG Common Stock, except to the extent that any shareholders of KHG receive cash in lieu of the issuance of fractional shares of FFC Common Stock. An opinion has been provided by Barley, Snyder, Senft & Cohen, LLP, counsel for FFC, confirming these and certain other federal income tax consequences of the Merger. However, each shareholder of KHG is urged to consult his or her own tax advisor concerning the particular tax consequences of the Merger as they affect his or her individual circumstances. See THE MERGER--Federal Income Tax Consequences.

                             Accounting Treatment
                             --------------------

     Consummation of the Merger is subject to the condition that the Merger can be treated as a pooling-of-interests for financial accounting purposes. FFC currently intends to exercise its right to cancel the Merger if such condition could not be satisfied. Neither FFC nor KHG is presently aware of any reason why the Merger would not qualify for pooling-of-interests accounting treatment. See THE MERGER--Accounting Treatment.

              Limitations on Negotiations; Warrant Granted to FFC
              ---------------------------------------------------

     The Merger Agreement provides that KHG shall not, nor shall it permit any officer, director, employee, agent, consultant or representative to: (a) solicit, initiate or encourage any proposal for a merger with or other acquisition of KHG, or any material portion of its assets or properties, with or by any person other than FFC; or (b) cooperate with, or furnish any non-public information concerning KHG to, any person in connection with such a proposal; provided, however, that the KHG Board of Directors shall be free to take such action as the Board of Directors determines, in good faith and after consultation with outside counsel, is not legally inconsistent with its fiduciary duty.

     Following the execution of the Merger Agreement, KHG and FFC entered into a Warrant Agreement, dated August 15, 1997 (the "Warrant Agreement"), a copy of which is attached hereto as Exhibit C. Pursuant to the Warrant Agreement, KHG has issued to FFC a warrant (the "Warrant") to purchase an aggregate of up to 981,740 fully paid and non-assessable shares of KHG Common Stock, representing approximately 19.9% of the issued and outstanding shares of the KHG Common Stock after giving effect to the exercise of the Warrant, at a price per share equal to $36.75, subject to adjustment as provided for in the Warrant Agreement and the Warrant. The Warrant is exercisable only upon the occurrence of specified events relating generally to the support by KHG of a proposal to acquire KHG by a party other than FFC, an acquisition by a third party or group of 25% or more of the outstanding shares of KHG Common Stock, or the failure of KHG's shareholders to approve the Merger following the announcement by any party other than FFC of an offer or proposal to acquire 25% or more of the outstanding shares of KHG Common Stock, or to acquire, merge or consolidate with KHG, or to purchase all or substantially all of LVNB's assets and, within ten business days after such announcement, the Board of Directors of KHG either fails to recommend against acceptance of such offer by KHG's shareholders or takes no position with respect thereto. To the knowledge of KHG, no event giving rise to the right to exercise the Warrant has occurred as of the date of this Proxy Statement/ Prospectus. The execution of the Warrant Agreement was required by FFC as a condition to its execution of the Merger Agreement, and the effect of the Warrant Agreement is to increase the likelihood that the Merger will occur by making it more difficult and expensive for another party to acquire KHG. See THE MERGER--Warrant Agreement.

     The foregoing provisions may have the effect of discouraging competing offers to acquire or merge with KHG.

                           Conditions and Amendments
                           -------------------------

     Consummation of the Merger is subject to various conditions and contingencies, including, among others, approval by the shareholders of KHG, approval by the Federal Reserve Board, approval by the Pennsylvania Department of Banking, notice to the Maryland State Bank Commissioner, and the absence of an injunction issued by a court of competent jurisdiction enjoining the performance by FFC or KHG of any of their obligations under the Merger Agreement.

     To the extent permitted by law, the Merger Agreement may be amended at any time before the Effective Date by a written instrument duly authorized, executed and delivered by FFC and KHG; provided, however, that any amendment to the Conversion Ratio shall not take effect until such amendment has been approved, adopted or ratified by the shareholders of KHG in accordance with applicable law (other than pursuant to the terms of the Merger Agreement in the event of a stock dividend or similar transaction by FFC). See THE MERGER--Conditions, Amendment and Termination.

                           Comparative Stock Prices
                           ------------------------

     On August 14, 1997, the last trading day before public announcement of the Merger Agreement, the per share closing bid price for FFC Common Stock was $28.875 as reported on the NASDAQ National Market System ("NASDAQ"). Based on such closing bid price for such date and the Conversion Ratio of 1.83 shares of FFC Common Stock for each share of KHG Common Stock, the pro forma value of the shares of FFC Common Stock to be received in exchange for each share of KHG Common Stock was $52.84.

     On August 14, 1997, the last trading day before public announcement of the Merger Agreement, the per share closing bid price for KHG Common Stock was $36.75 as reported on the American Stock Exchange.

     The foregoing historical and pro forma equivalent per share market information is summarized in the following table:

                                                                Pro Forma
                                       Historical               Equivalent
                                     Price Per Share         Price Per Share/1/
                                     ---------------         ---------------
FFC Common Stock
----------------
08/14/97 Bid Price                       $28.88                    $   -
08/14/97 Asked Price                     $29.38                    $   -


KHG Common Stock
----------------

08/14/97 Bid Price                       $36.75                    $ 52.84
08/14/97 Asked Price                     $36.75                    $ 53.76

------------------------------------
/1/ Based upon the product of the Conversion Ratio (1.83) and the closing bid and asked prices of FFC Common Stock on August 14, 1997.

     The closing bid and asked quotations on NASDAQ for FFC Common Stock on December 31, 1997, were $32.50 and $32.88, respectively, per share. Based on such closing bid price for such date and the Conversion Ratio of 1.83 shares of FFC Common Stock for each share of KHG Common Stock, the pro forma value of the shares of FFC Common Stock to be received in exchange for each share of KHG Common Stock was $59.48. More detailed information concerning comparative stock prices is set forth elsewhere in this Proxy Statement/Prospectus. See COMPARATIVE STOCK PRICES AND DIVIDENDS AND RELATED SHAREHOLDER MATTERS.

           Selected Historical and Pro Forma Combined Per Share Data
           ---------------------------------------------------------

     The following tables set forth, at the dates and for the periods indicated, financial information relating to FFC Common Stock and KHG Common Stock on a per share historical and pro forma combined basis. The pro forma and equivalent per share information is presented on the basis of an exchange ratio of 1.83 shares of FFC Common Stock for each share of KHG Common Stock. On February 28, 1997, FFC completed the previously announced acquisition of The Woodstown National Bank & Trust Company ("WNB"), and on August 31, 1997, FFC completed the previously announced acquisition of The Peoples Bank of Elkton ("PBE"). Each transaction was accounted for as a pooling of interests. All of the financial information contained herein has been restated to reflect the financial condition and results of operations of WNB and PBE. In addition, all pro forma and historical per share information have been adjusted to reflect a ten percent stock dividend paid by FFC on June 13, 1997.

     The information set forth in the tables below should be read in conjunction with the pro forma combined financial information, including the notes thereto, set forth elsewhere in this Proxy Statement/Prospectus, the financial statements of FFC, including the notes thereto, which are incorporated herein by reference, and the financial statements of KHG, including the notes thereto, which are incorporated herein by reference. See PRO FORMA COMBINED FINANCIAL INFORMATION; INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

                       Selected Historical and Pro Forma
                          Combined Per Share Data (A)




                                                       As of or for Nine Months Ended September 30
                                                       -------------------------------------------
FULTON FINANCIAL  CORPORATION (FFC)
-----------------------------------                                       1997              1996
                                                                    ------------------------------
Historical Per Common Share:
---------------------------
Average Shares Outstanding                                            40,548,961       40,355,919
Book Value                                                                $11.28               NA
Cash Dividends                                                            $0.499           $0.441
Net Income from continuing operations                                      $1.19            $1.02

FFC, KHG Combined Pro Forma Per Common Share:
--------------------------------------------

Average Shares Outstanding                                            47,790,421       47,790,916
Book Value                                                                $10.98               NA
Cash Dividends                                                            $0.499           $0.441
Net Income from continuing operations                                     $1.17             $1.00

-----------------

(A) The above combined pro forma per share equivalent information is based on average shares outstanding during the period except for the book value per share which is based on period end shares outstanding. The number of shares in each case has been adjusted for stock dividends and stock splits by each institution through the periods. See also the Pro forma Combined Financial Statements and the Notes thereto beginning on page 42.

                   Selected Historical and Pro Forma Combined
                               Per Share Data (A)



FULTON FINANCIAL CORPORATION (FFC)
----------------------------------
                                               As of or for the Year Ended December 31
                                    ---------------------------------------------------------------
                                        1996                  1995                   1994
                                    ---------------------------------------------------------------
Historical Per Common Share:
---------------------------
Average Shares Outstanding           40,371,748            40,333,127              40,085,339
Book Value                               $10.39                    NA                      NA
Cash Dividends                           $0.594                $0.502                  $0.444
Net Income from Continuing Operations     $1.38                 $1.28                   $1.16

FFC, KHG Combined Pro Forma
---------------------------
 Per Common Share:
------------------

Average Shares Outstanding           47,784,756            47,773,026              47,518,098
Book Value                               $10.11                    NA                      NA
Cash Dividends                           $0.594                $0.502                  $0.444
Net Income from Continuing Operations     $1.35                 $1.24                   $1.12



(A) The above combined pro forma per share information is based on average shares outstanding during the period except for the book value per share which is based on period end shares outstanding. The number of shares in each case has been adjusted for stock dividends and stock splits by each institution through the periods. See also the pro forma combined financial statements and the notes thereto beginning on page 42.

         Selected Historical and Pro Forma Combined Per Share Data (A)

                                                             As of or for the Nine Months Ended September 30
                                                        ------------------------------------------------------------
Keystone Heritage Group, Inc. (KHG)                                   1997                       1996
-----------------------------------                     ------------------------------------------------------------
 Historical Per Common Share:
   Average Shares Outstanding                                     3,959,748                    4,065,506
   Book Value                                                        $16.99                           NA
   Cash Dividends                                                    $0.750                       $0.621
   Net Income from Continuing Operations                              $1.94                        $1.55

Equivalent Pro forma Per Common Share:
   Book Value                                                        $20.09                           NA
   Cash Dividends                                                     0.913                       $0.807
   Net Income from Continuing Operations                              $2.14                        $1.83


(A) The above combined pro forma per-share equivalent information is based on average shares outstanding during the period except for the book value per share which is based on period end shares outstanding. The number of shares in each case has been adjusted for stock dividends and stock splits by each institution through the periods. The equivalent pro forma per common share information is derived by applying the exchange ratio of 1.83 shares of FFC $2.50 par value common stock for each share of KHG $5.00 par value common stock to the FFC, KHG combined pro forma per common share information.

         Selected Historical and Pro Forma Combined Per Share Data (A)



                                                         As of or for the Years Ended December 31
                                           ----------------------------------------------------------------------

Keystone Heritage Group, Inc.                 1996               1995            1994
-----------------------------              ----------------------------------------------
Historical Per Common Share:
  Average Shares Outstanding                4,053,490         4,066,936        4,061,617
  Book Value                                   $15.65                NA               NA
  Cash Dividends                               $0.841            $0.705           $0.633
  Net Income from Continuing Operations         $2.15             $1.88            $1.67

Equivalent Pro forma Per Common Share:
  Book Value                                   $18.50                NA               NA
  Cash Dividends                                1.087            $0.919           $0.813
  Net Income from Continuing Operations         $2.47             $2.27            $2.05



(A) The above combined pro forma per-share equivalent information is based on average shares outstanding during the period except for the book value per share which is based on period end shares outstanding. The number of shares in each case has been adjusted for stock dividends and stock splits by each institution through the periods. The equivalent pro forma per common share information is derived by applying the exchange ratio of 1.83 shares of FFC $2.50 par value common stock for each share of KHG $5.00 par value common stock to the FFC, KHG combined pro forma per common share information.

                       Selected Historical Financial Data
                       ----------------------------------

    The following tables present selected unaudited historical financial data for FFC and KHG. The following information should be read in conjunction with the pro forma combined financial information, including the notes thereto, set forth elsewhere in this Proxy Statement/Prospectus, the financial statements of FFC, including the notes thereto, which are incorporated herein by reference and the financial statements of KHG, including the notes thereto, which are incorporated herein by reference. See PRO FORMA COMBINED FINANCIAL INFORMATION; INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

                         Fulton Financial Corporation
                      Selected Historical Financial Data
                                (In Thousands)


                                                        As of or for the Nine Months Ended September 30
                                                        -----------------------------------------------

                                                        -----------------------------------------------
Summary of Operations                                            1997                       1996
---------------------                                   -----------------------------------------------
  Net interest income                                         $ 135,526                  $ 125,873
  Provision for loan losses                                       5,389                      3,442
                                                        -----------------------------------------------

  Net interest income after provision
    for loan losses                                             130,137                    122,431
  Other income                                                   30,838                     25,266
  Other expenses                                                 90,988                     88,744
  Income taxes                                                   21,703                     17,666
                                                        -----------------------------------------------

 Net income                                                   $  48,284                  $  41,287
                                                        ===============================================
AVERAGE BALANCES
---------------------
Total assets                                                  4,197,288                  3,923,685
Investment securities                                           783,969                    823,481
Loans and leases, net of unearned income                      3,129,086                  2,811,590
Deposits                                                      3,449,856                  3,267,484
Long-term debt                                                   58,284                     29,624
Shareholders' equity                                            435,424                    397,391

ENDING BALANCES
---------------
Total assets                                                  4,412,722                  4,088,145
Long-term debt                                                   56,613                     23,074

                         Fulton Financial Corporation
                      Selected Historical Financial Data
                                (In Thousands)

                                                                         As of or for the Year Ended December 31
                                                   ---------------------------------------------------------------------------------
                                                           1996            1995           1994           1993            1992
                                                   ---------------------------------------------------------------------------------
Summary of Operations
---------------------

Net interest income                                      $169,672        $157,014       $144,984       $133,016        $123,010
  Provision for loan losses                                 5,561           3,998          3,074          6,311          16,234
                                                   ---------------------------------------------------------------------------------
Net interest income after provision
  for loan losses                                         164,111         153,016        141,910        126,705         106,776

Other income                                               34,983          31,691         28,018         31,508          26,929
Other expenses                                            119,883         112,878        105,616        102,101          93,602
Income taxes                                               23,464          20,217         17,747         14,310           9,255
                                                   ---------------------------------------------------------------------------------
  Income before cumulative effect of
    changes in accounting principles                       55,747          51,612         46,565         41,802          30,848

  Cumulative effect of changes in
    accounting principles                                       0               0               0        (3,457)           (131)

                                                   ---------------------------------------------------------------------------------
   Net Income                                             $55,747         $51,612        $46,565        $38,345         $30,717
                                                   =================================================================================


AVERAGE BALANCES
-------------------------
Total assets                                            3,960,409       3,706,137      3,385,613      3,165,658       3,039,765
Investment securities                                     807,131         819,718        867,761        880,392         772,197
Loans and leases, net of unearned income                2,854,139       2,612,420      2,255,614      2,050,988       1,957,994
Deposits                                                3,282,689       3,109,287      2,833,573      2,740,007       2,670,254
Long-term debt                                             31,407          34,643         20,750         12,761          15,636
Shareholders' equity                                      401,072         366,388        336,312        303,827         284,219


ENDING BALANCES
-------------------------
Total assets                                            4,111,323       3,851,897      3,645,453      3,239,002       3,173,517
Long-term debt                                             51,560          37,689         30,283         16,051          16,764

                          Keystone Heritage Group, Inc.
                       Selected Historical Financial Data
                                 (In Thousands)


                                                               As of or for the Nine Months Ended September 30
                                                               -----------------------------------------------

                                                                       1997                     1996
                                                               -----------------------------------------------
SUMMARY OF OPERATIONS
---------------------
Net interest income                                                  $20,167                   $18,807
Provision for loan losses                                                  0                         0
                                                               -----------------------------------------------
  Net interest income after provision for loan losses                 20,167                    18,807

Other income                                                           5,643                     4,265
Other expenses                                                        14,717                    13,977
Income taxes                                                           3,393                     2,795
                                                               -----------------------------------------------

Net income                                                            $7,700                    $6,300
                                                               ===============================================

AVERAGE BALANCES
---------------------
Total assets                                                         623,339                   574,569
Investment securities                                                147,650                   138,382
Loans and leases, net of unearned income                             436,150                   403,776
Deposits                                                             532,408                   485,357
Long-term debt                                                         6,017                     9,620
Shareholders' equity                                                  63,992                    60,342

ENDING BALANCES
---------------------
Total assets                                                         646,336                   586,814
Long-term debt                                                         3,388                     4,417

                          Keystone Heritage Group, Inc.
                       Selected Historical Financial Data
                                 (In Thousands)

                                                               As of or for the Year Ended December 31
                                                ---------------------------------------------------------------------
                                                        1996        1995        1994        1993         1992
                                                ---------------------------------------------------------------------
SUMMARY OF OPERATIONS
-------------------------
Net interest income                                  $25,480     $24,163     $23,164     $21,886      $21,716
Provision for loan losses                                  0           0         300       2,400        3,600
                                                ---------------------------------------------------------------------
  Net interest income after provision
    for loan losses                                   25,480      24,163      22,864      19,486       18,116

Other income                                           5,931       5,411       4,819       5,084        4,366
Other expenses                                        18,812      18,389      17,633      17,213       15,400
Income taxes                                           3,879       3,528       3,283       2,115        1,977
                                                ---------------------------------------------------------------------
  Income before cumulative effect of
    changes in accounting principles                   8,720       7,657       6,767       5,242        5,105

Cumulative effect of changes in
  accounting principles                                    0           0           0        (200)           0
                                                ---------------------------------------------------------------------

Net income                                            $8,720      $7,657      $6,767      $5,042       $5,105
                                                =====================================================================

AVERAGE BALANCES
-------------------------
Total assets                                         580,456     556,793     535,148     535,364      536,233
Investment securities                                136,734     138,593     130,574     126,606      123,146
Loans and leases, net of unearned income             409,049     381,939     371,467     367,898      375,478
Deposits                                             491,503     471,256     451,885     456,420      462,813
Long-term debt                                         8,763      11,636      10,259      10,551        5,970
Shareholders' equity                                  60,738      55,300      50,910      47,689       45,108


ENDING BALANCES
-------------------------
Total assets                                         616,307     577,777     548,194     533,774      540,038
Long-term debt                                         6,438      14,009       9,926      10,325       10,371


          GENERAL INFORMATION -- SPECIAL MEETING OF KHG SHAREHOLDERS
          ----------------------------------------------------------

Introduction
------------

    This Proxy Statement/Prospectus is being furnished to the holders of KHG Common Stock in connection with the solicitation by KHG's Board of Directors of proxies to be voted at the Special Meeting to be held on January 23, 1998. The purpose of the meeting is to consider and vote upon a proposal adopted by the Board of Directors of KHG to approve and adopt the Merger Agreement between FFC and KHG, the terms of which are described herein.

    All information set forth in this Proxy Statement/Prospectus which relates to FFC has been provided or verified by FFC, and all information which relates to KHG has been provided or verified by KHG.

Date, Time and Place of Special Meeting
---------------------------------------

    The Special Meeting of the shareholders of KHG will be held on February 17, 1998, at 2:00 p.m., local time, at Quality Inn Lebanon Valley, 625 Quentin Road, Lebanon, Pennsylvania.

Shareholders Entitled to Vote
-----------------------------

    The Board of Directors of KHG has fixed the close of business on January 13, 1998, as the record date (the "Record Date") for the determination of holders of KHG Common Stock entitled to receive notice of and to vote at the Special Meeting.

Purpose of Meeting
------------------

    The shareholders of KHG will be asked at the Special Meeting to consider and vote upon: (i) a proposal to approve and adopt the Merger Agreement, and (ii) such other matters as may properly be brought before the meeting and any adjournments thereof, including without limitation, a motion to adjourn or postpone the Special Meeting to another time and place for the purpose of soliciting proxies in favor of the Merger Agreement or otherwise. A properly signed and returned proxy which is voted against the Merger Agreement will not be voted for a motion to adjourn or postpone the Special Meeting in order to solicit additional votes to approve the Merger Agreement.

Solicitation of Proxies
-----------------------

    This Proxy Statement/Prospectus is furnished in connection with the solicitation of proxies, in the accompanying form, by the Board of Directors of KHG for use at the Special Meeting and at any adjournments thereof. The expenses to be incurred in soliciting proxies will be borne by KHG. In addition to the use of the mails, the directors, officers and employees of KHG may, without additional compensation, solicit proxies personally or by telephone or telegram.

Quorum and Required Vote
------------------------

    Each share of KHG Common Stock is entitled to one vote on all matters submitted to a vote of the shareholders. The holders of a majority of the outstanding shares of KHG Common Stock, present either in person or by proxy, will constitute a quorum for the transaction of business at the Special Meeting. The inspectors of election will treat shares of KHG Common Stock represented by a properly signed and returned proxy as present at the Special Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. Likewise, the inspectors of election will treat shares of KHG Common Stock represented by "broker non-votes" (i.e., shares of KHG Common Stock held in record name by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote, (ii) the broker or nominee does not have discretionary voting power under applicable rules of the National Association of Securities Dealers, Inc. or the instrument under which it serves in such capacity, and (iii) over which the record holder has indicated on the proxy card or otherwise notified KHG that it does not have authority to vote such shares on that matter) as present for purposes of determining a quorum.

    The affirmative vote of shareholders holding two-thirds of the issued and outstanding shares of KHG Common Stock at the Special Meeting is required in order to approve the Merger Agreement. Abstentions and broker non-votes will be counted as shares of KHG Common Stock that are outstanding, but will not be counted as votes in favor of adoption of the Merger Agreement. Consequently, abstentions and broker non-votes will have the same effect as a vote against adoption of the Merger Agreement.

Revocation and Voting of Proxies
--------------------------------

    The execution and return of the enclosed proxy form will not affect a shareholder's right to attend the Special Meeting and to vote in person. Any proxy given pursuant to this solicitation may be revoked at any time before the proxy is voted at the Special Meeting, by (i) delivering notice of revocation or a later-dated proxy to Albert B. Murry, President and Chief Executive Officer, Keystone Heritage Group, Inc., 555 Willow Street, Lebanon, Pennsylvania 17046, or (ii) appearing at the meeting and notifying the person in charge thereof that the shareholder wishes to vote his or her shares of KHG Common Stock in person. Unless revoked, any proxy given pursuant to this solicitation will be voted at the Special Meeting in accordance with the instructions thereon of the shareholder giving the proxy. In the absence of instructions, all proxies will be voted FOR the proposal to approve the Merger Agreement between KHG and FFC. Although the Board of Directors knows of no other business to be presented at the Special Meeting, in the event that any other matters are properly brought before the meeting and in the absence of instructions to the contrary, any proxy given pursuant to this solicitation will be voted in accordance with the recommendations of the Board of Directors of KHG.

Shares Outstanding and Principal Holders Thereof
------------------------------------------------

    As of the close of business on December 31, 1997, KHG had outstanding 3,955,583 shares of KHG Common Stock, which shares were held by 1,350 holders of record. KHG has no other stock issued or outstanding. There are 981,740 shares of KHG Common Stock reserved for issuance upon exercise of the Warrant.

    As of December 31, 1997, the directors and executive officers of KHG and their affiliates owned beneficially a total of 235,752 shares of KHG Common Stock (representing approximately six percent of such shares issued and outstanding). The executive officers and each of the directors intend to vote their shares in favor of the proposal to approve the Merger Agreement.

    To the knowledge of KHG's management, as of the Record Date, no person owned of record or beneficially more than five percent of the outstanding shares of KHG Common Stock.

Interests of Certain Persons in Matters To Be Acted Upon
--------------------------------------------------------

    Except as described in this section, the directors and executive officers of KHG have no substantial interest in the Merger, other than in their capacity as shareholders of KHG. As shareholders, the directors and executive officers of KHG will be entitled to receive FFC Common Stock in exchange for their KHG Common Stock in the same proportion and on the same terms and of the conditions as all other shareholders of KHG.

    On the date of the Merger Agreement, KHG and its subsidiaries caused the existing employment agreements with Albert B. Murry and Kurt A. Phillips (the "KHG Senior Executives") to be terminated and entered into new employment agreements (the "Employment Agreements") with the KHG Senior Executives. The termination of the existing employment agreements and the replacement of such agreements with the Employment Agreements shall become effective on the Effective Date. KHG and its subsidiaries may not modify the terms of the Employment Agreements without the prior written consent of FFC, and may not create any new employment obligations related to the KHG Senior Executives.

    Simultaneously with the effectiveness of the Merger, FFC anticipates effecting a restructuring as follows: (i) LVNB and Farmers Trust Bank ("Farmers"), a wholly-owned FFC subsidiary, will merge; (ii) the surviving bank in such merger, operating under the name "Lebanon Valley Farmers Bank", would immediately transfer branch offices of LVNB located in Dauphin and Lancaster Counties and the assets and deposit liabilities related to such branch offices to Fulton Bank ("FB"), another wholly-owned FFC subsidiary; and (iii) subject to regulatory considerations and/or to the extent determined advisable by FFC, FFC may close or sell existing branches of LVNB, Farmers, FB or other subsidiaries of FFC which may overlap geographically with other branches of FFC's subsidiary banks. Lebanon Valley Farmers Bank, as a wholly-owned FFC subsidiary, would operate all Lebanon County branch offices now operated by LVNB and Farmers, and, in addition, the Womelsdorf and Pine Grove branches of LVNB.

    In addition, FFC shall merge its wholly owned nonbanking subsidiary, Fulton Life Insurance Company ("FLIC") with KHLIC.

    For a period from the Effective Date through a date determined by FFC (not to be before five years after the Effective Date), FFC shall (subject to the right of FFC to terminate such obligations as a result of regulatory considerations, safe and sound banking practices, or their fiduciary duties by FFC's directors): Offer appointment to all present directors of LVNB to the board of directors of Lebanon Valley Farmers Bank who indicate their desire to serve (the "LVNB Continuing Directors"), provided, that (A) each non-employee LVNB Continuing Director shall receive director's fees from Lebanon Valley Farmers Bank in the form of an annual retainer of $9,000 and (B) each LVNB Continuing Director shall be subject to FFC's mandatory retirement rules for directors. KHG intends to dissolve the Pine Grove, Womelsdorf and Eastern Lebanon County advisory committees. The Agricultural advisory committee of LVNB would be retained by Lebanon Valley Farmers Bank. Albert B. Murry is to be appointed chairman of the board and chief executive officer of Lebanon Valley Farmers Bank. The LVNB Continuing Directors, in their exercise of their fiduciary duty as to the best interests of LVNB and FFC, may, by a majority vote of such directors, modify or waive any or all of the foregoing provisions.

    FFC has agreed to appoint to FFC's Board of Directors on or promptly after the Effective Date, two of KHG's current directors (designated, subject to the reasonable approval of FFC, by vote of KHG's Board of Directors prior to the Effective Date) to serve as directors of FFC. It is currently anticipated that KHG's initial designees to FFC's Board will be Charles V. Henry, III, and Donald
W. Lesher, Jr., current directors of KHG. During the five-year period after the Effective Date, the FFC Board of Directors shall nominate such designees for election, and support their election, at each annual meting of shareholders of FFC at which such designees' terms expires. During such period, in the event either of such designees shall cease to serve as a director of FFC, the LVNB Continuing Directors shall have the right to designate one other person then serving on the Board of Directors of Lebanon Valley Farmers Bank to serve as a director of FFC (subject to the reasonable concurrence of FFC as to the person designated.)

    FFC has agreed, following the Merger to cause KHG's subsidiaries and/or Lebanon Valley Farmers Bank to use their best efforts (i) to retain each present full-time employee of LVNB at such employee's current position (or, if offered to and accepted by, an employee, a position for which the employee is qualified with FFC or an FFC subsidiary bank at a salary commensurate with the position),
(ii) to pay compensation to each person who was employed by KHG as of the Effective Date and who continues to be employed by KHG on and after the Effective Date, that is at least equal to the aggregate compensation that such person was receiving from KHG or one of its subsidiaries prior to the Effective Date (unless there is a material change in the duties and responsibilities of such employee), and (iii) to provide employee benefits to each such person who is an employee, on and after the Effective Date, that are substantially equivalent in the aggregate to the employee benefits that such person was receiving from KHG or one of its subsidiaries prior to the Effective Date and that are no less favorable than employee benefits afforded to similarly situated employees of FFC and its subsidiaries.

    Except as described above, the directors and officers of FFC do not have any special interest in the Merger (other than in their capacity as shareholders of FFC) and will not receive any special consideration or compensation in connection with its consummation.

Recommendation of the Board of Directors of KHG
-----------------------------------------------

    For the reasons stated in this Proxy Statement/Prospectus, the Board of Directors of KHG has unanimously approved the Merger Agreement and believes the Merger is in the best interests of the shareholders of KHG. Accordingly, the Board of Directors recommends that the shareholders vote in favor of the proposal to approve the Merger Agreement. See THE MERGER--Background of the Merger, Reasons for the Merger; Recommendation of the Board of Directors of KHG, and Additional Reasons for the Merger.

    Certain of the directors and officers of KHG have personal interests in the consummation of the Merger in addition to their interests as shareholders of KHG. See Interests of Certain Persons in Matters To Be Acted Upon.

                                  THE MERGER
                                  ----------

General Information
-------------------

    The shareholders of KHG will be asked at the Special Meeting to consider and vote upon a proposal to approve the Merger Agreement between FFC and KHG. Under the Merger Agreement: (i) KHG will be merged with and into FFC, (ii) FFC will survive the Merger, and (iii) each of the outstanding shares of KHG Common Stock, par value $5.00 per share, will be converted into 1.83 shares of FFC Common Stock. The wholly-owned subsidiaries of KHG, LVNB and KHLIC, will become wholly-owned subsidiaries of FFC.

    KHG is a Pennsylvania corporation and one-bank holding company. FFC is a Pennsylvania corporation with eleven banking subsidiaries. Following the Merger, KHG will cease to exist and FFC will continue to be a registered bank holding company that is regulated by the Federal Reserve Board.

    The precise terms and conditions of the Merger are set forth in the Merger Agreement, which is attached as Exhibit A to this Proxy Statement/Prospectus and is incorporated herein by reference. THE DISCUSSION WHICH FOLLOWS IS INTENDED ONLY AS A SUMMARY OF CERTAIN TERMS OF THE MERGER AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE MERGER AGREEMENT ATTACHED AS EXHIBIT A TO THIS PROXY STATEMENT/PROSPECTUS.

The Restructuring
-----------------

    Simultaneously with the effectiveness of the Merger, FFC anticipates effecting a restructuring as follows: (i) LVNB and Farmers, a wholly-owned FFC subsidiary, will merge; (ii) the surviving bank in such merger, operating under the name "Lebanon Valley Farmers Bank", would immediately transfer (A) branch offices of LVNB located in Dauphin and Lancaster Counties and the assets and deposit liabilities related to such branch offices to Fulton Bank ("FB"), another wholly-owned FFC subsidiary, and (iii) subject to regulatory considerations and/or to the extent determined advisable by FFC, FFC may close or sell existing branches of LVNB, Farmers, FB or other subsidiaries of FFC which may overlap geographically with other branches of FFC's subsidiary banks. Lebanon Valley Farmers Bank, as a wholly-owned FFC subsidiary, would operate all Lebanon County branch offices now operated by LVNB and Farmers, and, in addition, the Womelsdorf and Pine Grove branches of LVNB. In addition, KHLIC would merge with and into FLIC.

Background of the Merger
------------------------

    In early 1997, the Board of Directors of KHG determined to investigate whether the interests of the shareholders of KHG would be best served by the continuation of KHG as an independent banking institution, or by taking steps to position KHG for a sale to another institution in two to three years, or by immediately seeking a sale of KHG to another institution. The Board engaged Danielson Associates Inc. ("Danielson Associates"), an investment banking firm experienced in these matters, to evaluate the situation and to make a recommendation to the Board. Danielson Associates thereafter reported to the Board its conclusion that the best interests of the shareholders would be served by seeking an immediate sale.

    Danielson Associates advised the Board that in its opinion, KHG would find it increasingly difficult to prosper for the indefinite future in a market that would become increasingly competitive, and in which competitors would have substantially greater resources than KHG. Danielson Associates concluded that KHG's 166-year history as a regional bank in southcentral Pennsylvania, and its record of good financial performance, would not be enough in the new competitive environment to sustain it as an independent institution. Danielson Associates also advised the Board that in its opinion, there was a significant risk that KHG would be less attractive as an acquisition candidate in two to three years, because the number of institutions which might be interested in a bank of KHG's size was expected to decline as consolidation in the banking industry continued. Danielson Associates' recommendation was that the best interests of the KHG shareholders would be served by pursuing an immediate sale.

    After careful consideration of the recommendation, the Board and Danielson Associates identified six possible acquirers based on their likelihood of submitting an offer and their capability of paying a fair price. Each of these institutions was approached through an information memorandum as to its possible interest in acquiring KHG. Each of the institutions solicited responded with an offer; none of the offers received was a "cash offer." Danielson Associates assisted the Board in analyzing and comparing the relative values and other aspects of the offers. The directors concluded that the FFC offer, which provided the highest value to the KHG Shareholders based on market prices, was the most attractive offer. Negotiations were commenced, the financial and other aspects of FFC were investigated, and an agreement was reached for the Merger which was presented to the Board of Directors of KHG, together with a supporting analysis and fairness opinion by Danielson Associates. The Merger Agreement was approved by the Board at a meeting held on August 15, 1997.

Changes in the Banking Industry
-------------------------------

    Recent changes in federal and state banking laws and regulations have had a major impact upon the banking industry in Pennsylvania and throughout the United States. For example, due to changes in Pennsylvania law that became effective in March, 1990, Pennsylvania banks may establish banking offices throughout the state, and bank holding companies located in a number of other states may acquire Pennsylvania banks. In response to these and other recent changes, many mergers and consolidations involving Pennsylvania banks and bank holding companies have occurred.

    KHG and FFC believe that further merger activity within Pennsylvania and other states is likely to occur in the future, resulting in increased concentration levels in banking markets within Pennsylvania and other significant changes in the competitive environment.

    Under the Riegle-Neal Act, banks may also establish and operate a "de novo branch" in any state that "opts-in" to de novo branching. Pennsylvania has adopted a law permitting out-of-state banks to open de novo branches in Pennsylvania, as long as the home state of each such bank would offer reciprocal de novo branching opportunities to Pennsylvania banks. The Riegle-Neal Act permits foreign banks to establish branches, either de novo or by merger, to the same extent as similarly situated domestic banks. In other words, a foreign bank may establish and operate interstate branches to the same extent that the establishment and operation of such branches would be permitted if the foreign bank were a national bank or state bank. All of the foregoing changes made by the Reigle-Neal Act are expected to intensify competition in local, regional and national banking markets.

    In addition, recent changes in federal banking laws have significantly increased the severity and complexity of federal banking regulations, as well as the costs that banks must incur in complying with those regulations. For example, pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), the federal banking agencies have established guidelines for real estate lending by FDIC-insured banks, including maximum loan-to-value ratios for various types of real estate loans. FDICIA requires each

FDIC-insured bank to comply with a number of administrative standards (including audit requirements) that are designed to enhance the bank's safety and soundness. FDICIA also contains "Truth in Savings" provisions that require extensive disclosures regarding the rates of interest paid and the fees charged by FDIC-insured banks with respect to their deposit accounts. FDICIA further provides greatly expanded authority to the federal banking agencies to impose administrative enforcement sanctions (including cease-and-desist orders, civil money penalties, and officer removal or suspension orders) against FDIC-insured banks that fail to maintain adequate capital levels or that engage in unsafe or unsound banking practices. These changes in federal law have added significantly to the cost and complexity of operating a bank.

Benefits of the Merger to KHG and FFC
-------------------------------------

    The benefits of the Merger to KHG include the retention of a majority of its branches in its primary service area and greatly enhanced resources with which to offer services to customers. In a competitive environment, the financial resources of FFC are expected to improve KHG's ability to compete. In addition, the undertaking of FFC to use its best efforts to offer employment to all full-time employees of KHG, and the retention of the Senior Executives effective upon the Merger will provide continuity of service to KHG customers and the communities it serves.

    For the KHG shareholders, the benefits of the Merger include the receipt of a significant premium in the value of FFC Common Stock to be issued for each share of KHG Common Stock over the market price for KHG Common Stock immediately prior to the public announcement of the Merger, and an increase in their effective dividend rate (although there is no assurance that FFC will continue to pay a dividend at its current rate). KHG shareholders will also indirectly receive the benefits as FFC shareholders of the future efficiencies, benefits and synergies to be realized from the combination with FFC, and will receive the securities of an institution with a significant history of good performance.
The expected efficiencies include cost reductions made possible by becoming part of a larger institution (achieved largely through the elimination of duplicative corporate overhead, administrative functions and "back office" data processing functions), and savings from the consolidation of branches with overlapping service areas. The benefits include the greater capital base of FFC, the sophistication of a larger institution, and the ability to continue to provide customer service to KHG customers at substantially the same levels as when KHG was an independent institution. There were no significant negative factors related to the FFC offer that were considered by the KHG Board.

    The Merger will benefit FFC by increasing FFC's current market presence in Lebanon, Lancaster, Dauphin and Berks Counties in Pennsylvania. The Merger will also extend FFC's market into Schuylkill County. In addition, FFC expects to benefit from the agricultural lending expertise of KHG. Other than the customary risks associated with any acquisition, the FFC Board did not identify any specific risks in the acquisition of KHG.

    As described above, the Boards of Directors of FFC and KHG have approved the terms of the Merger Agreement. The Board of Directors of KHG believes that the terms of the Merger are fair to and in the best interests of KHG and its shareholders. KHG's Board of Directors also believes that the Merger will enhance the ability of KHG's offices to satisfy the financial needs of their customers and the communities which they serve.

Opinion of Financial Advisor to KHG
-----------------------------------

    KHG retained Danielson Associates to act as its financial advisor and to render a fairness opinion in connection with the Merger. Danielson Associates rendered its opinion to the Board of Directors of KHG that, based upon and subject to the various considerations set forth herein, as of August 15, 1997 (the "August Opinion"), and as of the date of this Proxy Statement/Prospectus (the "Proxy Opinion"), the financial terms of the Merger are fair, from a financial point of view, to the holders of KHG Common Stock.

    The full text of Danielson Associates' Proxy Opinion, which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached as Exhibit B to this Proxy Statement/Prospectus, is incorporated herein by reference, and should be read in its entirety in connection with this Proxy Statement/Prospectus. The summary of the opinion of Danielson Associates set forth herein is qualified in its entirety by reference to the full text of such opinion attached as Exhibit B to this Proxy Statement/Prospectus.

    Danielson Associates was selected to act as KHG's financial advisor in connection with the Merger based upon its qualifications, expertise and experience. Danielson Associates has knowledge of, and experience with surrounding banking markets as well as banking organizations operating in those markets and was selected by KHG because of its knowledge of, experience with, and reputation in the financial services industry. Danielson Associates, as part of its investment banking business, is engaged regularly in the valuation of assets, securities and companies in connection with various types of asset and security transactions, including mergers, acquisitions, private placements, and valuations for various other purposes and in the determination of adequate consideration in such transactions.

    On August 15, 1997, KHG's Board of Directors approved and executed the Merger Agreement. Prior to such approval, Danielson Associates delivered its August Opinion to KHG's Board of Directors stating that, as of such date, the financial terms of the Merger were fair to the shareholders of KHG from a financial point of view. Danielson Associates reached the same opinion as of the date of its Proxy Opinion. No limitations were imposed by KHG's Board of Directors upon Danielson Associates with respect to the investigations made or procedures followed by Danielson Associates in rendering the August Opinion or the Proxy Opinion.

    In rendering its Proxy Opinion, Danielson Associates: (i) reviewed the historical financial performances, current financial positions and general prospects of KHG and FFC; (ii) reviewed the Merger Agreement; (iii) reviewed and analyzed the stock market performance of KHG and FFC; (iv) studied and analyzed the consolidated financial and operating data of KHG and FFC; (v) considered the terms and conditions of the proposed Merger as compared with the terms and conditions of comparable bank and bank holding company mergers and acquisitions;
(vi) met and/or communicated with certain members of KHG's and FFC's senior management to discuss their respective operations, historical financial statements, and future prospects; (vii) reviewed this Proxy Statement/Prospectus; and (viii) conducted such other financial analysis, studies and investigations as Danielson Associates deemed appropriate.

    In delivering its August Opinion and Proxy Opinion, Danielson Associates assumed that in the course of obtaining the necessary regulatory and governmental approvals for the Merger, no restriction will be imposed on FFC that will have a material adverse effect on the contemplated benefits of the Merger. Danielson Associates also assumed that there would not occur any change in applicable law or regulation that would cause a material adverse change in the prospects or operations of FFC after the Merger.

    Danielson Associates relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by and discussed with it for purposes of its opinion. With respect to KHG's financial forecasts reviewed by Danielson Associates in rendering its opinion, Danielson Associates assumed that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of KHG as to the future financial performance of KHG. Danielson Associates did not make an independent evaluation or appraisal of the assets (including loans) or liabilities of KHG or FFC nor was it furnished with any such appraisal. Danielson Associates also did not independently verify and has relied on and assumed that all allowances for loan and lease losses set forth in the balance sheets of KHG and FFC were adequate and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements.

    The following is a summary of all material analyses prepared by Danielson Associates and presented to KHG's Board in connection with the August Opinion and analyzed by Danielson Associates in connection with the August and Proxy Opinions. In connection with delivering its Proxy Opinion, Danielson Associates updated certain analyses described above to reflect current market conditions and events occurring since the date of the August Opinion. Such reviews and updates led Danielson Associates to conclude that it was not necessary to change the conclusions it had reached in connection with rendering the August Opinion.

     Pro Forma Merger Analyses.  Danielson Associates analyzed the changes in
     -------------------------
the amount of earnings and book value of FFC on a pro forma basis as a result of the Merger, and the issuance of FFC Common Stock having a value at August 14, 1997 of about $211.7 million for all of the outstanding shares of KHG Common Stock. The analysis evaluated, among other things, possible dilution in earnings and capital per share for FFC Common Stock.

    Comparable Companies.  Danielson Associates compared KHG's (a) tangible
    --------------------
capital of 10.30% of assets as of June 30, 1997, (b) .28% of nonperforming assets as of June 30, 1997, and (c) net operating income of 2.19% of average assets for the trailing twelve month period ending March 31, 1997, with the medians for selected Pennsylvania banks which Danielson Associates deemed comparable. These banks included ACNB Corporation, Drovers Bancshares Corporation, Franklin Financial Service Corporation, Hanover Bancorp, Inc., PennRock Financial Services Corporation and Sterling Financial Corporation. Their medians were (a) tangible capital of 9.15% of assets, (b) .43% of assets nonperforming, and (c) net operating income of 1.77% of average assets.

    Danielson Associates also compared FFC's (a) stock price as of August 13, 1997, of 19.5 times earnings and 265% of book, (b) dividend yield based on trailing four quarters as of June 30, 1997, and stock price as of August 13, 1997 of 2.13%, (c) tangible capital as of June 30, 1997 of 9.98% of assets, (d) nonperforming assets as of June 30, 1997 equal to .65% of total assets, (e) return on average assets during the trailing four quarters ended June 30, 1997 of 1.54% and (f) return on average equity during the same period of 14.84%, with the medians for selected banks and bank holding companies that Danielson Associates deemed to be comparable to FFC. The selected institutions included BT Financial Corporation, F.N.B. Corporation, First Commonwealth Financial Corporation, First Western Bancorp., Inc., Harleysville National Corporation, JeffBanks, Inc., National Penn Bancshares, Inc., Omega Financial Corporation, S&T Bancorp, Inc. and USBANCORP, Inc. The comparable medians were (a) stock price of 16.1 times earnings and 202% of book, (b) dividend yield of 2.35%, (c) tangible capital of 8.61% of assets, (d) .73% of assets nonperforming, (e) return on average assets of 1.27% and (f) return on average equity of 14.04%. Danielson Associates also compared other income, expense, and balance sheet information of such companies with similar information about FFC.

    Comparable Transaction Analysis.  Danielson Associates compared the
    -------------------------------
consideration to be paid in the merger to the latest twelve months earnings and equity capital of KHG with earnings and capital multiples paid in acquisitions of midAtlantic banks in 1996 and 1997 through the opinion date. Of these, the most applicable recent transactions included Allied Irish Banks, PLC/Dauphin Deposit Corporation, Wachovia Corporation/Jefferson Bancshares, Inc. and Keystone Financial, Inc./Financial Trust Corp. At the time Danielson Associates made its analysis, the consideration to be paid in the merger was 320% of KHG's June 30, 1997 book value and 20.8 (adjusted to exclude a one time gain) times KHG's earnings for the trailing four quarters as of June 30, 1997. This compares to the median multiples of 200% of book value and 22.0 times earnings for the comparable acquisitions.

    The transaction price also was compared to the prices paid for eight sales involving banks from New York, New Jersey, Pennsylvania and the New England region with assets over $100 million during 1997. The median comparable deal prices in these transactions were 197% of book and 19.6 times earnings.

    Other Analysis.  In addition to performing the analyses summarized above,
    --------------
Danielson Associates also considered the general market for bank and thrift mergers, the historical financial performance of KHG and FFC, the deposit market shares of both banks, and the general economic conditions and prospects of these banks.

    No company or transaction used in this composite analysis is identical to KHG or FFC. Accordingly, an analysis of the results of the foregoing is not mathematical; rather it involves complex consideration and judgements concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values of the company or companies to which they are being compared.

    The summary set forth above does not purport to be a complete description of the analyses and procedures performed by Danielson Associates in the course of arriving at its opinions. For its services as the financial advisor to KHG, Danielson Associates is to be paid a fee equal to one-half of one percent of the transaction value. Assuming a market price of FFC Common Stock of $32.50 per share, which was the closing sale price on December 31, 1997, the fees payable to Danielson Associates would be approximately $1,176,000.

    The full text of the Proxy Opinion of Danielson Associates, which sets forth assumptions made and matters considered, is attached hereto as Exhibit B. KHG's shareholders are urged to read the Proxy Opinion in its entirety. Danielson Associates' Proxy Opinion is directed only to the consideration to be received by KHG's shareholders in the Merger and does not constitute a recommendation to any holder of KHG Common Stock as to how such holder should vote at the KHG Special Meeting.

    THE FOREGOING PROVIDES ONLY A SUMMARY OF THE PROXY OPINION OF DANIELSON AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THAT OPINION, WHICH IS SET FORTH IN EXHIBIT B TO THIS PROXY STATEMENT/PROSPECTUS.

Recommendation of the Board of Directors of KHG
-----------------------------------------------

    The Board of Directors of KHG considered the various factors described above, which involved a review of the competitive environment; the impact of the proposed Merger on the communities served by KHG and on the KHG employees; the value being offered by FFC in relation to book value and earnings per share of KHG and the financial condition, earnings, dividend yield and prospects of FFC; and a comparison of the proposed financial terms with other recent comparable transactions. The Board consulted with and sought the advice of Danielson Associates and of its counsel. Among the factors the Board took into account in reaching its decision to approve the Merger were (i) the historical and recent market prices of shares of KHG Common Stock and the fact that the Merger would enable the holders of such shares to realize a significant premium over the prices at which such shares were trading immediately before the public announcement of the Merger Agreement; (ii) the historical and recent market prices of FFC Common Stock, as well as its prominence as an industry leader; FFC's historical performance compared to the historical performance of other competitors in the industry; the favorable comparison of the long-term growth opportunity for KHG shareholders from a Merger with FFC over a business combination with one of FFC's competitors; (iii) the efficiencies, operating benefits and commercial and other synergies from the Merger that would benefit KHG and its customers (see "Benefits of the Merger to KHG and FFC" above for a discussion of these factors), and the prospect that KHG shareholders would also benefit from such efficiencies, benefits and synergies through their continued interest in the combined company; (iv) the efficiencies, benefits and synergies resulting from the Merger would better meet the needs of KHG's several constituencies than would combinations with other potential suitors; (v) the benefits that the Merger would provide to the customers of both KHG and FFC, including enhanced services and the benefits that can be provided by a combined company with increased financial strength; (vi) the benefits provided generally to the communities served by KHG by maintaining a majority of KHG's existing branches; (vii) the intended tax treatment of the Merger as a tax-free reorganization; (viii) the friendly and professional working relationships that have existed between KHG and FFC; and (ix) the opinion of Danielson Associates to the effect that the Merger is fair to the KHG shareholders from a financial point of view.

    The Board of Directors of KHG unanimously recommends that the holders of KHG Common Stock vote "FOR" approval of the Merger Agreement and the Merger.

Conversion and Exchange of Shares
---------------------------------

    On the Effective Date of the Merger, each share of KHG Common Stock then issued and outstanding will automatically be converted into and become the right to receive 1.83 shares (subject to adjustment for stock dividends, stock splits and similar transactions) of FFC Common Stock.

    No fractional shares of FFC Common Stock will be issued in connection with the Merger. In lieu of the issuance of any fractional share to which he or she would otherwise be entitled, each former shareholder of KHG will receive cash in an amount equal to the fair market value of his or her fractional interest, determined by multiplying such fractional interest by the Closing Market Price of FFC Common Stock.

    The Closing Market Price is defined in the Merger Agreement as the average of the per share closing bid and asked prices for FFC Common Stock, rounded up to the nearest $.125, for the ten (10) trading days immediately preceding the date which is two (2) business days before the Effective Date (the "Price Determination Period"), as reported on the NASDAQ National Market System. If NASDAQ fails to report a closing bid price for FFC Common Stock for any trading day during the Price Determination Period, the closing bid prices for that day shall be equal to the average of the closing bid prices and the average of the closing asked prices as quoted by F.J. Morrissey & Company, Inc. and by Ryan, Beck & Co., or if these two firms are not then making a market in FFC Common Stock, by two brokerage firms who are then making a market in FFC Common Stock to be selected by FFC and approved by KHG.

    As soon as practicable following the Effective Date, KHG shareholders will exchange their KHG Common Stock certificates for FFC Common Stock certificates in accordance with the procedures described below in this section. FFC and KHG anticipate that the Effective Date will occur during the first or second quarter of 1998, assuming no difficulties are encountered in obtaining the required regulatory approvals and all other conditions to closing are satisfied without unexpected delay.

    Following the Effective Date, each former shareholder of KHG will be obliged to surrender to FFC the KHG Common Stock certificates held by him or her. Detailed instructions concerning the procedure for surrendering KHG Common Stock certificates will be sent by Fulton Bank, acting as exchange agent (the "Exchange Agent"), to each former shareholder of KHG on or promptly after the Effective Date. Upon proper surrender of his or her KHG Common Stock certificates, each former shareholder of KHG will be issued a stock certificate representing the number of whole shares of FFC Common Stock into which his or her shares of KHG Common Stock have been converted, together with a check in the amount of any cash, without interest, to which he or she is entitled in lieu of the issuance of any fractional share of FFC Common Stock. SHAREHOLDERS OF KHG SHOULD NOT SURRENDER THEIR KHG COMMON STOCK CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE WRITTEN INSTRUCTIONS TO DO SO FROM THE EXCHANGE AGENT. PLEASE DO NOT SEND ANY STOCK CERTIFICATES AT THIS TIME.

    Following the Effective Date, and until properly surrendered, each KHG Common Stock certificate will be deemed for all corporate purposes to represent the number of whole shares of FFC Common Stock which the holder would be entitled to receive upon its surrender and the corresponding number of rights associated with the Shareholder Rights Plan dated June 20, 1989 between FFC and Fulton Bank (the "Rights Plan"), except that FFC may withhold dividends payable after the Effective Date to any former shareholder of KHG who has received written instructions from FFC but has not at that time surrendered his or her KHG Common Stock certificates. Any dividends so withheld will be paid, without interest, to any such former shareholder of KHG upon the proper surrender of his or her KHG Common Stock certificates.

    All KHG Common Stock certificates must be surrendered to FFC within two years after the Effective Date. In the event that any former shareholder of KHG does not properly surrender his or her KHG Common Stock certificates within that time, the shares of FFC Common Stock that would otherwise have been issued to him or her may, at the option of FFC, be sold and the net proceeds of such sale, together with the cash (if any) to which he or she is entitled in lieu of the issuance of a fractional share and any previously accrued and unpaid dividends, will be held in a non-interest bearing account for his or her benefit. From and after any such sale, the sole right of such former shareholder of KHG will be the right to collect such net proceeds, cash and accumulated dividends. Subject to all applicable laws of escheat, such net proceeds, cash and accumulated dividends will be paid to such former shareholder of KHG, without interest, upon proper surrender of his or her KHG Common Stock certificates.

    In the event that a former KHG shareholder is unable to surrender his or her KHG Common Stock certificates due to loss or mutilation thereof, he or she may make a constructive surrender by following procedures comparable to those customarily followed by FFC in issuing replacement certificates to FFC shareholders whose FFC Common Stock certificates have been lost or mutilated. Instructions for making a constructive surrender of lost or mutilated KHG Common Stock certificates will be included in the written instructions to be sent by the Exchange Agent to former KHG shareholders after the Effective Date of the Merger.

    THE FOREGOING DISCUSSION RELATING TO THE CONVERSION AND EXCHANGE OF KHG COMMON STOCK IS ONLY A SUMMARY WHICH IS PROVIDED FOR CONVENIENCE. THE FOREGOING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH, AND IS QUALIFIED IN ITS ENTIRETY BY, THE TERMS OF ARTICLE II OF THE MERGER AGREEMENT.

Treatment of Outstanding Options
--------------------------------

    As of October 31, 1997, there were KHG options outstanding to purchase 83,664 shares of KHG Common Stock. Under the terms of the Merger Agreement, each holder of a KHG option that is outstanding at the Effective Date, has been granted pursuant to the 1994 Stock Incentive Plan and the 1996 Independent Directors Stock Option Plan (collectively the "KHG Stock Option Plans") and would otherwise survive the Effective Date, will receive from FFC an option (an "FFC Option") to acquire shares of FFC Common Stock. The number of shares of FFC Common Stock which may be acquired pursuant to such FFC Option shall be equal to the product of the number of shares of KHG Common Stock covered by the KHG option multiplied by the Conversion Ratio, provided that any fractional share of FFC Common Stock resulting from such multiplication shall be rounded to the nearest whole share. The exercise price per share of FFC Common Stock shall be equal to the exercise price per share of KHG Common Stock of such KHG option, divided by the Conversion Ratio, provided that such exercise price shall be rounded to the nearest whole cent. The duration and other terms of such KHG option shall be unchanged except that all references to KHG shall be deemed references to FFC, and each such FFC Option shall be exercisable at least until the stated expiration date of the corresponding KHG option. FFC shall assume such stock options as contemplated by Section 424(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and to the extent KHG options qualify as incentive stock options under Section 422 of the Code, the FFC Options exchanged therefor shall also so qualify. Subject to these terms and conditions, the KHG Stock Option Plans and all options or other rights to acquire KHG Common Stock issued thereunder shall terminate on the Effective Date.

Business Pending The Effective Date
------------------------------------

    Pursuant to the Merger Agreement, KHG and its subsidiaries are required, pending the Effective Date, to conduct their respective businesses in the usual, regular and ordinary manner and consistent with past practice. KHG and its subsidiaries are also required to use their best efforts to preserve their present business organizations, retain the services of their present officers and employees, and maintain existing relationships with persons having business dealings with them. In general, KHG and its subsidiaries may not take any action outside the ordinary course of business without the prior written consent of FFC.

    Pending the Effective Date, KHG is not permitted to declare or pay a cash dividend on the KHG Common Stock; provided, however, that KHG may declare and pay a dividend of up to $.25 per share of KHG Common Stock on each of (i) November 10, 1997 (which has already been paid); (ii) February 10, 1998, provided that the Effective Date does not occur (or is not expected to occur) on or before the record date for the dividend on the FFC Common Stock scheduled to be paid on April 15, 1998; (iii) May 10, 1998, provided that the record date for the dividend does not occur (or is not expected to occur) on or before the record date for the dividend on the FFC Common Stock scheduled to be paid on July 15, 1998; and (iv) August 10, 1998, provided that the Effective Date does not occur (and is not expected to occur) on or before the record date for the dividend on the FFC Common Stock scheduled to be paid on October 15, 1998 (it being the intention of FFC and KHG that KHG be permitted to pay a dividend on the KHG Common Stock on the dates indicated in subsections (ii), (iii) and (iv) above only if the shareholders of KHG, upon becoming shareholders of FFC, would not be entitled to receive a dividend on the FFC Common Stock on the payment dates indicated in each such subsection.

    Under the terms of the Merger Agreement, pending the Effective Date, unless FFC otherwise consents in writing, KHG and its subsidiaries shall (i) use all reasonable efforts to carry on their respective businesses in, and only in, the ordinary course of business; (ii) to the extent consistent with prudent business judgment, use all reasonable efforts to preserve their present business organizations, to retain the services of their present officers and employees, and to maintain their relationships with customers, suppliers and others having business dealings with KHG or either of its subsidiaries; (iii) maintain all of their structures, equipment and other real property and tangible personal property in good repair, order and condition, except for ordinary wear and tear and damage by unavoidable casualty; (iv) use all reasonable efforts to preserve or collect all material claims and causes of action belonging to KHG or any of its subsidiaries; (v) keep in full force and effect all insurance policies now carried by KHG or either of its subsidiaries; (vi) perform in all material respects each of their obligations under all material contracts to which KHG or either of its subsidiaries are a party or by which any of them may be bound or which relate to or affect their properties, assets and business;
(vii) maintain their books of account and other records in the ordinary course of business; (viii) comply in all material respects with all statutes, laws, ordinances, rules and regulations, decrees, orders, consent agreements, memoranda of understanding and other federal, state, and local governmental directives applicable to KHG or either of its subsidiaries and to the conduct of their businesses; (ix) not amend KHG's or any of the KHG subsidiaries' Bylaws;
(x) not enter into or assume any material contract, incur any material liability or obligation, or make any material commitment, except in the ordinary course of business; (xi) not make any material acquisition or disposition of any properties or assets or subject any of their properties or assets to any material lien, claim, charge, or encumbrance of any kind whatsoever; (xii) not knowingly take or permit to be taken any action which would constitute a breach of any representation, warranty or covenant in the Merger Agreement; (xiii) except as permitted otherwise in the Merger Agreement, not declare, set aside or pay any dividend or make any other distribution in respect of KHG Common Stock;
(xiv) not authorize, purchase, redeem, issue (except upon the exercise of outstanding options under the KHG Stock Option Plans) or sell (or grant options or rights to purchase or sell) any shares of KHG Common Stock or any other equity or debt securities of KHG except to the extent necessary to follow participants' investment directions under the KHG pension plans; (xv) not increase the rate of compensation of, pay a bonus or severance compensation to, establish or amend any KHG benefit plan except as required by law for, or enter into or amend any employment obligation with, any officer, director, employee or consultant of KHG or its subsidiaries, except that KHG or either of its subsidiaries may grant reasonable salary increases and bonuses to their officers and employees in the ordinary course of business to the extent consistent with their past practice; (xvi) not enter into any related party transaction except in the ordinary course of business consistent with past practice; (xvii) in determining the additions to loan loss reserves and the loan write-offs, writedowns and other adjustments that reasonably should be made by LVNB during the fiscal year ending December 31, 1997, KHG and its subsidiaries shall consult with FFC and shall act in accordance with generally accepted accounting principles and KHG's and its subsidiaries' customary business practices; (xviii) file with appropriate federal, state, local and other governmental agencies all tax returns and other material reports required to be filed, pay in full or make adequate provisions for the payment of all taxes, interest, penalties, assessments or deficiencies shown to be due on tax returns or by any taxing authorities and report all information on such returns truthfully, accurately and completely; (xix) not renew any existing contract for services, goods, equipment or the like or enter into, amend in any material respect or terminate any contract or agreement (including without limitation any settlement agreement with respect to litigation) that is or may reasonably be expected to have a material adverse effect on KHG and its subsidiaries except in the ordinary course of business consistent with past practice (provided that FFC may not unreasonably withhold or delay its consent to such transactions); (xx) not make any capital expenditures other than in the ordinary course of business or as necessary to maintain existing assets in good repair; (xxi) not make application for the opening or closing of any, or open or close any, branches or automated banking facility, except for one automated banking facility to be installed in Myerstown, Pennsylvania; (xxii) not make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructuring in the ordinary course of business consistent with customary banking practice; or (xx) not take any other action similar to the foregoing which would have the effect of frustrating the purposes of the Merger Agreement or the Merger or cause the Merger not to qualify for pooling-of-interests accounting treatment or as a tax-free reorganization under Section 368 of the Internal Revenue Code.

    The Merger Agreement provides that KHG shall not, nor shall it permit any officer, director, employee, agent, consultant or representative to: (a) solicit, initiate or encourage any proposal for a merger with or other acquisition of KHG or either of its subsidiaries, or any material portion of its assets or properties, with or by any person other than FFC; or (b) cooperate with, or furnish any non-public information concerning KHG or either of its subsidiaries, to, any person in connection with such a proposal; provided, however, that the Board of Directors is free to take such action as the Board of Directors determines, in good faith and after consultation with outside counsel, is not legally inconsistent with its fiduciary duty. KHG is required to notify FFC immediately if any discussions or negotiations are sought to be initiated, any inquiry or proposals are made, or any such information is requested with respect to an acquisition proposal or potential acquisition proposal or if any such proposal is received or indicated to be forthcoming.

Conditions, Amendment and Termination
-------------------------------------

    The obligations of FFC and KHG to consummate the Merger are subject to a number of conditions and contingencies set forth in the Merger Agreement, including, without limitation, the following: (i) approval of the Merger by the shareholders of KHG; (ii) approval of the Merger by the Federal Reserve Board, the Federal Deposit Insurance Corporation (the "FDIC"), and the Pennsylvania Department of Banking, delivery of notice of the Merger to the Office of the Comptroller of the Currency, and delivery of notice of the Merger to the Maryland State Bank Commissioner; (iii) the authorization for listing on NASDAQ of the shares of the FFC Common Stock to be issued in the Merger; (iv) the absence of an injunction issued by a court of competent jurisdiction enjoining the performance by FFC or KHG of any of their obligations under the Merger Agreement; (v) the receipt of a favorable opinion of counsel with respect to certain federal income tax consequences relating to the Merger, which are discussed below under THE MERGER--Federal Income Tax Consequences; (vi) the continuing accuracy in all material respects of the representations, warranties and covenants made by FFC and KHG in the Merger Agreement; (vii) the receipt by FFC of satisfactory agreements from shareholders of KHG who are affiliates of KHG or FFC regarding certain actions which could affect pooling-of-interests accounting for the Merger; (viii) the receipt of opinions from counsel for KHG and counsel for FCC regarding certain legal matters; (ix) the effectiveness of a registration statement relating to the FFC Common Stock with the SEC; (x) confirmation by FFC and its accountants that the Merger can be accounted for as a pooling-of-interests for financial reporting purposes; (xi) all holders of KHG options shall have delivered documentation reasonably satisfactory to FFC canceling the KHG options in exchange for FFC Options; (xii) confirmation that, since December 31, 1996, there has been no material and adverse change in the condition (financial or otherwise), assets, liabilities, business or operations or future prospects of KHG; (xiii) the Closing Market Price of FFC Common Stock shall be either in excess of $23.82 per share or in excess of an amount per share equal to (A) $28.875 (the closing bid price on August 14, 1997) multiplied by (B) 0.825 multiplied by (C) the quotient obtained by dividing the average NASDAQ Bank

Index for the price determination period by the NASDAQ Bank Index on August 14, 1997; (xiv) the delivery of certificates at the closing by officers of FFC and KHG confirming satisfaction of certain of the foregoing conditions; (xv) FFC and its counsel shall have determined that all applicable securities and antitrust laws of the federal government and any state government having jurisdiction over the transaction shall have been complied with; and (xvi) the existing employment agreements between LVNB and the KHG Senior Executives shall have been terminated and replaced with the Employment Agreements, effective as of the Effective Date.

    To the extent permitted by law, the Merger Agreement may be amended by mutual consent and any term or condition thereof may be waived by the party entitled to its benefit at any time before the Effective Date, whether before or after the approval of the Merger Agreement by KHG's shareholders and without seeking further shareholder approval; provided, however, that the Conversion Ratio may not be waived or amended and the delivery of the tax opinion referred to above in subparagraph (v) may not be waived until such amendment or waiver has been approved, adopted or ratified by the shareholders of KHG in accordance with applicable law (other than pursuant to the terms of the Merger Agreement in the event of a stock dividend or similar transaction by FFC)following recirculation of an amended Proxy Statement/Prospectus.

    The Merger Agreement may be terminated at any time prior to the Effective Date by the mutual written consent of FFC and KHG. In addition, the Merger Agreement may be terminated unilaterally by either FFC or KHG if (A) any condition to the Merger has not been satisfied by August 31, 1998, or (B) the other party has committed a material breach of any representation, warranty or covenant contained in the Merger Agreement and has not cured such breach within thirty (30) days after receiving written notice thereof.

Effective Date of the Merger
----------------------------

    The Merger will become effective on the date of filing the Articles of Merger with the Pennsylvania Department of State, or on such later date specified in the Articles of Merger. FFC and KHG presently intend to consummate the Merger during the first or second quarter of 1998, assuming that the Merger has been approved by KHG's shareholders, all required regulatory approvals have been obtained, and all other conditions to closing have been satisfied or waived by that time. The Merger Agreement provides that the closing of the Merger shall be held within thirty (30) days after the receipt of all required regulatory approvals and the expiration of all applicable waiting periods. See THE MERGER--Conditions, Amendment and Termination.

Management and Operations Following the Merger
----------------------------------------------

    On the Effective Date, KHG will merge with and into FFC. FFC will survive the Merger and the shareholders of KHG will become shareholders of FFC. LVNB and KHLIC will become wholly-owned subsidiaries of FFC.

    Simultaneously with the effectiveness of the Merger, FFC anticipates effecting a restructuring as follows: (i) LVNB and Farmers Trust Bank ("Farmers"), a wholly-owned FFC subsidiary, will merge; (ii) the surviving bank in such merger, operating under the name "Lebanon Valley Farmers Bank", would immediately transfer branch offices of LVNB located in Dauphin and Lancaster Counties and the assets and deposit liabilities related to such branch offices to Fulton Bank ("FB"), another wholly-owned FFC subsidiary, and (iii) subject to regulatory considerations and/or to the extent determined advisable by FFC, FFC may close or sell existing branches of LVNB, Farmers, FB or other subsidiaries of FFC which may overlap geographically with other branches of FFC's subsidiary banks. Lebanon Valley Farmers Bank, as a wholly-owned FFC subsidiary, would operate all Lebanon County branch offices now operated by LVNB and Farmers, and, in addition, the Sinking Spring, Womelsdorf and Pine Grove branches of LVNB.

    In addition, KHLIC will be merged with Fulton Life Insurance Company ("FLIC"), a wholly-owned nonbanking subsidiary of FFC.

    For a period from the Effective Date through a date determined by FFC (not to be before five years after the Effective Date), FFC shall (subject to the right of FFC to terminate such obligations as a result of regulatory considerations, safe and sound banking practices, or the exercise of their fiduciary duties by FFC's directors): Offer appointment to all present directors of LVNB to the board of directors of Lebanon Valley Farmers Bank who indicate their desire to serve (the "LVNB Continuing Directors"), provided, that
                                                                  --------
(A) each non-employee LVNB Continuing Director shall receive director's fees from Lebanon Valley Farmers Bank in the form of an annual retainer of $9,000 and
(B) each LVNB Continuing Director shall be subject to FFC's mandatory retirement rules for directors. KHG intends to dissolve the Pine Grove, Womelsdorf and Eastern Lebanon County advisory committees as of the Effective Date. The Agricultural advisory committee of LVNB would be retained by Lebanon Valley Farmers Bank. Albert B. Murry would be appointed chairman of the board and chief executive officer of Lebanon Valley Farmers Bank. The LVNB Continuing Directors, in their exercise of their fiduciary duty as to the best interests of LVNB and FFC, may, by a majority vote of such directors, modify or waive any or all of the foregoing provisions.

    On the date of the Merger Agreement, KHG and its subsidiaries caused the existing employment agreements with Albert B. Murry and Kurt A. Phillips (the "KHG Senior Executives") to be terminated and entered into new employment agreements (the "Employment Agreements") with the KHG Senior Executives. The termination of the existing employment agreements and the Employment Agreements shall become effective on the Effective Date. KHG and its subsidiaries may not modify the terms of the Employment Agreements without the prior written consent of FFC, and may not create any new employment obligations related to the KHG Senior Executives.

    FFC has agreed, following the Merger, to cause KHG to honor its employment obligations and to honor its obligations under KHG's existing employee benefit plans.

Federal Income Tax Consequences
-------------------------------

    The following is a summary of the material anticipated federal income tax consequences of the Merger. This summary is based on the federal income tax laws as now in effect and as currently interpreted; it does not take into account possible changes in such laws or interpretations, including amendments to applicable statutes or regulations or changes in judicial or administrative rulings, some of which may have retroactive effect. This summary does not purport to address all aspects of the possible federal income tax consequences of the Merger. In particular, and without limiting the foregoing, this summary does not address the federal income tax consequences of the Merger to shareholders in light of their particular circumstances or status (for example, as foreign persons, tax-exempt entities, dealers in securities, insurance companies and corporations, among others). Nor does this summary address any consequences of the Merger under any state, local, or foreign income tax laws. Shareholders, therefore, are urged to consult their own tax advisors as to the specific tax consequences to them of the Merger, including tax-return-reporting requirements, the application and effect of federal, foreign, state, local, and other tax laws, and the implications of any proposed changes in the tax laws.

    Pursuant to the Merger Agreement, an opinion has been provided to KHG and FFC by Barley, Snyder, Senft & Cohen, LLP, counsel for FFC, which states that, for federal income tax purposes:

    1.  The Merger will constitute a reorganization within the meaning of
        Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended;

    2. No gain or loss will be recognized by FFC or KHG by reason of the Merger;

    3. The bases of the assets of KHG in the hands of FFC will be the same as the bases of such assets in the hands of KHG immediately prior to the Merger;

    4. The holding period of the assets of KHG in the hands of FFC following the Merger will include the period during which such assets were held by KHG prior to the Merger;

    5. No gain or loss will be recognized by the KHG shareholders on the exchange of shares of KHG Common Stock solely for shares of FFC Common Stock (including fractional shares); income, gain or loss will be recognized, however, to each such shareholder upon the receipt of cash by such shareholders on the exchange. The receipt of cash by KHG shareholders will have the effect of treating the shareholder as having received solely shares of FFC Common Stock in the reorganization exchange and then having received a cash payment from FFC in a hypothetical redemption of that number of shares of FFC Common Stock equal in value to such cash payment. A KHG shareholder who receives cash will therefore recognize capital gain or loss on the constructive redemption of such shares in an amount equal to the difference between the cash received and the adjusted basis in such shares;

    6. The basis of the shares of FFC Common Stock to be received by KHG shareholders pursuant to the Merger Agreement will be the same as the basis in the shares of KHG Common Stock surrendered in the reorganization exchange, decreased by the amount of cash received and increased by the amount of any gain (and by the amount of any dividend income) recognized on the exchange; and

    7. The holding period of the shares of FFC Common Stock to be received by the shareholders of KHG will include the period during which they held the shares of KHG Common Stock surrendered, provided the shares of KHG Common Stock are held as a capital asset on the date of the exchange.

    THE FOREGOING IS INTENDED ONLY AS A GENERAL SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER UNDER PRESENT LAW. EACH SHAREHOLDER OF KHG IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR CONCERNING THE PARTICULAR TAX CONSEQUENCES OF THE MERGER AS THEY AFFECT HIS OR HER INDIVIDUAL CIRCUMSTANCES, INCLUDING THE IMPACT OF ANY APPLICABLE ESTATE, GIFT, STATE, LOCAL, FOREIGN OR OTHER TAX.

Accounting Treatment
--------------------

    The Merger Agreement contemplates that the Merger will be treated as a pooling-of-interests for financial accounting purposes. If FFC would be required to purchase more than ten percent of the outstanding shares of KHG Common Stock for cash or if other conditions arise which would prevent the Merger from being treated as a pooling-of-interests for financial accounting purposes, FFC has the right to terminate the Merger Agreement and to cancel the Merger. FFC presently intends to exercise its right of termination if the Merger could not be treated as a pooling-of-interests for financial accounting purposes.

    Although it has no intention of doing so, FFC could choose to waive its right of termination and go forward with the proposed merger even if the merger could not be treated as a pooling-of-interests for financial accounting purposes. In that event, the following would occur: (i) the merger between KHG and FFC would be treated as a purchase transaction under financial accounting principles; (ii) FFC would file a post-effective amendment, presenting revised financial disclosures and updated information, to the registration statement of which this Proxy Statement/Prospectus is a part; and (iii) KHG's management would resolicit proxies from KHG's shareholders.

Rights of Dissenting Shareholders
---------------------------------

    Because KHG Common Stock is listed on a national securities exchange, the holders of KHG Common Stock do not have dissenters rights in connection with the Merger.

Restrictions on Resale of FFC Common Stock Held By Affiliates of KHG
--------------------------------------------------------------------

    The shares of FFC Common Stock to be issued upon consummation of the Merger have been registered with the SEC under the Securities Act of 1933 (the "1933 Act") and, following the Merger, may be freely resold or otherwise transferred by all former shareholders of KHG, except those former shareholders who are deemed to be "affiliates" of KHG within the meaning of SEC Rules 144 and 145. In general terms, any person who is an executive officer, director or ten percent or greater shareholder of KHG at the time of the Special Meeting may be deemed to be an affiliate of KHG for purposes of SEC Rules 144 and 145.

    FFC Common Stock received by persons who are deemed to be affiliates of KHG may be resold during the one year following the Effective Date only: (i) in compliance with the provisions of SEC Rule 145(d), (ii) in compliance with the provisions of another applicable exemption from the registration requirements of the 1933 Act, or (iii) pursuant to an effective registration statement filed with the SEC. In very general terms, SEC Rule 145(d) would permit an affiliate of KHG to sell shares of FFC Common Stock received by him or her in connection with the Merger in ordinary brokerage transactions, subject to certain limitations on the number of shares of FFC Common Stock which may be sold during any consecutive three-month period. After the one-year period, the affiliates of KHG who are not affiliates of FFC may resell their shares without restriction. Notwithstanding the foregoing, in order to comply with the SEC's rules on pooling-of-interests accounting treatment, an affiliate of KHG (as a general rule and subject to an exception in the case of certain de minimis
                                                                -- -------
sales) may not sell any shares of FFC Common Stock received by him or her in exchange for his or her shares of KHG Common Stock until after the publication of financial results covering at least thirty days of post-Merger combined operations of FFC.

    Under the terms of the Merger Agreement, each person who may be deemed to be an affiliate of KHG is required, prior to the closing of the Merger, to deliver to FFC an agreement, in form and substance satisfactory to FFC, acknowledging and agreeing to abide by the limitations imposed by the 1933 Act and the rules of the SEC thereunder regarding the sale or other disposition of the shares of FFC Common Stock to be received by him or her pursuant to the Merger.

Warrant Agreement
-----------------

    Following the execution of the Merger Agreement, KHG and FFC executed a Warrant Agreement, dated August 15, 1997 (the "Warrant Agreement"). A copy of the Warrant Agreement is attached as Exhibit C to this Proxy Statement/Prospectus. The following description of the Warrant Agreement does not purport to be complete and is qualified in its entirety by reference to the Warrant Agreement, which is incorporated herein in its entirety.

    Pursuant to the Warrant Agreement, KHG issued to FFC a warrant (the "Warrant") to purchase from KHG up to 981,740 fully paid and non-assessable shares of KHG Common Stock at a price per share equal to $36.75, subject to adjustment as provided for in the Warrant Agreement (such exercise price, as so adjusted, is referred to herein as the "Exercise Price"). The execution of the Warrant Agreement was required by FFC as a condition to its execution of the Merger Agreement, and the effect of the Warrant Agreement is to increase the likelihood that the Merger will occur by making it more difficult and expensive for another party to acquire KHG.

    The Warrant may be exercised in whole or in part at any time or from time to time on or after the occurrence of an Exercise Event (as defined below) until termination of the Warrant Agreement. So long as the Warrant is owned by FFC, it may be exercised for no more than the number of shares of KHG Common Stock equal to 981,740 (subject to adjustment as described below) less the number of shares of KHG Common Stock at the time owned by FFC.

    Under the terms of the Warrant and the Warrant Agreement, FFC may exercise the Warrant, without KHG's consent, upon or after the occurrence of any of the following: (i) a knowing breach of any representation, warranty, or covenant set forth in the Merger Agreement by KHG which would permit a termination of the Merger Agreement by FFC pursuant to Section 8.1(b)(i) thereof following (A) the occurrence of an event described in subparagraphs (iii) or (iv) below or (B) an offer or filing described in subparagraph (v) below; (ii) the failure of KHG's shareholders to approve the Merger Agreement at a meeting called for such purpose if at the time of such meeting there has been an announcement by any person (other than FFC) of an offer or proposal to acquire 25% or more of the Common Stock (before giving effect to any exercise of the Warrant), or to acquire, merge or consolidate with KHG, or to purchase all or substantially all of LVNB's assets (including without limitation any shares of LVNB or all or substantially all of LVNB's assets) and, within ten business days after such announcement, the Board of Directors of KHG either fails to recommend against acceptance of such offer by KHG's shareholders or takes no position with respect thereto; (iii) the acquisition by any person of beneficial ownership of 25% or more of the KHG Common Stock (before giving effect to any exercise of the Warrant); (iv) any person (other than FFC) shall have commenced a tender or exchange offer, or shall have filed an application with an appropriate bank regulatory authority with respect to a publicly announced offer, to purchase or acquire securities of KHG such that, upon consummation of such offer, such person would have beneficial ownership of 25% or more of the KHG Common Stock and, within twelve months from such offer or filing, such person consummates an acquisition of 25% or more of the KHG Common Stock; (v) KHG shall have entered into an agreement, letter of intent, or other understanding with any person (other than FFC) providing for such person (A) to acquire, merge, consolidate or enter into a statutory share exchange with KHG or to purchase all or substantially all of KHG's assets (including without limitation any shares of LVNB or all or substantially all of LVNB's assets), (B) to negotiate with KHG with respect to any of the events or transactions mentioned in the preceding clause (A); or (vi) termination, or attempted termination, of the Merger Agreement by KHG under Section 5.7 of the Merger Agreement (relating to the exercise by the directors of KHG of their fiduciary duty) following receipt of a written proposal to engage in an acquisition transaction from a third party.

    The Warrant may be exercised by presentation and surrender thereof to KHG at its principal office accompanied by (i) a written notice of exercise, (ii) payment of the Exercise Price for the number of shares of KHG Common Stock specified in such notice, and (iii) a certificate of the holder of the Warrant (the "Holder") specifying the event or events which have occurred and which entitle the Holder to exercise the Warrant. Upon such presentation and surrender, KHG shall issue promptly to the Holder the number of shares of KHG Common Stock to which the Holder is entitled. If the Warrant is exercised in part, KHG will, upon surrender of the Warrant for cancellation, execute and deliver a new Warrant entitling the Holder to purchase the balance of the shares of KHG Common Stock issuable thereunder.

    Generally, in the event of any change in the outstanding shares of KHG Common Stock by reason of a stock dividend, stock split or stock reclassification, the number and kind of shares or securities subject to the Warrant and the Exercise Price shall be appropriately and equitably adjusted so that the Holder shall receive upon exercise of the Warrant the number and class of shares or other securities or property that the Holder would have received in respect of the shares of KHG Common Stock that could have been purchased upon exercise of the Warrant if the Warrant could have been and had been exercised immediately prior to such event. If, at any time after the Warrant may be exercised or sold by FFC, KHG has received a written request from FFC, KHG shall prepare, file and keep effective and current any governmental approvals required in connection with the Warrant and/or the shares of KHG Common Stock issued or issuable upon exercise of the Warrant. All expenses incurred by KHG in complying with such governmental approvals will be paid by KHG. FFC will pay all expenses incurred by FFC in connection with such governmental approvals, including fees and disbursements of its counsel and accountants, underwriting discounts and commissions, and transfer taxes payable by FFC.

    The Warrant and the rights conferred thereby will terminate (i) upon the Effective Date, (ii) upon a valid termination of the Merger Agreement prior to the occurrence of an Exercise Event, or (iii) to the extent the Warrant has not previously been exercised, sixty (60) days after the occurrence of an Exercise Event.

    Under the Warrant Agreement, FFC has the right to require KHG to repurchase the Warrant or, in the event the Warrant has been exercised in whole or in part, redeem the shares obtained upon such exercise within 60 days of an Exercise Event. In the case of a repurchase of shares obtained upon exercise of the Warrant, the redemption price per share (the "Redemption Price") is to be equal to the highest of: (i) the Exercise Price, (ii) the highest price paid or agreed to be paid for any share of Common Stock by an Acquiring Person (defined as any person who or which is the beneficial owner of 25% or more of the KHG Common Stock) during the one year period immediately preceding the date of redemption, and (iii) in the event of a sale of all or substantially all of KHG's assets: (x) the sum of the price paid in such sale for such assets and the current market value of the remaining assets of KHG as determined by a recognized investment banking firm selected by FFC, divided by (y) the number of shares of KHG Common Stock then outstanding. If the price paid consists in whole or in part of securities or assets other than cash, the value of such securities or assets shall be their then current market value as determined by a recognized investment banking firm selected by FFC.

    In the case of a repurchase of the Warrant, the redemption price is to be equal to the product obtained by multiplying: (i) the number of shares of KHG Common Stock represented by the portion of the Warrant that FFC is requiring KHG to repurchase, times (ii) the excess of the Redemption Price over the Exercise Price.

                    COMPARATIVE STOCK PRICES AND DIVIDENDS
                    --------------------------------------
                         AND RELATED SHAREHOLDER MATTERS
                         -------------------------------


Common Stock of FFC
-------------------

    FFC Common Stock is traded in the over-the-counter market and is listed on NASDAQ under the symbol "FULT." The following table sets forth, for the periods indicated, the high and low closing sale price for FFC Common Stock as reported on NASDAQ and cash dividends paid per share.


                                                                  Cash Dividends
1995                    High                 Low                  Paid Per Share
----                    ----                 ---                  --------------

First Quarter          $15.41               $14.27                   $0.116
Second Quarter          15.91                14.84                    0.125
Third Quarter           16.64                14.67                    0.129
Fourth Quarter          18.80                16.12                    0.132

1996
----

First Quarter           18.39                16.74                    0.137
Second Quarter          18.86                17.05                    0.152
Third Quarter           18.86                16.94                    0.152
Fourth Quarter          19.55                17.50                    0.153

1997
----

First Quarter           23.18                18.64                    0.159
Second Quarter          28.00                22.27                    0.170
Third Quarter           30.25                26.88                    0.170
Fourth Quarter          32.50                28.00                    0.170

    On August 14, 1997, the last trading day before public announcement of the Merger Agreement, the high and low quotations for FFC Common Stock were $28.875 and $28.875, respectively, and the closing bid price was $28.875 per share, as reported on NASDAQ. On December 31, 1997, the closing bid and asked quotations for FFC Common Stock as reported on NASDAQ were $32.50 and $32.88, respectively, per share, and the closing sale price was $32.50 per share. As of September 30, 1997, FFC Common Stock was held by 12,394 holders of record.

    FFC has in the past paid regular quarterly cash dividends to its shareholders on or about the 15th day of January, April, July and October of each year.

Common Stock of KHG
-------------------

    KHG Common Stock is traded on the American Stock Exchange.

    The table below reports the high and low closing sale price of KHG Common Stock as reported on the American Stock Exchange during the periods indicated and the cash dividends paid per share



                                                                  Cash Dividends
    1995                High                   Low                Paid Per Share
    ----                ----                   ---                --------------
First Quarter          $20.25                $17.63                   $0.165
Second Quarter          19.79                 17.21                    0.18
Third Quarter           22.69                 19.04                    0.18
Fourth Quarter          23.91                 22.50                    0.18



                                                                  Cash Dividends
    1996                High                   Low                Paid Per Share
    ----                ----                   ---                --------------
First Quarter          $26.13                $22.50                     $0.20
Second Quarter          23.88                 20.13                      0.20
Third Quarter           23.00                 21.75                      0.22
Fourth Quarter          23.63                 21.88                      0.22


    1997
    ----

First Quarter           27.88                 23.00                      0.25
Second Quarter          31.50                 26.13                      0.25
Third Quarter           52.63                 31.25                      0.25
Fourth Quarter          55.75                 49.00                      0.25

    As of the close of business on December 31, 1997, KHG's Common Stock was held by approximately 1,350 holders of record. KHG's ability to declare or pay cash dividends prior to the Effective Date of the Merger is limited by the Merger Agreement. See THE MERGER -- Business Pending the Effective Date.


                               PRO FORMA COMBINED
                               ------------------
                             FINANCIAL INFORMATION
                             ---------------------


    The unaudited pro forma combined condensed balance sheet and the unaudited pro forma combined condensed statements of income of FFC set forth below give effect, using the pooling-of-interests method of accounting, to the proposed acquisition of KHG (based upon an exchange ratio of 1.83 shares of FFC Common Stock for each share of KHG Common Stock). The unaudited pro forma combined balance sheet is presented as though the Merger between FFC and KHG was consummated as of September 30, 1997. The unaudited pro forma combined condensed statements of income are presented as though the Merger was consummated as of the beginning of the periods presented.

    The unaudited pro forma financial information, including the notes thereto set forth below, is not necessarily indicative of the financial condition or results of operations of FFC as they would have been had the proposed acquisition of KHG occurred during the periods presented or as they may be in the future. The unaudited pro forma financial information set forth below should be read in conjunction with the financial statements of FFC, including the notes thereto, which are incorporated herein by reference, and the financial statements of KHG, including the notes thereto, which are incorporated herein by reference. See INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

                         Fulton Financial Corporation
                 Pro Forma Combined Balance Sheet (Unaudited)
                              September 30, 1997
                            (Dollars in Thousands)
                 --------------------------------------------


                            (Dollars in Thousands)
                 --------------------------------------------


                                                 Fulton
                                                 Financial        Keystone Heritage                                  Pro Forma
                                                 Corporation      Group, Inc.                  Adjustments           Combined
                                            ----------------------------------------------------------------------------------------

Assets
    Cash and Due from Banks                        $187,014          $21,274                                           $208,288
    Interest Bearing Deposits                         1,225              437                                              1,662
    Federal Funds Sold                                   --            8,000                                              8,000
    Mortgage Loans Held for Sale                      1,502            1,418                                              2,920
    Investment Securities:
       Securities Held to Maturity                  292,483           80,177                                            372,660
       Securities Available for
         Sale                                       574,221           63,576                     (136)(B)               637,661
    Loans                                         3,245,082          463,493                                          3,708,575
         Less: Allowance for Loan
               Losses                               (46,765)          (8,633)                                           (55,398)
               Unearned Income                       (7,998)          (1,568)                                            (9,566)
                                            ----------------------------------------------------------------------------------------

         Net Loans                                3,190,319          453,292                         0                3,643,611
                                            ----------------------------------------------------------------------------------------

   Premises and Equipment                            59,576            8,272                                             67,848
   Accrued Interest Receivable                       26,488            4,161                                             30,649
   Other Assets                                      79,894            5,729                       29(B)                 85,652
                                            ----------------------------------------------------------------------------------------


         TOTAL ASSETS                            $4,412,722         $646,336                      ($107)             $5,058,951

                                            ========================================================================================


Liabilities
   Deposits:
     Non-Interest Bearing                          $542,895          $74,339                                           $617,234
     Interest Bearing                             3,062,109          473,695                                          3,535,804
                                            ----------------------------------------------------------------------------------------


     Total Deposits                               3,605,004          548,034                          0               4,153,038
                                            ----------------------------------------------------------------------------------------

Short-Term Borrowings:
       Federal Funds Purchased                       31,175            7,500                                             38,675
       Securities Sold Under
          Agreements to Repurchase                  157,029           11,581                                            168,610
       Demand Notes of U.S.
          Treasury                                    5,792               --                                              5,792
                                            ----------------------------------------------------------------------------------------

       Total Short-Term Borrowings                  193,996           19,081                          0                 213,077

                                            ----------------------------------------------------------------------------------------

   Accrued Interest Payable                          28,557            5,416                                             33,973
   Other Liabilities                                 70,317            3,186                                             73,503
   Long-Term Debt                                    56,613            3,388                                             60,001
                                            ----------------------------------------------------------------------------------------

       Total Liabilities                          3,954,487          579,105                          0               4,533,592
                                            ----------------------------------------------------------------------------------------


                         Fulton Financial Corporation
                 Pro Forma Combined Balance Sheet (Unaudited)
                              September 30, 1997
                            (Dollars in Thousands)
                 --------------------------------------------


                                               Fulton
                                               Financial          Keystone Heritage                                Pro Forma
                                               Corporation        Group, Inc.                  Adjustments         Combined
                                            ----------------------------------------------------------------------------------------

Shareholders' Equity:
   Common Stock                                     101,572            20,358                  (2,261)(A)&(B)           119,669
   Capital Surplus                                  293,010            22,078                    (461)(A)&(B)           314,627
   Retained Earnings                                 45,164            26,148                           --               71,312
   Less:  Treasury Stock                                 --            (2,669)                  2,669(A)&(B)                 --
   Net Unrealized Holding Gain
    on Securities                                    18,489             1,316                     (54)(B)                19,751
                                            ----------------------------------------------------------------------------------------


     Total Shareholders' Equity                     458,235            67,231                     (107)                 525,359

                                            ----------------------------------------------------------------------------------------


     TOTAL LIABILITIES AND
     SHAREHOLDERS' EQUITY                        $4,412,722          $646,336                    ($107)              $5,058,951

                                            ========================================================================================


-------------------------

Notes to Pro Forma Combined Balance Sheet:

(A) THE TRANSACTION CALLS FOR THE ISSUANCE OF FULTON FINANCIAL CORPORATION (FFC) $2.50 PAR VALUE COMMON STOCK IN EXCHANGE FOR 100% OF THE 3,955,583 ELIGIBLE SHARES OF KEYSTONE HERITAGE GROUP, INC. (KHG) $5.00 PAR VALUE COMMON STOCK ISSUED. KHG ELIGIBLE SHARES REFLECT THE ANTICIPATED CANCELLATION AND RETIREMENT OF 113,434 TREASURY SHARES HELD BY KHG AS WELL AS THE 2,666 SHARES OF KHG HELD BY FFC AS OF THE STATEMENT DATE (4,071,683 ISSUED SHARES OF KHG, LESS 113,434 TREASURY SHARES AND 2,666 KHG SHARES HELD BY FFC EQUALS 3,955,583 ELIGIBLE SHARES). THE EXCHANGE RATIO HAS BEEN SET AT 1.83 SHARES OF FFC'S COMMON STOCK FOR EACH SHARE OF KHG'S ELIGIBLE COMMON STOCK ON THE EFFECTIVE DATE. KHG WILL MERGE WITH AND INTO FFC WITH FULTON FINANCIAL CORPORATION SURVIVING THE MERGER. THIS EXCHANGE RATIO IS SUBJECT TO ADJUSTMENT IN THE EVENT OF A STOCK DIVIDEND OR SIMILAR TRANSACTION INVOLVING FFC COMMON STOCK PRIOR TO THE EFFECTIVE DATE.

(B) THIS PRO FORMA ADJUSTMENT REFLECT THE CANCELLATION AND RETIREMENT OF 2,666 SHARES OF KHG CURRENTLY OWNED BY FFC, AND CLASSIFIED AS AVAILABLE FOR SALE (COST- $53 FMV - $136).

                         Fulton Financial Corporation
         Pro Forma Combined Condensed Statement of Income (Unaudited)
                 For the Nine Months Ended September 30, 1997
                            (Dollars in Thousands)
         ------------------------------------------------------------


                                                Fulton      Keystone    Adjustments(a)
                                               Financial    Heritage                    Pro Forma
                                              Corporation  Group, Inc.                   Combined
                                              ---------------------------------------------------
Interest Income:
   Loans, Including Fees                       $201,066      $29,136                   $230,202
   Investment Securities:
     Taxable                                     31,022        5,857                     36,879
     Tax-Exempt                                   2,021          569                      2,590
     Dividends                                    1,860          196           (2)        2,054
   Federal Funds Sold                               177          361                        538
   Interest-Bearing Deposits                         53           13                         66
                                              ---------------------------------------------------
     TOTAL INTEREST INCOME                      236,199       36,132           (2)      272,329


 Interest Expense
   Deposits                                      91,644       15,286                    106,930
   Short-Term Borrowings                          6,390          401                      6,791
   Long-Term Debt                                 2,639          278                      2,917
                                              ---------------------------------------------------
     TOTAL INTEREST EXPENSE                     100,673       15,965            0       116,638
                                              ---------------------------------------------------
     NET INTEREST INCOME                        135,526       20,167           (2)      155,691

Provision for Loan Losses                         5,389           --                      5,389
                                              ---------------------------------------------------

Net Interest Income After
    Provision for Loan Losses                    130,137       20,167           (2)      150,302
                                              ---------------------------------------------------
Other Income
   Trust Department                                6,684        1,004                      7,688
   Service Charges on Deposit
    Accounts                                      11,627        1,078                     12,705
   Other Service Charges and Fees                  6,447        1,767                      8,214
   Gain on Sale of Mortgage Loans                    875          664                      1,539
   Investment Securities Gains                     5,205          512                      5,717
   Gain on Sale of Credit Card
    Loans and Merchant Processing
    Activity                                          --          618                        618
                                              ---------------------------------------------------
                                                  30,838        5,643            0        36,481
                                              ---------------------------------------------------
Other Expenses

   Salaries and Employee Benefits                 49,078        8,211                     57,289
   Net Occupancy Expense                           7,774        1,147                      8,921
   Equipment Expense                               5,460        1,419                      6,879
   FDIC Assessment Expense                           497           48                        545
   Special Services                                5,043          605                      5,648
   Other                                          23,136        3,287                     26,423
                                              ---------------------------------------------------
                                                  90,988       14,717            0       105,705
                                              ---------------------------------------------------
   Income Before Income Taxes                     69,987       11,093           (2)       81,078

     Income Taxes                                 21,703        3,393                     25,096
                                              ---------------------------------------------------

     NET INCOME                                 $ 48,284   $    7,700           (2)     $ 55,982
                                              ===================================================
Per-Share Data:
   Net Income                                   $   1.19   $     1.94                   $   1.17
   Cash Dividends                               $  0.499   $    0.750                   $  0.485
   Weighted Average Shares
    Outstanding                               40,548,961    3,959,748       (4,879)   47,790,421

--------------------------
Note to Pro Forma Combined Income Statements

   (a) This Adjustment represents the dividend income received by FFC on KHG Common Stock held during the period. The pro forma weighted average shares outstanding reflect the cancellation and retirement of the 2,666 average shares of KHG Common Stock held by FFC during this period.

                          Fulton Financial Corporation
          Pro Forma Combined Condensed Statement of Income (Unaudited)
                  For the Nine Months Ended September 30, 1996
                             (Dollars in Thousands)
          ------------------------------------------------------------


                                                Fulton      Keystone    Adjustments(a)
                                               Financial    Heritage                    Pro Forma
                                              Corporation  Group, Inc.                   Combined
                                     -------------------------------------------------------------------------------
Interest Income
   Loans, Including Fees                      $   182,287   $   27,096                   $209,383
   Investment Securities:
     Taxable                                       31,377        5,429                     36,806
     Tax-Exempt                                     2,735          382                      3,117
     Dividends                                      1,537          159           (2)        1,694
   Federal Funds Sold                                 589          143                        732
   Interest-Bearing Deposits                          140           13                        153
                                     -------------------------------------------------------------------------------
     TOTAL INTEREST INCOME                        218,665       33,222           (2)      251,885

Interest Expense
   Deposits                                        85,520       13,626                     99,146
   Short-Term Borrowings                            5,842          369                      6,211
   Long-Term Debt                                   1,430          420                      1,850
                                     -------------------------------------------------------------------------------
     TOTAL INTEREST EXPENSE                        92,792       14,415            0       107,207
                                     -------------------------------------------------------------------------------
    NET INTEREST INCOME                           125,873       18,807           (2)      144,678
Provision for Loan Losses                           3,442                                   3,442
                                     -------------------------------------------------------------------------------
   Net Interest Income
    After Provision for Loan Losses               122,431       18,807           (2)      141,236

Other Income
     Trust Department                               5,714          961                      6,675
     Service Charges on Deposit Accounts           10,392          978                     11,370

     Other Service Charges and Fees                 6,309        1,624                      7,933
     Gain on Sale of Mortgage Loans                   715          644                      1,359
     Investment Securities Gains                    2,136           58                      2,194
                                     -------------------------------------------------------------------------------
     TOTAL OTHER INCOME                            25,266        4,265            0        29,531
                                     -------------------------------------------------------------------------------
Other Expenses
   Salaries and Employee Benefits                  45,570        7,522                     53,092
   Net Occupancy Expense                            7,537          967                      8,504
   Equipment Expense                                4,662        1,500            6         6,162
   FDIC Assessment Expense                          3,243            2                      3,245
   Special Services                                 5,015          640                      5,655
   Other                                           22,717        3,346                     26,063
                                     -------------------------------------------------------------------------------
     TOTAL OTHER EXPENSES                          88,744       13,977            0       102,721
                                     -------------------------------------------------------------------------------
   Income Before Income Taxes                      58,953        9,095           (2)       68,046


   Income Taxes                                    17,666        2,795                     20,461
                                     -------------------------------------------------------------------------------
     NET INCOME                                  $ 41,287   $    6,300        $  (2)     $ 47,585
                                     ===============================================================================

Per Share Data:
   Net Income                                    $   1.02   $     1.55                   $   1.00
   Cash Dividends                                $  0.441   $    0.621                   $  0.425
Weighted Average Shares Outstanding            40,355,919    4,065,506       (4,879)   47,790,916

----------------------
Note to Pro Forma Combined Income Statements:

   (a) This Adjustment represents the dividend income received by FFC on KHG Common Stock held during the period. The pro forma weighted average shares outstanding reflect the cancellation and retirement of the 2,666 average shares of KHG Common Stock held by FFC during this period.

                         Fulton Financial Corporation
         Pro Forma Combined Condensed Statement of Income (Unaudited)
                         Year Ended December 31, 1996
                            (Dollars in Thousands)
         ------------------------------------------------------------

                                     Fulton          Keystone
                                     Financial       Heritage         Adjustments (a)       Pro Forma
                                     Corporation     Group, Inc.                            Combined
                                   -------------------------------------------------------------------------
Interest Income
   Loans, Including Fees             $   246,579     $   36,725                             $   283,304
   Investment Securities:
     Taxable                              41,653          7,193                                  48,846
     Tax-exempt                            3,607            530                                   4,137
     Dividends                             2,101            217                  (2)              2,316
   Federal Funds Sold                        730            286                                   1,016
   Interest-Bearing Deposits                 179             23                                     202
                                   -------------------------------------------------------------------------
     TOTAL INTEREST INCOME               294,849         44,974                  (2)            339,821

Interest Expense
   Deposits                              114,614         18,490                                 133,104
   Short-Term Borrowings                   8,569            486                                   9,055
   Long-Term Debt                          1,994            518                                   2,512
                                   -------------------------------------------------------------------------
     TOTAL INTEREST EXPENSE              125,177         19,494                   0             144,671
                                   -------------------------------------------------------------------------
     NET INTEREST INCOME                 169,672         25,480                  (2)            195,150
Provision for Loan Losses                  5,561                                                  5,561
                                   -------------------------------------------------------------------------
   Net Interest Income After
    Provision for Loan Losses            164,111         25,480                  (2)            189,589

Other Income

   Trust Department                        7,872          1,310                                   9,182
   Service Charges on Deposit
    Accounts                              14,164          1,331                                  15,495
   Other Service Charges and Fees          8,619          2,271                                  10,890
   Gain on Sale of Mortgage Loans          1,204            940                                   2,144
   Investment Securities Gains             3,124             79                                   3,203
                                   -------------------------------------------------------------------------
                                          34,983          5,931                   0              40,914
                                   -------------------------------------------------------------------------
Other Expenses

   Salaries and Employee Benefits         61,520         10,040                                  71,560
   Net Occupancy Expenses                  9,975          1,306                                  11,281
   Equipment Expense                       6,281          1,954                                   8,235
   FDIC Assessment Expense                 3,225              2                                   3,227
   Special Services                        6,764            882                                   7,646
   Other                                  32,118          4,628                                  36,746
                                   -------------------------------------------------------------------------
                                         119,883         18,812                   0             138,695
                                   -------------------------------------------------------------------------
   Income Before Income Taxes             79,211         12,599                  (2)             91,808

   Income Taxes                           23,464          3,879                                  27,343
                                   -------------------------------------------------------------------------

          NET INCOME                 $    55,747     $    8,720             $    (2)        $    64,465
                                   =========================================================================
Per-Share Data:
   Net Income                             $1.38          $2.15                                   $1.35
   Cash Dividends                         $0.594         $0.841                                  $0.573
   Weighted Average Shares
    Outstanding                       40,371,748      4,053,490              (4,879)         47,784,756


-------------------
Note to Pro Forma Combined Income Statements:

   (a) This Adjustment represents the dividend income received by FFC on KHG Common Stock held during the period. The pro forma weighted average shares outstanding reflect the cancellation and retirement of the 2,666 average shares of KHG Common Stock held by FFC during this period.

                          Fulton Financial Corporation
          Pro Forma Combined Condensed Statement of Income (Unaudited)
                          Year Ended December 31, 1995
                             (Dollars in Thousands)
         ------------------------------------------------------------

                                     Fulton          Keystone
                                     Financial       Heritage         Adjustments (a)       Pro Forma
                                     Corporation     Group, Inc.                            Combined
                                   -------------------------------------------------------------------------
Interest Income
   Loans, Including Fees             $   230,201     $   34,946                             $   265,147
   Investment Securities:
     Taxable                              35,722          7,104                                  42,826
     Tax-exempt                            5,166            447                                   5,613
     Dividends                             2,072            195                  (1)              2,266
   Federal Funds Sold                      2,711            374                                   3,085
   Interest-Bearing Deposits                 272            165                                     437
                                   -------------------------------------------------------------------------
     TOTAL INTEREST INCOME               276,144         43,231                  (1)            319,374

Interest Expense
   Deposits                              110,469         17,836                                 128,305
   Short-Term Borrowings                   6,428            466                                   6,894
   Long-Term Debt                          2,233            766                                   2,999
                                   -------------------------------------------------------------------------
     TOTAL INTEREST EXPENSE              119,130         19,068                   0             138,198
                                   -------------------------------------------------------------------------
     NET INTEREST INCOME                 157,014         24,163                  (1)            181,176
Provision for Loan Losses                  3,998                                                  3,998
                                   -------------------------------------------------------------------------
   Net Interest Income After
    Provision for Loan Losses            153,016         24,163                  (1)            177,178
                                   -------------------------------------------------------------------------
Other Income

   Trust Department                        7,435          1,277                                   8,712
   Service Charges on Deposit
    Accounts                              11,787          1,292                                  13,079
   Other Service Charges and Fees          8,159          2,507                                  10,666
   Gain on Sale of Mortgage Loans          1,105            209                                   1,314
   Investment Securities Gains             3,205            126                                   3,331
                                   -------------------------------------------------------------------------
                                          31,691          5,411                   0              37,102
                                   -------------------------------------------------------------------------
Other Expenses
   Salaries and Employee Benefits         59,060          9,770                                  68,830
   Net Occupancy Expense                   9,431          1,256                                  10,687
   Equipment Expense                       5,805          1,934                                   7,739
   FDIC Assessment Expense                 3,778            539                                   4,317
   Special Services                        5,727            769                                   6,496
   Other                                  29,077          4,121                                  33,198
                                   -------------------------------------------------------------------------
                                         112,878         18,389                   0             131,267
                                   -------------------------------------------------------------------------
   Income Before Income Taxes             71,829         11,185                  (1)             83,013

Income Taxes                              20,217          3,528                                  23,745
                                   -------------------------------------------------------------------------

     NET INCOME                      $    51,612     $    7,657             $    (1)        $    59,268
                                   =========================================================================
Per-Share Data:
   Net Income                             $1.28          $1.88                                   $1.24
   Cash Dividends                         $0.502         $0.705                                  $0.484
   Weighted Average Shares
    Outstanding                       40,333,127      4,066,936              (2,594)         47,773,026

-------------------
Note to Pro Forma Combined Income Statements:

   (a) This Adjustment represents the dividend income received by FFC on KHG Common Stock held during the period. The pro forma weighted average shares outstanding reflect the cancellation and retirement of the 2,666 average shares of KHG Common Stock held by FFC during this period.

                          Fulton Financial Corporation
          Pro Forma Combined Condensed Statement of Income (Unaudited)
                          Year Ended December 31, 1994
                             (Dollars in Thousands)
         ------------------------------------------------------------

                                     Fulton          Keystone
                                     Financial       Heritage         Adjustments           Pro Forma
                                     Corporation     Group, Inc.                            Combined
                                   -------------------------------------------------------------------------
Interest Income
   Loans, Including Fees               $ 187,000     $ 30,822                                 $ 217,822
   Investment Securities:
     Taxable                              35,312        5,943                                    41,255
     Tax-Exempt                            6,152          558                                     6,710
     Dividends                             1,495          161                                     1,656
   Federal Funds Sold                      1,196          115                                     1,311
   Interest-Bearing Deposits                 170           12                                       182
                                   -------------------------------------------------------------------------
     TOTAL INTEREST INCOME               231,325       37,611                   0               268,936

Interest Expense
   Deposits                               79,863       13,277                                    93,040
   Short-Term Borrowings                   5,310          562                                     5,872
   Long-Term Debt                          1,268          608                                     1,876
                                   -------------------------------------------------------------------------
     TOTAL INTEREST EXPENSE               86,341       14,447                   0               100,788
                                   -------------------------------------------------------------------------
     NET INTEREST INCOME                 144,984       23,164                   0               168,148
Provision for Loan Losses                  3,074          300                                     3,374
                                   -------------------------------------------------------------------------
Net Interest Income After Provision
  for Loan Losses                        141,910       22,864                   0               164,774
                                   -------------------------------------------------------------------------
Other Income

   Trust Department                        7,063        1,289                                     8,352
   Service Charges on Deposit
    Accounts                              11,073        1,209                                    12,282
   Other Service Charges and
    Fees                                   6,560        2,060                                     8,620
   Gain on Sale of Mortgage
    Loans                                  1,189          290                                     1,479
   Investment Securities Gains             2,133          (29)                                    2,104
                                   -------------------------------------------------------------------------
                                          28,018        4,819                   0                32,837
                                   -------------------------------------------------------------------------
Other Expenses
   Salaries and Employee Benefits         54,639        8,834                                    63,473
   Net Occupancy Expense                   8,239        1,237                                     9,476
   Equipment Expense                       6,014        1,871                                     7,885
   FDIC Assessment Expense                 6,206        1,016                                     7,222
   Special Services                        5,025          713                                     5,738
   Other                                  25,493        3,962                                    29,455
                                   -------------------------------------------------------------------------
                                         105,616       17,633                   0               123,249
                                   -------------------------------------------------------------------------
   Income Before Income Taxes             64,312       10,050                   0                74,362

Income Taxes                              17,747        3,283                                    21,030
                                   -------------------------------------------------------------------------
     NET INCOME                        $  46,565     $  6,767                 $ 0             $  53,332
                                   =========================================================================
Per-Share Data:
   Net Income                          $   1.16      $  1.67                                  $   1.12
   Cash Dividends                      $   0.444     $  0.633                                 $   0.428
   Weighted Average Shares
    Outstanding                       40,085,339    4,061,617                                47,518,098

              INFORMATION CONCERNING FULTON FINANCIAL CORPORATION
              ---------------------------------------------------
                      AND DESCRIPTION OF FFC COMMON STOCK
                      -----------------------------------
General
-------

     FFC is a Pennsylvania business corporation and a registered bank holding company with its headquarters in Lancaster, Pennsylvania. As a bank holding company, FFC engages in a general commercial and retail banking and trust business, and also in related financial businesses, through its bank and nonbank subsidiaries. FFC's subsidiary banks currently operate eighty-six banking offices in Pennsylvania, sixteen banking offices in Maryland, seven banking offices in Delaware, and fourteen banking offices in New Jersey. As of September 30, 1997, FFC had consolidated total assets of approximately $4.4 billion.

     The principal assets of FFC are the following eleven wholly-owned bank subsidiaries, each of which is insured by the FDIC: (i) Fulton Bank ("Fulton"), a Pennsylvania bank and trust company which is not a member of the Federal Reserve System, (ii) Farmers Trust Bank ("Farmers Trust"), a Pennsylvania bank and trust company which is a member of the Federal Reserve System, (iii) Swineford National Bank ("Swineford"), a national banking association which is a member of the Federal Reserve System, (iv) Lafayette Bank ("Lafayette"), a Pennsylvania bank and trust company which is not a member of the Federal Reserve System, (v) FNB Bank, National Association ("FNB"), a national banking association which is a member of the Federal Reserve System, (vi) Great Valley Savings Bank ("Great Valley"), a Pennsylvania-chartered savings bank which is not a member of the Federal Reserve System, (vii) Hagerstown Trust Company ("Hagerstown"), a Maryland trust company which is not a member of the Federal Reserve System, (viii) Delaware National Bank ("Delaware National"), a national banking association which is a member of the Federal Reserve System, (ix) The Bank of Gloucester County ("Gloucester"), a New Jersey bank which is not a member of the Federal Reserve System, (x) The Woodstown National Bank & Trust Company ("Woodstown"), a national banking association which is a member of the Federal Reserve System, and (xi) The Peoples Bank of Elkton ("Peoples"), a Maryland bank which is not a member of the Federal Reserve System.

     In addition, FFC has the following wholly-owned direct nonbank subsidiaries: (i) Fulton Financial Realty Company, which holds title to or leases certain properties on which facilities of Fulton and Farmers Trust are located; (ii) Fulton Life Insurance Company, which engages in the business of reinsuring credit life, accident and health insurance that is directly related to extensions of credit by certain of FFC's bank subsidiaries; (iii) Central Pennsylvania Financial Corp., which holds certain limited partnership interests in low and moderate income housing projects and certain subsidiaries which in turn hold either interests in real estate (these subsidiaries are, for the most part, inactive, in the process of liquidation and immaterial to FFC) or securities; and (iv) FFC Management, Inc., which owns certain securities.

     As a registered bank holding company, FFC is subject to regulation under the federal Bank Holding Company Act of 1956, as amended, and the rules adopted by the Board of Governors of the Federal Reserve System ("Federal Reserve Board") thereunder. Under applicable Federal Reserve Board policies, a bank holding company such as FFC is expected to act as a source of financial strength for each of its subsidiary banks and to commit resources to support each subsidiary bank in circumstances when it might not do so absent such a policy. Any capital loans made by a bank holding company to any of its subsidiary banks would be subordinate in right of payment to the claims of depositors and certain other creditors of such subsidiary banks.

     The principal executive offices of FFC are located at One Penn Square, P.0. Box 4887, Lancaster, Pennsylvania 17604, and its telephone number is (717) 291-2411.

Loan Policies and Portfolio Quality
-----------------------------------

     FFC, through its bank subsidiaries, grants loans and makes other credit facilities available to the general public. These extensions of credit are structured to meet the varying needs of business, individual, and institutional customers and include mortgages, lines of credit, term loans, leases and letters of credit. This activity serves as a major source of revenue for FFC. However, it also exposes FFC to potential losses upon borrower default. In order to minimize the occurrence of loss, FFC's bank subsidiaries follow strict loan underwriting and risk assessment policies. These policies emphasize the financial strength and cash flow of the borrower rather than collateral value. In the case of residential mortgage loans, FFC's underwriting policies conform to guidelines of the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation. Although collateral continues to play an important part in lending decisions, it is not a substitute for a borrower's underlying ability to pay. FFC's bank subsidiaries confine their lending to customers who live, or which are based, in their respective market areas. By geographically restricting the lending activities of each bank subsidiary, their respective staffs can become more knowledgeable about local market conditions and can thereby make better credit risk assessments and, therefore, more prudent lending decisions. This superior knowledge of local economic conditions, when combined with prudent underwriting standards, offsets and often surmounts the potential risks arising from a geographic concentration of credits. Management believes that FFC's loan customer base is reasonably diversified, because FFC's subsidiary banks are located in and do business within a broad spectrum of local communities and regional economies located in central and northeastern Pennsylvania, western and northeastern Maryland, southern Delaware, and southwestern New Jersey.

     To counteract any problems with credit quality which do arise, FFC maintains a proactive loan review function. This function, in combination with the lending staff, attempts to identify deteriorating loans before they reach a critical stage. This loan review policy not only protects FFC and its subsidiaries from realizing greater loan losses but also, in many cases, assists the borrower as well. Due to their underwriting criteria, FFC and its bank subsidiaries have not made a determination to limit the availability of credit to any segment of their customer base due to changes in general economic conditions. FFC and its bank subsidiaries do take these conditions into consideration when assessing individual credit risk, but each loan request is evaluated individually.

Computer System Adaptation for Year 2000
----------------------------------------

     FFC uses software and other computer-related technologies throughout its business that will be affected by the date change in the year 2000. FFC has an internal study currently in process to determine the full scope and related costs to modify, update, or replace existing systems and software to ensure that FFC will continue to meet its internal needs and those of its customers. Although final cost estimates have yet to be determined, management believes that such costs will not have a material impact on FFC's results of operations in 1998 and 1999.

Legal Proceedings
-----------------

     From time to time FFC and its subsidiaries are involved in routine litigation matters that are incidental to the businesses carried on by such entities. None of these matters is expected to have a material effect on FFC's financial condition or operating results.

General Description of FFC Common Stock
---------------------------------------

     The authorized capital of FFC consists exclusively of 200 million shares of Common Stock, par value $2.50 per share, and 10 million shares of preferred stock without par value. As of September 30, 1997, there were issued and outstanding 40,628,608 shares of FFC Common Stock, which shares were held by 12,394 owners of record, and there were 851,654 shares issuable upon the exercise of options. No shares of preferred stock have been issued by FFC. FFC Common Stock is listed for quotation on the over-the-counter NASDAQ National Market System under the symbol "FULT."

     The holders of FFC Common Stock are entitled to one vote per share on all matters submitted to a vote of the shareholders and may not cumulate their votes for the election of directors. Each share of FFC Common Stock is entitled to participate on an equal pro rata basis in dividends and other distributions. The holders of FFC Common Stock do not have preemptive rights to subscribe for additional shares that may be issued by FFC, and no share is entitled in any manner to any preference over any other share. The shares of FFC Common Stock to be issued to the shareholders of KHG pursuant to the Merger will be fully paid and non-assessable and the holders thereof will not be subject to call or assessment under Pennsylvania law. Fulton Bank serves as the transfer agent for FFC.

     On March 18, 1997, FFC's Board of Directors authorized the repurchase of up to 80,000 shares of FFC Common Stock to be used in connection with the acquisition of The Peoples Bank of Elkton or for any other proper corporate purpose. This authorization expires on March 31, 1998. Through December 31, 1997, FFC has purchased 42,000 shares pursuant to this resolution. The amount of shares authorized to be repurchased was below the 10% limitation related to pooling-of-interests accounting treatment for both FFC's acquisition of The Woodstown National Bank & Trust Company (issuance of 3,167,980 shares on February 28, 1997 to effect this acquisition) and The Peoples Bank of Elkton (issuance of 958,594 shares on August 31, 1997).

     There are no other stock repurchase programs in place currently. FFC does, from time to time, consider its ability to implement stock repurchase programs while maintaining compliance with the requirements of pooling-of-interests accounting treatment.

Dividends
---------

     The holders of FFC Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. FFC has in the past paid quarterly cash dividends to its shareholders on or about the 15th day of January, April, July and October of each year.

     The ability of FFC to pay dividends to its shareholders is dependent primarily upon the earnings and financial condition of Fulton, Farmers Trust, Swineford, Lafayette, FNB, Great Valley, Hagerstown, Delaware National, Gloucester, Woodstown, and Peoples. Funds for the payment of dividends on FFC Common Stock are expected for the foreseeable future to be obtained primarily from dividends paid to FFC by these eleven bank subsidiaries, including LVNB/Farmers if the Merger is consummated, which dividends are subject to certain statutory limitations.

     Under applicable state and federal laws, the dividends that may be paid by the bank subsidiaries of FFC without prior regulatory approval are subject to certain prescribed limitations. As state banks chartered under the

Pennsylvania Banking Code of 1965, as amended, Fulton, Farmers Trust, Lafayette and Great Valley may pay dividends only out of accumulated net earnings and may not declare or pay any dividend requiring a reduction of the statutorily required surplus of the institution. In the case of national banks such as Swineford, FNB, Delaware National and Woodstown, the approval of the Office of the Comptroller of the Currency ("OCC") is required under federal law if the total of all dividends declared during any calendar year would exceed the net profits (as defined) of the bank for the year, combined with its retained net profits (as defined) for the two preceding calendar years. As commercial banks organized under the laws of the state of Maryland, Hagerstown and Peoples may only declare a cash dividend from their undivided profits or (with the prior approval of the Maryland Bank Commissioner) from their surplus in excess of 100% of their required capital stock, in each case after providing for due or accrued expenses, losses, interest and taxes. In addition, if Hagerstown's or Peoples' surplus becomes less than 100% of their respective required capital stock, Hagerstown or Peoples may not declare or pay any cash dividends that exceed 90% of their net earnings until their surplus becomes 100% of their required capital stock. As a New Jersey bank, Gloucester may not declare or pay any dividend which would impair its capital stock or reduce its surplus to a level of less than 50% of its capital stock or if the surplus is currently less than 50% of the capital stock, the payment of such dividends would not reduce the surplus of the bank. In addition to the foregoing statutory restrictions on dividends, the Pennsylvania Department of Banking (with respect to all Pennsylvania state-chartered banks), the FDIC (with respect to Pennsylvania state-chartered banks that are not members of the Federal Reserve System, such as Fulton, Lafayette and Great Valley), the FRB (with respect to Pennsylvania state-chartered banks that are members of the Federal Reserve System, such as Farmers Trust), and the OCC (with respect to national banks such as Swineford, FNB and Delaware National), also have adopted minimum capital standards and have broad authority to prohibit a bank from engaging in unsafe or unsound banking practices. The payment of a dividend by a bank could, depending upon the financial condition of the bank involved and other factors, be deemed to impair its capital or to be such an unsafe or unsound practice.

     Under the restrictions set forth above, the aggregate amount available for the payment of dividends by the eleven bank subsidiaries of FFC was approximately $141 million as of December 31, 1996.

Dividend Reinvestment Plan
--------------------------

     The holders of FFC Common Stock may elect to participate in the Fulton Financial Corporation Dividend Reinvestment Plan (the "Dividend Reinvestment Plan"), which is a plan administered by Fulton as the Plan Agent. Under the Dividend Reinvestment Plan, dividends payable to participating shareholders are paid to the Plan Agent and are used to purchase, on behalf of the participating shareholders, additional shares of FFC Common Stock. Participating shareholders may make additional voluntary cash payments, which are also used by the Plan Agent to purchase, on behalf of such shareholders, additional shares of FFC Common Stock. Shares of FFC Common Stock held for the account of participating shareholders are voted by the Plan Agent in accordance with the instructions of each participating shareholder as set forth in his or her proxy.

Securities Laws
---------------

     FFC, as a business corporation, is subject to the registration and prospectus delivery requirements of the 1933 Act and is also subject to similar requirements under state securities laws. FFC Common Stock is registered with the SEC under Section 12(g) of the 1934 Act, and FFC is subject to the periodic reporting, proxy solicitation and insider trading requirements of the 1934 Act. The executive officers, directors and ten percent shareholders of FFC are subject to certain restrictions affecting their right to sell shares of FFC Common Stock owned beneficially by them. Specifically, each such person is subject to the beneficial ownership reporting requirements and to the short-swing profit recapture provisions of Section 16 of the 1934 Act and may sell shares of FFC Common Stock only: (i) in compliance with the provisions of SEC Rule 144, (ii) in compliance with the provisions of another applicable exemption from the registration requirements of the 1933 Act, or (iii) pursuant to an effective registration statement filed with the SEC under the 1933 Act.

Antitakeover Provisions
-----------------------

     The Articles of Incorporation and Bylaws of FFC include certain provisions which may be considered to be "antitakeover" in nature, because they may have the effect of discouraging or making more difficult the acquisition of control over FFC by means of a hostile tender offer, exchange offer, proxy contest or similar transaction. These provisions are intended to protect the shareholders of FFC (including the present shareholders of KHG, who will become shareholders of FFC following the Merger) by providing a measure of assurance that FFC's shareholders will be treated fairly in the event of an unsolicited takeover bid and by preventing a successful takeover bidder from exercising its voting control to the detriment of the other shareholders. However, the antitakeover provisions set forth in the Articles of Incorporation and Bylaws of FFC, taken as a whole, may discourage a hostile tender offer, exchange offer, proxy solicitation or similar transaction relating to FFC Common Stock. To the extent that these provisions actually discourage such a transaction, holders of FFC Common Stock may not have an opportunity to dispose of part or all of their stock at a higher price than that prevailing in the market. In addition, these provisions make it more difficult to remove, and thereby may serve to entrench, incumbent directors and officers of FFC, even if their removal would be regarded by some shareholders as desirable.

     The provisions in the Articles of Incorporation of FFC which may be considered to be "antitakeover" in nature include the following: (i) a provision that provides for substantial amounts of authorized but unissued capital stock, including a class of preferred stock whose rights and privileges may be determined prior to issuance by FFC's Board of Directors, (ii) a provision that does not permit shareholders to cumulate their votes for the election of directors, (iii) a provision that requires a greater than majority shareholder vote in order to approve certain business combinations and other extraordinary corporate transactions, (iv) a provision that establishes criteria to be applied by the Board of Directors in evaluating an acquisition proposal, (v) a provision that requires a greater than majority shareholder vote in order for the shareholders to remove a director from office without cause, (vi) a provision that prohibits the taking of any action by the shareholders without a meeting and eliminates the right of shareholders to call a annual meeting, (vii) a provision that limits the right of the shareholders to amend the Bylaws, and
(viii) a provision that requires, under certain circumstances, a greater than majority shareholder vote in order to amend the Articles of Incorporation.

     The provisions of the Bylaws of FFC which may be considered to be "antitakeover" in nature include the following: (i) a provision that limits the permissible number of directors, (ii) a provision that establishes a Board of Directors divided into three classes, with members of each class elected for a three-year term that is staggered with the terms of the members of the other two classes, and (iii) a provision that requires advance written notice as a precondition to the nomination of any person for election to the Board of Directors, other than in the case of nominations made by existing management.

     As a Pennsylvania business corporation and a corporation registered under the Securities Exchange Act of 1934, FFC is subject to, and may take advantage of the protections of, the antitakeover provisions of the Pennsylvania Business Corporation Law of 1988, as amended ("BCL"). These antitakeover provisions, which are designed to discourage the acquisition of control over a targeted Pennsylvania business corporation, include: (i) a provision whereby the directors of the corporation, in determining what is in the best interests of the corporation, may consider factors other than the economic interests of the shareholders, such as the effect of any action upon other constituencies, including employees, suppliers, customers, creditors and the community in which the corporation is located; (ii) a provision that permits shareholders to demand that a controlling person pay to them the fair value of their shares in cash upon a change in control; (iii) a provision that restricts certain business combinations unless there is prior approval by the directors or a supermajority of the shareholders; (iv) a provision permitting a corporation to adopt a shareholders rights plan; (v) a provision denying the right to vote to a person who acquires a specified percentage of stock ownership ("control shares") unless those voting rights are restored by a vote of disinterested shareholders; and
(vi) a provision requiring a person who acquires control shares to disgorge to the corporation all profits from the sale of equity securities within eighteen months thereafter. Corporations may elect to "opt out" of any or all of these antitakeover provisions of the BCL. FFC has not elected to opt out of any of the protections provided by the antitakeover statutes.

     On June 20, 1989, FFC adopted a Shareholder Rights Plan (the "Rights Plan"). The Rights Plan is intended to discourage unfair or financially inadequate takeover proposals and abusive takeover practices and to encourage third parties who may in the future be interested in acquiring FFC to negotiate with FFC's Board of Directors. The Rights Plan may have the effect of discouraging or making more difficult the acquisition of FFC by means of a hostile tender offer, exchange offer or similar transaction. The Rights Plan is similar to shareholder rights plans which have been adopted by many other bank holding companies and business corporations and contains "flip-in" and "flip-over" provisions which are typically included in plans of this kind. Each share of FFC Common Stock to be issued in connection with the Merger will be accompanied by one right issued pursuant to the terms of the Rights Plan, which right will initially, and until it becomes exercisable, trade with and be represented by the FFC Common Stock certificates to be received by the shareholders of KHG.

     The management of FFC does not presently contemplate recommending to the shareholders the adoption of any additional antitakeover provisions.

Indemnification
---------------

     The Bylaws of FFC provide for indemnification of its directors, officers, employees and agents to the fullest extent permitted under the laws of the Commonwealth of Pennsylvania, provided that the person seeking indemnification acted in good faith, in a manner he or she reasonably believed to be in the best interests of FFC, and without willful misconduct or recklessness. FFC has purchased insurance to indemnify its directors, officers, employees and agents under certain circumstances.

     Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or persons controlling FFC pursuant to the foregoing provisions of FFC's Bylaws, FFC has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable.

Comparison of Shareholder Rights
--------------------------------

     Upon consummation of the Merger, the shareholders of KHG will become shareholders of FFC. There are differences between the rights of holders of KHG Common Stock and FFC Common Stock. These differences arise out of differences between the Articles of Incorporation and Bylaws of KHG and the Articles of Incorporation and Bylaws of FFC. The most significant differences are: (1) FFC has adopted a Shareholder Rights Plan, which provides FFC's shareholders with certain stock-related rights in the event of a hostile takeover but may have the effect of discouraging such a takeover (see the section above entitled "Antitakeover Provisions"), while KHG has not adopted any such plan; (2) FFC's Articles of Incorporation authorize the issuance of shares of preferred stock with such rights and privileges as may be determined by FFC's Board of Directors (although FFC currently has no plans to issue preferred stock), while KHG's Articles of Incorporation do not authorize the issuance of any class of preferred stock.

     The Articles of Incorporation and Bylaws of FFC also include a number of other provisions which are intended to protect the shareholders of FFC (including the present shareholders of KHG, who will become shareholders of FFC following the Merger) from abusive takeover practices and inadequate takeover proposals, but which may be considered to be "antitakeover" in nature and may serve to entrench the current management of FFC. See INFORMATION CONCERNING FULTON FINANCIAL CORPORATION AND DESCRIPTION OF FFC COMMON STOCK--Antitakeover Provisions.

     The material differences between KHG Common Stock and FFC Common Stock and the rights of their respective holders are summarized in the following table:

================================================================================
                                        KHG                       FFC
--------------------------------------------------------------------------------
Title                         Common Stock, $5.00 par   Common Stock, $2.50 par
                                 value per share            value per share
--------------------------------------------------------------------------------
Shares Authorized                   10,000,000                200,000,000
--------------------------------------------------------------------------------
Shares Issued & Outstanding          3,966,249                 40,628,608
--------------------------------------------------------------------------------
Preemptive Rights                       No                         No
--------------------------------------------------------------------------------
Classification of Board of    Board of Directors        Board of Directors
Directors                     divided into 3 classes    divided into 3 classes
                              with 3 year terms;        with 3 year terms;
                              one-third of directors    one-third of directors
                              elected each year         elected each year
--------------------------------------------------------------------------------
Voting: Election of               Non-cumulative              Non-cumulative
Directors
--------------------------------------------------------------------------------
Voting: Other Matters         One vote for each share   One vote for each share
                                 owned of record            owned of record
--------------------------------------------------------------------------------
Shareholder Rights Plan                None                       Yes
--------------------------------------------------------------------------------
Dissenters' Rights            Not generally available,  Not generally available,
                              except by resolution of   except by resolution
                              the Board of Directors    of the Board of
                                                        Directors
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Dividend Reinvestment Plan    Plan administered by      Open market plan
                              Registrar Transfer        administered by Fulton
                              Company provides for      Bank as Plan Agent
                              both open market
                              purchases and company
                              purchases
--------------------------------------------------------------------------------
Market                        American Stock Exchange   Listed for quotation on
                                                        NASDAQ National Market
--------------------------------------------------------------------------------
Registered under 1934 Act              Yes                        Yes
--------------------------------------------------------------------------------
Limitation of Liability of             Yes                        Yes
Directors for Monetary
Damages
--------------------------------------------------------------------------------
Indemnification of                     Yes                        Yes
Directors, Officers and
Employees
--------------------------------------------------------------------------------
Authorized Class of                     No              Yes, which can be issued
Preferred Stock                                         under terms and
                                                        conditions to be
                                                        determined by the Board
                                                        of Directors
--------------------------------------------------------------------------------
Control Share Statute                  Yes                        Yes
--------------------------------------------------------------------------------
Business Combination                   Yes                        Yes
Statute
--------------------------------------------------------------------------------
Right of Shareholders to               Yes                         No
call a Special Meeting
--------------------------------------------------------------------------------
Shareholder Inspection               General                    General
Rights
--------------------------------------------------------------------------------
Right of Shareholders to               Yes                         No
act by Written Consent
================================================================================

             INFORMATION CONCERNING KEYSTONE HERITAGE GROUP, INC.
             ----------------------------------------------------

Description of Business and Property
------------------------------------

     KHG is a Pennsylvania business corporation and registered bank holding company which was organized in 1982. KHG is engaged in a general banking business, including commercial and retail banking operations, through its bank subsidiary, in Lebanon, Lancaster, Dauphin, Berks and Schuylkill Counties, Pennsylvania. At September 30, 1997, KHG had total assets of approximately $646 million, shareholders equity of $67 million, total net loans of approximately $462 million and employed 325 persons on a full-time equivalent basis. KHG's sole bank subsidiary, LVNB, had total deposits of $548 million at September 30, 1997.

     The broad range of retail and commercial banking services which LVNB offers include checking accounts, savings programs, money-market accounts, certificates of deposit, safe deposit facilities, consumer loans programs, revolving lines of credit, overdraft checking and extended banking hours. These services are primarily provided to consumers and small- to mid-sized companies within LVNB's market area. LVNB focuses its lending services on commercial, agricultural, consumer and real estate lending to local borrowers. LVNB attempts to establish a total borrowing relationship with its customers, which may typically include a commercial real estate loan, a business line of credit for working capital needs, a mortgage loan for the borrower's residence, a consumer loan or a revolving personal credit line.

     KHG's service area consists of Lebanon, Lancaster, Dauphin, Berks and Schuylkill Counties, Pennsylvania. KHG encounters vigorous competition for market share in the communities it serves from bank holding companies, other community banks, thrift institutions and other non-bank financial organizations. KHG competes with banking and financial branching systems, some from out of state, which are substantially larger and have greater financial resources than KHG. There are approximately 113 banks, savings and loan and credit union locations, including KHG, in the general market area serviced by KHG. The largest of these institutions had assets of over $57.5 billion.

     In addition to banks and other financial institutions, KHG competes for deposits with various investment and depositary funds offered by non-banking firms in the securities industry. There is also competition from major retail-oriented firms who offer financial services similar to traditional services through commercial banks without being subject to the same degree of regulation.

KHG Common Stock Market Price and Dividends
-------------------------------------------

     The Merger Agreement restricts the ability of KHG to declare or pay cash dividends. However, the Merger Agreement permits KHG to declare and pay a dividend of up to $.25 per share of KHG Common Stock on (i) November 10, 1997 (which has been paid), (ii) February 10, 1998, provided that the Effective Date does not occur (or is not expected to occur) on or before the record date for the dividend on the FFC Common Stock scheduled to be paid on April 15, 1998;
(iii) May 10, 1998, provided that the record date for the dividend does not occur (or is expected to occur) on or before the record date for the dividend on the FFC Common Stock scheduled to be paid on July 15, 1998; and (iv) August 10, 1998, provided that the Effective Date does not occur (or is not expected to occur) on or before the record date for the dividend on the FFC Common Stock scheduled to be paid on October 15, 1998 (it being the intent of FFC and KHG that KHG be permitted to pay a dividend on the KHG Common Stock on the dates indicated in subsections (ii), (iii) and (iv) above only if the shareholders of KHG, upon becoming shareholders of FFC, would not be entitled to receive a dividend on the FFC Common Stock on the payment dates indicated in such subsections.

     KHG's Board of Directors authorized the repurchase of up to 203,584, or 5% of the outstanding, shares of KHG Common Stock on June 10, 1997. KHG has purchased 120,100 shares pursuant to this program. This repurchase program has been inactive since the date of the Merger Agreement, and is expected to be formally terminated at the next meeting of the KHG Board of Directors.

Information About Directors and Executive Officers
--------------------------------------------------

     Certain information concerning shares of KHG Common Stock owned beneficially by each director of KHG and by all directors and executive officers of KHG as a group, as of October 31, 1997, is set forth below:

================================================================================
                                     SHARES OF KHG COMMON STOCK      PERCENT
                                      BENEFICIALLY OWNED/(1)/       OF SHARES
     NAME OF DIRECTOR                                              OUTSTANDING
================================================================================
Raymond M. Dorsch, Jr.                         16,252                    *
--------------------------------------------------------------------------------
Harry J. Genesemer                             78,009/(2)(7)/          1.97
--------------------------------------------------------------------------------
Charles V. Henry, III                          32,350/(3)/               *
--------------------------------------------------------------------------------
Wendie DiMatteo Holsinger                         266/(7)/               *
--------------------------------------------------------------------------------
Bruce A. Johnson                                7,037/(7)/               *
--------------------------------------------------------------------------------
Donald W. Lesher, Jr.                          25,573                    *
--------------------------------------------------------------------------------
Albert B. Murry                                 9,668/(4)/               *
--------------------------------------------------------------------------------
Thomas I. Siegel                               31,890/(5)/               *
--------------------------------------------------------------------------------
Brett H. Tennis                                   333/(7)/               *
--------------------------------------------------------------------------------
Mark Randolph Tice                             17,797/(7)/               *
--------------------------------------------------------------------------------
John E. Wengert                                 9,866                    *
--------------------------------------------------------------------------------
Executive Officer Who is
Not a Director
--------------------------------------------------------------------------------
Kurt A. Phillips                                3,660/(6)/               *
--------------------------------------------------------------------------------
All Executive Officers and                    232,701                   5.9
Directors as a Group
(12 persons)
--------------------------------------------------------------------------------
* = Less than one
percent.
================================================================================

  ----------------------------------------------------------------------------

 (1) Shares shown as beneficially owned are held of record by the person indicated, or jointly with a spouse or children living in the same household, or as trustee or guardian for minor children living in the same household.

 (2) Includes 10,000 shares as to which Mr. Genesemer holds shared voting and investment power.

 (3) Includes 1,476 shares as to which Mr. Henry holds shared voting and investment power.

 (4) Includes 3,149 shares as to which Mr. Murry holds shared voting and investment power. Excludes shares issuable pursuant to options for 26,934 shares which are currently exercisable.

 (5) Includes 250 shares as to which Mr. Siegel holds shared voting and investment power.

 (6) Includes 71 shares as to which Mr. Phillips holds shared voting and investment power. Excludes shares issuable pursuant to options for 16,000 shares which are currently exercisable.

 (7) Excludes options for 2,000 shares granted under the 1996 non-employee Director Stock Option Plan, all of which are currently exercisable.

                                    EXPERTS
                                    -------

    The consolidated financial statements of FFC as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, which are included in FFC's Annual Report on Form 10-K for the year ended December 31, 1996 and are incorporated by reference in this Proxy Statement/Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

    The consolidated financial statements of KHG as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, which are included in KHG's 1996 Annual Report to shareholders have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS
                                 -------------

    The legality of the shares of FFC Common Stock to be issued in connection with the Merger and certain other legal matters relating to the Merger will be passed upon by the law firm of Barley, Snyder, Senft & Cohen, LLP, located in Chambersburg, Harrisburg, Lancaster and York, Pennsylvania, which is acting as counsel for FFC. John O. Shirk is a partner in the firm and is a member of the Board of Directors of FFC. As of September 30, 1997, the partners and associates of Barley, Snyder, Senft & Cohen, LLP owned beneficially and in the aggregate approximately 27,520 shares of FFC Common Stock.


                            ADDITIONAL INFORMATION
                            ----------------------

    FFC has filed with the SEC a Registration Statement (No. 333-41335) with respect to the shares of FFC Common Stock to be issued in connection with the Merger. The Registration Statement contains certain additional information which has been omitted from this Proxy Statement/Prospectus in accordance with the rules and regulations of the SEC and may be examined at the offices of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and may be viewed at the website maintained by the SEC at www.sec.gov. Copies of the Registration Statement may be obtained from the SEC upon payment of the prescribed fee.

                                 OTHER MATTERS
                                 -------------

        The Board of Directors of KHG knows of no other matters other than those discussed in this Proxy Statement/Prospectus which will be presented at the Special Meeting. However, if any other matters are properly brought before the Special Meeting or any postponement or adjournment thereof, any proxy given pursuant to this solicitation will be voted in accordance with the recommendations of the Board of Directors of KHG.

                                   EXHIBIT A

                               MERGER AGREEMENT
                               ----------------

                               MERGER AGREEMENT

                                BY AND BETWEEN

                         KEYSTONE HERITAGE GROUP, INC.

                                      AND

                         FULTON FINANCIAL CORPORATION

                               TABLE OF CONTENTS
                               -----------------
                                                                            Page
                                                                            ----

                                   ARTICLE I
                                PLAN OF MERGER
                                --------------
Section 1.1 Plan of Merger ...............................................   2
----------- --------------

                                  ARTICLE II
            CONVERSION OF SHARES AND EXCHANGE OF STOCK CERTIFICATES
            -------------------------------------------------------
Section 2.1 Conversion of Shares .........................................   2
----------- --------------------
        (a)  General .....................................................   2
             -------
        (b)  Antidilution Provision ......................................   2
             ----------------------
        (c)  No Fractional Shares ........................................   2
             --------------------
        (d)  Closing Market Price ........................................   3
             --------------------
Section 2.2 Exchange of Stock Certificates ...............................   3
------------------------------------------
        (a)  Exchange Agent ..............................................   3
             --------------
        (b)  Surrender of Certificates ...................................   3
             -------------------------
        (c)  Dividend Withholding ........................................   4
             --------------------
        (d)  Failure to Surrender Certificates ...........................   4
             ---------------------------------
        (e)  Expenses ....................................................   4
             --------
Section 2.3 Treatment of Outstanding KHG Options .........................   4
----------- ------------------------------------
Section 2.4 Reservation of Shares ........................................   5
----------- ---------------------
Section 2.5 Taking Necessary Action ......................................   6
----------- -----------------------
Section 2.6 Press Releases ...............................................   6
----------- --------------

                                  ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF KHG
                     -------------------------------------
Section 3.1 Authority ....................................................   6
----------- ---------
Section 3.2 Organization and Standing ....................................   7
----------- -------------------------
Section 3.3 Subsidiaries .................................................   7
----------- ------------
Section 3.4 Capitalization ...............................................   7
----------- --------------
Section 3.5 Charter, Bylaws and Minute Books .............................   8
----------- --------------------------------
Section 3.6 Financial Statements .........................................   8
----------- --------------------
Section 3.7 Absence of Undisclosed Liabilities ...........................   8
----------- ----------------------------------
Section 3.8 Absence of Changes ...........................................   9
----------- ------------------
Section 3.9 Dividends, Distributions and Stock Purchases .................   9
----------- --------------------------------------------
Section 3.10 Taxes .......................................................   9
------------ -----
Section 3.11 Title to and Condition of Assets ............................   9
------------ --------------------------------
Section 3.12 Contracts ...................................................  10
------------ ---------
Section 3.13 Litigation and Governmental Directives ......................  10
------------ --------------------------------------
Section 3.14 Compliance with Laws; Governmental Authorizations ...........  11
------------ -------------------------------------------------
Section 3.15 Insurance ...................................................  11
------------ ---------
Section 3.16 Financial Institutions Bonds ................................  12
------------ ----------------------------
Section 3.17 Labor Relations and Employment Agreements ...................  12
------------ -----------------------------------------
Section 3.18 Employee Benefit Plans ......................................  12
------------ ----------------------
Section 3.19 Related Party Transactions ..................................  13
------------ --------------------------
Section 3.20 No Finder ...................................................  13
------------ ---------
Section 3.21 Complete and Accurate Disclosure ............................  13
------------ --------------------------------
Section 3.22 Environmental Matters .......................................  14
------------ ---------------------
Section 3.23 Proxy Statement/Prospectus ..................................  14
---------------------------------------
Section 3.24 SEC Filings .................................................  15
------------ -----------
Section 3.25 Reports .....................................................  15
------------ -------
Section 3.26 Loan Portfolio of the LVNB ..................................  15
------------ --------------------------
Section 3.27 Investment Portfolio ........................................  16
------------ --------------------
Section 3.28 Regulatory Examination ......................................  16
------------ ----------------------

                                  ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF FFC
                     -------------------------------------
Section 4.1 Authority ....................................................  16
----------- ---------
Section 4.2 Organization and Standing ....................................  17
----------- -------------------------
Section 4.3 Capitalization ...............................................  17
----------- --------------
Section 4.4 Articles of Incorporation and Bylaws .........................  17
----------- ------------------------------------

Section 4.5 Subsidiaries .................................................  18
------------------------
Section 4.6 Financial Statements .........................................  18
----------- --------------------
Section 4.7 Absence of Undisclosed Liabilities ...........................  18
----------- ----------------------------------
Section 4.8 Absence of Changes ...........................................  19
----------- ------------------
Section 4.9 Litigation and Governmental Directives .......................  19
----------- --------------------------------------
Section 4.10 Compliance with Laws; Governmental Authorizations ...........  19
------------ -------------------------------------------------
Section 4.11 Complete and Accurate Disclosure ............................  19
------------ --------------------------------
Section 4.12 Labor Relations .............................................  20
------------ ---------------
Section 4.13 Employee Benefits Plans .....................................  20
------------ -----------------------
Section 4.14 Environmental Matters .......................................  21
------------ ---------------------
Section 4.15 SEC Filings .................................................  21
------------ -----------
Section 4.16 Proxy Statement/Prospectus ..................................  21
------------ --------------------------
Section 4.17 Accounting Treatment ........................................  21
------------ --------------------
Section 4.18 Regulatory Approvals ........................................  22
------------ --------------------
Section 4.19 No Finder ...................................................  22
------------ ---------
Section 4.20 Taxes .......................................................  22
------------ -----
Section 4.21 Title to and Condition of Assets ............................  22
------------ --------------------------------
Section 4.22 Contracts ...................................................  23
------------ ---------
Section 4.23 Insurance ...................................................  23
------------ ---------

                                   ARTICLE V
                               COVENANTS OF KHG
                               ----------------
Section 5.1 Conduct of Business ..........................................  23
----------- -------------------
Section 5.2 Best Efforts .................................................  25
----------- ------------
Section 5.3 Access to Properties and Records .............................  25
----------- --------------------------------
Section 5.4 Subsequent Financial Statements ..............................  26
----------- -------------------------------
Section 5.5 Update Schedules .............................................  26
----------- ----------------
Section 5.6 Notice .......................................................  26
----------- ------
Section 5.7 Other Proposals ..............................................  26
----------- ---------------
Section 5.8 Affiliate Letters ............................................  27
----------- -----------------
Section 5.9 No Purchases or Sales of FFC Common Stock During Price
----------- ------------------------------------------------------
            Determination Period .........................................  27
            --------------------
Section 5.10 Accounting Treatment ........................................  27
------------ --------------------
Section 5.11 Dividends ...................................................  28
------------ ---------

                                  ARTICLE VI
                               COVENANTS OF FFC
                               ----------------
Section 6.1 Best Efforts .................................................  28
            ------------
        (a)  Applications for Regulatory Approval ........................  29
             ------------------------------------
        (b)  Registration Statement ......................................  29
             ----------------------
        (c)  State Securities Laws .......................................  29
             ---------------------
        (d)  Stock Listing ...............................................  29
             -------------
        (e)  Adopt Amendments ............................................  29
             ----------------
Section 6.2 Access to Properties and Records .............................  30
----------- --------------------------------
Section 6.3 Subsequent Financial Statements ..............................  30
----------- -------------------------------
Section 6.4 Update Schedules .............................................  30
----------- ----------------
Section 6.5 Notice .......................................................  30
----------- ------
Section 6.6 Employment Arrangements ......................................  30
----------- -----------------------
Section 6.7 No Purchase or Sales of FFC Common Stock During Price
----------- -----------------------------------------------------
            Determination Period..........................................  32
            --------------------
Section 6.8 Restructuring, Directors, Etc. ...............................  32
----------- ------------------------------
Section 6.9 Appointment of FFC Directors .................................  33
----------- ----------------------------

                                  ARTICLE VII
                             CONDITIONS PRECEDENT
                             --------------------
Section 7.1 Common Conditions ............................................  33
----------- -----------------
        (a)  Stockholder Approval ........................................  34
             --------------------
        (b)  Regulatory Approvals ........................................  34
             --------------------
        (c)  Stock Listing ...............................................  34
             -------------
        (d)  Tax Opinion .................................................  34
             -----------
        (e)  Registration Statement ......................................  35
             ----------------------
        (f)  No Suits ....................................................  36
             --------
        (g)  Pooling .....................................................  36

Section 7.2 Conditions Precedent to Obligations of FFC ...................  36
----------- ------------------------------------------
        (a)  Accuracy of Representations and Warranties ..................  36
             ------------------------------------------
        (b)  Covenants Performed .........................................  36
             -------------------
        (c)  Opinion of Counsel for KHG ..................................  36
             --------------------------
        (d)  Affiliate Agreements ........................................  37
             --------------------
        (e)  KHG Options .................................................  37
             -----------
        (f)  Decline in Market Price of FFC Common Stock .................  37
             -------------------------------------------
        (g)  Accountants' Letter .........................................  37
             -------------------
        (h)  Federal and State Securities and Antitrust Laws .............  38
             -----------------------------------------------
        (i)  Environmental Matters .......................................  38
             ---------------------
        (j)  Closing Documents ...........................................  38
             -----------------
        (k)  Employment Agreements .......................................  39
             ---------------------
Section 7.3 Conditions Precedent to the Obligations of KHG ...............  39
----------- ----------------------------------------------
        (a)  Accuracy of Representations and Warranties ..................  39
             ------------------------------------------
        (b)  Covenants Performed .........................................  39
             -------------------
        (c)  Opinion of Counsel for FFC ..................................  39
             --------------------------
        (d)  FFC Options .................................................  39
             -----------
        (e)  Fairness Opinion ............................................  39
             ----------------
        (f)  Closing Documents ...........................................  40
             -----------------
        (g)  Employment Agreements .......................................  40

                                 ARTICLE VIII
                       TERMINATION, AMENDMENT AND WAIVER
                       ---------------------------------
Section 8.1 Termination ..................................................  40
----------- -----------
        (a)  Mutual Consent ..............................................  40
             --------------
        (b)  Unilateral Action by FFC ....................................  40
             ------------------------
        (c)  Unilateral Action By KHG ....................................  40
             ------------------------
Section 8.2 Effect of Termination ........................................  41
----------- ---------------------
        (a)  Effect ......................................................  41
             ------
        (b)  Limited Liability ...........................................  41
             -----------------
        (c)  Confidentiality .............................................  41
             ---------------
Section 8.3 Amendment ....................................................  41
----------- ---------
Section 8.4 Waiver .......................................................  42
----------- ------

                                  ARTICLE IX
                          CLOSING AND EFFECTIVE DATE
                          --------------------------
Section 9.1 Closing ......................................................  42
----------- -------
Section 9.2 Effective Date ...............................................  42
----------- --------------

                                   ARTICLE X
                 NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES
                 ---------------------------------------------
Section 10.1 No Survival .................................................  42
------------ -----------

                                  ARTICLE XI
                              GENERAL PROVISIONS
                              ------------------
Section 11.1 Expenses ....................................................  43
------------ --------
Section 11.2 Other Mergers and Acquisitions ..............................  43
------------ ------------------------------
Section 11.3 Notices .....................................................  43
------------ -------
Section 11.4 Counterparts ................................................  44
------------ ------------
Section 11.5 Governing Law ...............................................  44
------------ -------------
Section 11.6 Parties in Interest .........................................  44
------------ -------------------
Section 11.7 Entire Agreement ............................................  44
------------ ----------------
Section 11.8 Materiality Standard ........................................  45
------------ --------------------

                               MERGER AGREEMENT
                               ----------------


    Merger Agreement made as of the 15th day of August, 1997, by and between FULTON FINANCIAL CORPORATION, a Pennsylvania business corporation having its administrative headquarters at One Penn Square, P. O. Box 4887, Lancaster, Pennsylvania 17604 ("FFC"), and KEYSTONE HERITAGE GROUP, INC., a Pennsylvania business corporation having its administrative headquarters at 555 Willow Street, Lebanon, Pennsylvania 17046 ("KHG").


                                  Background:
                                  -----------

    FFC is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). KHG is a bank holding company registered under the BHC Act. FFC and KHG wish to merge with each other. Subject to the terms and conditions of this Agreement, the foregoing transaction will be accomplished by means of a merger (the "Merger") in which (i) KHG will be merged with and into FFC, (ii) FFC will survive the Merger, and (iii) all of the outstanding shares of the common stock of KHG, $5.00 par value per share ("KHG Common Stock"), will be converted into shares of the common stock of FFC, par value $2.50 per share ("FFC Common Stock").

    In addition, Lebanon Valley National Bank ("LVNB"), a national banking association, and Keystone Heritage Life Insurance Corporation ("KHLIC"), a Arizona insurance company, which are wholly-owned subsidiaries of KHG, will become wholly-owned subsidiaries of FFC.

    Simultaneously with the effectiveness of the Merger, FFC shall cause (i) LVNB to merge with an existing bank subsidiary of FFC and (ii) the resulting bank from such merger immediately to transfer certain of its branch offices to other existing bank subsidiaries of FFC, all as more fully described in Section 6.8(a) herein (the "Restructuring").

    Simultaneously with the execution of this Agreement, the parties are entering into a Warrant Agreement of even date herewith (the "Warrant Agreement"), which provides for the delivery by KHG of a warrant (the "Warrant") entitling FFC to purchase shares of the KHG Common Stock in certain circumstances.

                                  WITNESSETH:
                                  -----------

    NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound, the parties hereby agree as follows:

                                   ARTICLE I
                                PLAN OF MERGER
                                --------------

     Section 1.1 Plan of Merger.  Subject to the terms and conditions of this
     ----------- --------------
Agreement, KHG shall merge with and into FFC in accordance with the Plan of Merger substantially in the form of Exhibit C attached hereto.
                                    ---------

                                  ARTICLE II
            CONVERSION OF SHARES AND EXCHANGE OF STOCK CERTIFICATES
            -------------------------------------------------------

     Section 2.1 Conversion of Shares.  On the Effective Date (as defined in
     ----------- --------------------
Section 10.2 herein) the shares of KHG Common Stock then outstanding shall be converted into shares of FFC Common Stock, as follows:

         (a)  General:  Subject to the provisions of Sections 2.1(b), 2.1(c) and
              -------
2.1(d) herein, each share of KHG Common Stock issued and outstanding immediately before the Effective Date shall, on the Effective Date, be converted into and become, without any action on the part of the holder thereof, 1.83 (such number, as it may be adjusted under Section 2.1(b) herein, the "Conversion Ratio") shares of FFC Common Stock and the corresponding number of rights associated with the Rights Agreement dated June 20, 1989 between FFC and Fulton Bank.

         (b)  Antidilution Provision:  In the event that FFC shall at any time
              ----------------------
before the Effective Date:  (i) issue a dividend in shares of FFC Common Stock,
(ii) combine the outstanding shares of FFC Common Stock into a smaller number of shares, or (iii) subdivide the outstanding shares of FFC Common Stock into a greater number of shares, then the Conversion Ratio shall be proportionately adjusted (calculated to two decimal places), so that each KHG stockholder shall receive on the Effective Date, in exchange for his shares of KHG Common Stock, the number of shares of FFC Common Stock as would then have been owned by him if the Effective Date had occurred before the record date of such event (For example, if FFC were to declare a ten percent (10%) stock dividend after the date of this Agreement and if the record date for that stock dividend were to occur before the Effective Date, the Conversion Ratio would be adjusted from
1.83 shares to 2.01 shares).

         (c)  No Fractional Shares:  No fractional shares of FFC Common Stock
              --------------------
shall be issued in connection with the Merger. In lieu of the issuance of any fractional share to which he would otherwise be entitled, each former stockholder of KHG shall receive in cash an amount equal to the fair market value of his fractional interest, which fair market value shall be determined by multiplying such fraction by the Closing Market Price (as defined in Section 2.1(d) herein).

         (d)  Closing Market Price:  For purposes of this Agreement, the Closing
              --------------------
Market Price shall be the average of the per share closing bid and asked prices for FFC Common Stock, rounded up to the nearest $.125, for the ten (10) trading days immediately preceding the date which is two (2) business days before the Effective Date, as reported on the National Market System of the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), the foregoing period of ten (10) trading days being hereinafter sometimes referred to as the "Price Determination Period" (For example, if February 28, 1998 were to be the Effective Date, then the Price Determination Period would be February 11, 12, 13, 17, 18, 19, 20, 23, 24 and 25, 1998). In the event that NASDAQ shall fail to report a closing bid price for FFC Common Stock for any trading day during the Price Determination Period, the closing bid price for that day shall be equal to the average of the closing bid prices and the average of the closing asked prices as quoted: (i) by F. J. Morrissey & Company, Inc. and by Ryan, Beck & Co.; or (ii) in the event that both of these firms are not then making a market in FFC Common Stock, by two brokerage firms then making a market in FFC Common Stock to be selected by FFC and approved by KHG.

     Section 2.2 Exchange of Stock Certificates.  KHG Common Stock certificates
     ----------- ------------------------------
shall be exchanged for FFC Common Stock certificates in accordance with the following procedures:

         (a)  Exchange Agent:  The transfer agent of FFC shall act as exchange
              --------------
agent (the "Exchange Agent") to receive KHG Common Stock certificates from the holders thereof and to exchange such stock certificates for FFC Common Stock certificates and (if applicable) to pay cash for fractional shares of KHG Common Stock pursuant to Section 2.1(c) herein. FCC shall cause the Exchange Agent on or promptly after the Effective Date, to mail to each former stockholder of KHG a notice specifying the procedures to be followed in surrendering such stockholder's KHG Common Stock certificates.

         (b)  Surrender of Certificates:  As promptly as possible after receipt
              -------------------------
of the Exchange Agent's notice, each former stockholder of KHG shall surrender his KHG Common Stock certificates to the Exchange Agent; provided, that if any
                                                         --------
former stockholder of KHG shall be unable to surrender his KHG Common Stock certificates due to loss or mutilation thereof, he may make a constructive surrender by following procedures comparable to those customarily used by FFC for issuing replacement certificates to FFC shareholders whose FFC Common Stock certificates have been lost or mutilated. Upon receiving a proper actual or constructive surrender of KHG Common Stock certificates from a former KHG stockholder, the Exchange Agent shall issue to such stockholder, in exchange therefor, an FFC Common Stock certificate representing the whole number of shares of FFC Common Stock into which such stockholder's shares of KHG Common Stock have been converted in accordance with this Article II, together with a check in the amount of any cash to which such stockholder is entitled, pursuant to Section 2.1(c) herein, in lieu of the issuance of a fractional share.

         (c)  Dividend Withholding:  Dividends, if any, payable by FFC after the
              --------------------
Effective Date to any former stockholder of KHG who has not prior to the payment date surrendered his KHG Common Stock certificates may, at the option of FFC, be withheld. Any dividends so withheld shall be paid, without interest, to such former stockholder of KHG upon proper surrender of his KHG Common Stock certificates.

         (d)  Failure to Surrender Certificates:  All KHG Common Stock
              ---------------------------------
certificates must be surrendered to the Exchange Agent within two (2) years after the Effective Date. In the event that any former stockholder of KHG shall not have properly surrendered his KHG Common Stock certificates within two (2) years after the Effective Date, the shares of FFC Common Stock that would otherwise have been issued to him may, at the option of FFC, be sold and the net proceeds of such sale, together with the cash (if any) to which he is entitled in lieu of the issuance of a fractional share and any previously accrued dividends, shall be held by the Exchange Agent in a noninterest bearing account for his benefit. From and after any such sale, the sole right of such former stockholder of KHG shall be the right to collect such net proceeds, cash and accumulated dividends. Subject to all applicable laws of escheat, such net proceeds, cash and accumulated dividends shall be paid to such former stockholder of KHG, without interest, upon proper surrender of his KHG Common Stock certificates.

         (e)  Expenses:  All costs and expenses associated with the foregoing
              --------
surrender and exchange procedure shall be borne by FFC.

     Section 2.3 Treatment of Outstanding KHG Options.
     ----------- ------------------------------------

        (a) Each holder of an option (collectively, "KHG Options") to purchase shares of KHG Common Stock that (i) is outstanding on the Effective Date, (ii) has been granted pursuant to the 1994 Stock Incentive Plan and the 1996 Independent Directors Stock Option Plan (collectively, the "KHG Stock Option Plans") and (iii) would otherwise survive the Effective Date shall be entitled to receive, in cancellation of such KHG Option, an option to acquire shares of FFC Common Stock on the terms set forth below (an "FFC Stock Option").

        (b) An FFC Stock Option shall be a stock option to acquire shares of FFC Common Stock with the following terms: (i) the number of shares of FFC Common Stock which may be acquired pursuant to such FFC Stock Option shall be equal to the product of the number of shares of KHG Common Stock covered by the KHG Option multiplied by the Conversion Ratio, provided that any fractional share of FFC Common Stock resulting from such multiplication shall be rounded to the nearest whole share; (ii) the exercise price per share of FFC Common Stock shall be equal to the exercise price per share of KHG Common Stock of such KHG Option, divided by the Conversion Ratio, provided that such exercise price shall be rounded to the nearest whole cent; (iii) the duration and other terms of such KHG Option shall be unchanged except that all references to KHG shall be deemed references to FFC, and that each such FFC Stock Option shall be fully exercisable as of the Effective Date, and shall remain exercisable at least until the stated expiration date of the corresponding KHG Option; (iv) FFC shall assume such stock option as contemplated by Section 424(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and (v) to the extent KHG Options qualify as incentive stock options under Section 422 of the Code, the FFC Options exchanged therefor shall also so qualify. Subject to the foregoing, the KHG Stock Option Plans and all options or other rights to acquire KHG Common Stock issued thereunder shall terminate on the Effective Date.

        (c) FFC shall not issue or pay for any fractional shares otherwise issuable upon exercise of a FFC Stock Option. Prior to the Effective Time of Merger, FFC shall reserve for issuance and, if not previously registered pursuant to the Securities Act of 1933, as amended (the "1933 Act"), register, the number of shares of FFC Common Stock necessary to satisfy FFC's obligations with respect to the issuance of FFC Common Stock pursuant to the exercise of FFC Stock Options.

        (d) As of the Effective Date (to the extent required as determined by FFC and KHG), FFC shall receive agreements from each holder of a KHG Option, pursuant to which each such holder agrees to accept such FFC Options in exchange for the cancellation of such KHG Options on the Effective Date.

     Section 2.4 Reservation of Shares.  FFC agrees that (i) prior to the
     ----------- ---------------------
Effective Date it will take appropriate action to reserve a sufficient number of authorized but unissued shares of FFC Common Stock to be issued in accordance with this Agreement, and (ii) on the Effective Date, FFC will issue shares of FFC Common Stock to the extent set forth in, and in accordance with, this Agreement.

     Section 2.5 Taking Necessary Action.  FFC and KHG shall take all such
     ----------- -----------------------
actions as may be reasonably necessary or appropriate in order to effectuate the transactions contemplated hereby including, without limitation, providing information necessary for preparation of any filings needed to obtain the regulatory approvals required to consummate the Merger and the Restructuring. In case at any time after the Effective Date any further action is necessary or desirable to carry out the purposes of this Agreement and to vest FFC with full title to all properties, assets, rights, approvals, immunities and franchises of KHG, the officers and directors of KHG, at the expense of FFC, shall take all such necessary action.

     Section 2.6 Press Releases.  FFC and KHG agree that all press releases or
     ----------- --------------
other public communications relating to this Agreement or the transactions contemplated hereby will require mutual approval by FFC and KHG, unless counsel has advised any such party that such release or other public communication must immediately be issued and the issuing party has not been able, despite its good faith efforts, to obtain such approval.


                                  ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF KHG
                     -------------------------------------

    KHG represents and warrants to FFC, as of the date of this Agreement and as of the date of the Closing (as defined in Section 9.1 herein), as follows:

     Section 3.1 Authority.  The execution and delivery of this Agreement, the
     ----------- ---------
Warrant Agreement and the Warrant and the performance of the transactions contemplated herein and therein have been authorized by the Board of Directors of KHG and, except for the approval of this Agreement by its stockholders, KHG has taken all corporate action necessary on its part to authorize this Agreement, the Warrant Agreement and the Warrant and the performance of the transactions contemplated herein and therein. This Agreement, the Warrant Agreement and the Warrant have been duly executed and delivered by KHG and, assuming due authorization, execution and delivery by FFC, constitute valid and binding obligations of KHG. The execution, delivery and performance of this Agreement, the Warrant Agreement and the Warrant will not constitute a violation or breach of or default under (i) the Articles of Incorporation or Bylaws of KHG, (ii) the Articles of Association or Bylaws of LVNB, (iii) any statute, rule, regulation, order, decree or directive of any governmental authority or court applicable to KHG or LVNB, or (iv) any agreement, contract, memorandum of understanding, indenture or other instrument to which KHG or LVNB is a party or by which KHG or LVNB or any of their properties are bound.

     Section 3.2 Organization and Standing.  KHG is a business corporation that
     ----------- -------------------------
is duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. KHG is a bank holding company under the BHC Act, and has full power and lawful authority to own and hold its properties and to carry on its business as presently conducted. LVNB is a national banking association that is duly organized, validly existing and in good standing under the laws of the United States. LVNB is an insured bank under the provisions of the Federal Deposit Insurance Act, as amended (the "FDI Act"), and is a member of the Federal Reserve System. LVNB has full power and lawful authority to own and hold its properties and to carry on its business as presently conducted. KHLIC is an insurance company that is duly organized, validly existing and in good standing under the laws of the State of Arizona. KHLIC has full power and lawful authority to own and hold its properties and to carry on its business as presently conducted.

     Section 3.3 Subsidiaries.  LVNB and KHLIC are wholly-owned direct
     ----------- ------------
subsidiaries of KHG. Except for LVNB and KHLIC (the "KHG Subsidiaries"), KHG owns no subsidiaries, directly or indirectly.

     Section 3.4 Capitalization.  The authorized capital of KHG consists
     ----------- --------------
exclusively of 10,000,000 shares of KHG Common Stock. There are 3,951,583 shares of KHG Common Stock validly issued, outstanding, fully paid and non-assessable, and 120,100 shares are held as treasury shares. In addition, 98,330 shares of KHG Common Stock are reserved for issuance upon the exercise of Stock Options granted under KHG's Stock Option Plans and 981,740 shares of KHG Common Stock are reserved for issuance upon exercise of the Warrant. Except for the KHG Options and the Warrant, there are no outstanding obligations, options or rights of any kind entitling other persons to acquire shares of KHG Common Stock and there are no outstanding securities or other instruments of any kind that are convertible into shares of KHG Common Stock. All outstanding shares of LVNB Common Stock are owned beneficially and of record by KHG. There are no outstanding obligations, options or rights of any kind entitling other persons to acquire shares of LVNB Common Stock, and there are no outstanding securities or instruments of any kind that are convertible into shares of LVNB Common Stock. All outstanding shares of KHLIC Common Stock are owned beneficially and of record by KHG. There are not outstanding obligations, options or rights of any kind entitling other persons to acquire shares of KHLIC Common Stock, and there are no outstanding securities or instruments of any kind that are convertible into shares of KHLIC Common Stock. The Common Stock of LVNB and KHLIC is sometimes collectively referred to herein as the "KHG Subsidiaries Common Stock."

     Section 3.5 Charter, Bylaws and Minute Books.  The copies of the
     ----------- --------------------------------
Certificate of Incorporation and Bylaws of KHG and the KHG Subsidiaries that have been delivered to FFC are true, correct and complete. Except as previously disclosed to FFC in writing, the minute books of KHG and the KHG Subsidiaries that have been made available to FFC for inspection are true, correct and complete in all material respects and accurately record the actions taken by the Boards of Directors and stockholders of KHG and the KHG Subsidiaries at the meetings documented in such minutes.

     Section 3.6 Financial Statements.  KHG has delivered to FFC the following
     ----------- --------------------
financial statements: Consolidated Balance Sheets at December 31, 1996 and 1995 and Consolidated Statements of Income, Consolidated Statements of Stockholders' Equity, and Consolidated Statements of Cash Flows of KHG for the years ended December 31, 1996, 1995 and 1994, certified by KPMG Peat Marwick LLP, and set forth in the 1996 Annual Report to KHG's stockholders and a Consolidated Balance Sheet of KHG at June 30, 1997 and Consolidated Statements of Income, Consolidated Statements of Changes in Stockholders' Equity and Consolidated Statements of Cash Flows of KHG for the six-month period ended June 30, 1997, as filed with the Securities and Exchange Commission (the "SEC") in a Quarterly Report on Form 10-Q (the aforementioned Consolidated Balance Sheet as of June 30, 1997 being hereinafter referred to as the "KHG Balance Sheet"). Each of the foregoing financial statements fairly present the consolidated financial condition, assets and liabilities, and results of operations of KHG and LVNB at their respective dates and for the respective periods then ended and has been prepared in accordance with generally accepted accounting principles consistently applied, except as otherwise noted in a footnote thereto and except for the omission of the notes from the financial statements applicable to any interim period.

     Section 3.7 Absence of Undisclosed Liabilities.  Except as disclosed in
     ----------- ----------------------------------
Schedule 3.7, or as reflected, noted or adequately reserved against in the KHG
------------
Balance Sheet, as at June 30, 1997, KHG had no consolidated liabilities (whether accrued, absolute, contingent or otherwise) which were required to be reflected, noted or reserved against in the KHG Balance Sheet under generally accepted accounting principles. Except as disclosed in Schedule 3.7, KHG and the KHG
                                               ------------
Subsidiaries have not incurred, since June 30, 1997, any such liability, other than liabilities of the same nature as those set forth in the KHG Balance Sheet, all of which have been reasonably incurred in the Ordinary Course of Business. For purposes of this Agreement, the term "Ordinary Course of Business" shall mean the ordinary course of business consistent with KHG's and the KHG Subsidiaries' customary business practices.

     Section 3.8 Absence of Changes.  Since June 30, 1997, KHG and the KHG
     ----------- ------------------
Subsidiaries have each conducted their businesses in the Ordinary Course of Business and, except as disclosed in Schedule 3.8, neither KHG nor the KHG
                                     ------------
Subsidiaries have undergone any changes in its condition (financial or otherwise), assets, liabilities, business or operations, other than changes in the Ordinary Course of Business, which have been, in the aggregate, materially adverse as to KHG and the KHG Subsidiaries.

     Section 3.9 Dividends, Distributions and Stock Purchases.  Except as
     ----------- --------------------------------------------
disclosed in Schedule 3.9, since July 1, 1997, KHG has not declared, set aside,
             ------------
made or paid any dividend or other distribution in respect of the KHG Common Stock, or purchased, issued or sold any shares of KHG Common Stock or the KHG Subsidiaries Common Stock.

    Section 3.10 Taxes.  KHG and the KHG Subsidiaries have filed all federal,
    ------------ -----
state, county, municipal and foreign tax returns, reports and declarations which are required to be filed by them or either of them as of June 30, 1997. Except as disclosed in Schedule 3.10: (i) KHG and the KHG Subsidiaries have paid all
                -------------
taxes, penalties and interest which have become due pursuant thereto or which became due pursuant to federal, state, county, municipal or foreign tax laws applicable to the periods covered by the foregoing tax returns, (ii) neither KHG nor the KHG Subsidiaries have received any notice of deficiency or assessment of additional taxes, and no tax audits are in process; and (iii) the Internal Revenue Service (the "IRS") has not commenced or given notice of an intention to commence any examination or audit of the federal income tax returns of KHG for any year through and including the year ended December 31, 1996. Except as disclosed in Schedule 3.10, neither KHG nor the KHG Subsidiaries have granted
             -------------
any waiver of any statute of limitations or otherwise agreed to any extension of a period for the assessment of any federal, state, county, municipal or foreign income tax. Except as disclosed in Schedule 3.10, the accruals and reserves
                                    -------------
reflected in the KHG Balance Sheet are adequate to cover all taxes (including interest and penalties, if any, thereon) that are payable or accrued as a result of KHG's consolidated operations for all periods prior to the date of such Balance Sheet.

     Section 3.11 Title to and Condition of Assets.  Except as disclosed in
     ------------ --------------------------------
Schedule 3.11, KHG or the KHG Subsidiaries have good and marketable title to all
-------------
consolidated real and personal properties and assets reflected in the KHG Balance Sheet or acquired subsequent to June 30, 1997 (other than property and assets disposed of in the Ordinary Course of Business), free and clear of all liens or encumbrances of any kind whatsoever; provided, however, that the
                                              --------  -------
representations and warranties contained in this sentence do not cover liens or encumbrances that: (i) are reflected in the KHG Balance Sheet or in Schedule
                                                                     --------
3.11; (ii) represent liens of current taxes not yet due or which, if due, may be
----
paid without penalty, or which are being contested in good faith by appropriate proceedings; and (iii) represent such imperfections of title, liens, encumbrances, zoning requirements and easements, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present use, of the properties and assets subject thereto. The structures and other improvements to real estate, furniture, fixtures and equipment reflected in the KHG Balance Sheet or acquired subsequent to June 30, 1997: (A) are in good operating condition and repair (ordinary wear and tear excepted), and (B) comply in all material respects with all applicable laws, ordinances and regulations, including without limitation all building codes, zoning ordinances and other similar laws, except where any noncompliance would not materially detract from the value, or interfere with the present use, of such structures, improvements, furniture, fixtures and equipment. KHG and the KHG Subsidiaries own or have the right to use all real and personal properties and assets that are material to the conduct of their respective businesses as presently conducted.

     Section 3.12 Contracts.  Each written or oral contract entered into by KHG
     ------------ ---------
or the KHG Subsidiaries (other than contracts with customers reasonably entered into by KHG or KHG Subsidiaries in the Ordinary Course of Business) which involves aggregate payments or receipts in excess of $100,000 per year, including without limitation every employment contract, employee benefit plan, agreement, lease, license, indenture, mortgage and other commitment to which either KHG or the KHG Subsidiaries are a party or by which KHG or any of the KHG Subsidiaries or any of their properties may be bound (collectively referred to herein as "Material Contracts") is identified in Schedule 3.12. Except as
                                                 -------------
disclosed in Schedule 3.12, all Material Contracts are enforceable against KHG
             -------------
or the KHG subsidiaries, as the case may be and , KHG or the KHG subsidiaries have in all material respects performed all obligations required to be performed by them to date and are not in default in any material respect and KHG is not aware of any default by a third party under a Material Contract. Schedule 3.12
                                                                  -------------
identifies all Material Contracts which require the consent or approval of third parties to the execution and delivery of this Agreement or to the consummation of the transactions contemplated herein.

     Section 3.13 Litigation and Governmental Directives.  Except as disclosed
     ------------ --------------------------------------
in Schedule 3.13,  (i) there is no litigation, investigation or proceeding
   -------------
pending, or to the knowledge of KHG or the KHG Subsidiaries threatened, that involves KHG or the KHG Subsidiaries or any of their properties and that, if determined adversely, would materially and adversely affect the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of KHG or the KHG Subsidiaries; (ii) there are no outstanding orders, writs, injunctions, judgments, decrees, regulations, directives, consent agreements or memoranda of understanding issued by any federal, state or local court or governmental authority or arbitration tribunal issued against or with the consent of KHG or the KHG Subsidiaries that materially and adversely affect the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of KHG or the KHG Subsidiaries or that in any manner restrict the right of KHG or the KHG Subsidiaries to carry on their businesses as presently conducted taken as a whole; and (iii) neither KHG nor the KHG Subsidiaries are aware of any fact or condition presently existing that might give rise to any litigation, investigation or proceeding which, if determined adversely to either KHG or the KHG Subsidiaries, would materially and adversely affect the consolidated condition (financial or otherwise), assets, liabilities, business, operations or future prospects of KHG or the KHG Subsidiaries or would restrict in any manner the right of KHG or the KHG Subsidiaries to carry on their businesses as presently conducted taken as a whole. All litigation (except for bankruptcy proceedings in which KHG or the KHG Subsidiaries have filed proofs of claim) in which KHG or the KHG Subsidiaries are involved as a plaintiff (other than routine collection and foreclosure suits initiated in the Ordinary Course of Business) in which the amount sought to be recovered is less than $50,000 is identified in Schedule
                                                                    --------
3.13.
----

     Section 3.14 Compliance with Laws; Governmental Authorizations.  Except as
     ------------ -------------------------------------------------
disclosed in Schedule 3.14 or where noncompliance would not have a material and
             -------------
adverse effect upon the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of KHG or the KHG Subsidiaries: (i) KHG and the KHG Subsidiaries are in compliance with all statutes, laws, ordinances, rules, regulations, judgments, orders, decrees, directives, consent agreements, memoranda of understanding, permits, concessions, grants, franchises, licenses, and other governmental authorizations or approvals applicable to KHG or the KHG Subsidiaries or to any of their properties; and (ii) all material permits, concessions, grants, franchises, licenses and other governmental authorizations and approvals necessary for the conduct of the business of KHG or the KHG Subsidiaries as presently conducted have been duly obtained and are in full force and effect, and there are no proceedings pending or threatened which may result in the revocation, cancellation, suspension or materially adverse modification of any thereof.

     Section 3.15 Insurance.  All policies of insurance relating to KHG's and
     ------------ ---------
the KHG Subsidiaries' operations (except for title insurance policies), including without limitation all financial institutions bonds, held by or on behalf of KHG or the KHG Subsidiaries are listed in Schedule 3.15. All such
                                                    -------------
policies of insurance are in full force and effect, and no notices of cancellation have been received in connection therewith.

     Section 3.16 Financial Institutions Bonds.  Since January 1, 1993, LVNB has
     ------------ ----------------------------
continuously maintained in full force and effect one or more financial institutions bonds listed in Schedule 3.16 insuring LVNB against acts of
                             -------------
dishonesty by each of its employees. No claim has been made under any such bond and LVNB is not aware of any fact or condition presently existing which might form the basis of a claim under any such bond. LVNB has received no notice that its present financial institutions bond or bonds will not be renewed by its carrier on substantially the same terms as those now in effect.

     Section 3.17 Labor Relations and Employment Agreements.  Neither KHG nor
     ------------ -----------------------------------------
any of the KHG Subsidiaries are a party to or bound by any collective bargaining agreement. KHG and the KHG Subsidiaries enjoy good working relationships with their employees, and there are no labor disputes pending, or to the knowledge of KHG or the KHG Subsidiaries threatened, that might materially and adversely affect the condition (financial or otherwise), assets, liabilities, business or operations of KHG or LVNB. Except as disclosed in Schedule 3.17, neither KHG
                                                   -------------
nor any of the KHG Subsidiaries have any employment contract, severance agreement, deferred compensation agreement, consulting agreement or similar obligation (an "Employment Obligation") with any director, officer, employee, agent or consultant. Except as disclosed in Schedule 3.17, as of the Effective
                                             -------------
Date (as defined in Section 9.2 herein), neither KHG nor any of the KHG Subsidiaries will have any liability for employee termination rights arising out of any Employment Obligation.

     Section 3.18 Employee Benefit Plans.  All employee benefit plans, contracts
     ------------ ----------------------
or arrangements to which KHG or any of the KHG Subsidiaries are a party or by which KHG or any of the KHG Subsidiaries are bound, including without limitation all pension, retirement, deferred compensation, incentive, bonus, profit sharing, stock purchase, stock option, life insurance, death or survivor's benefit, health insurance, sickness, disability, medical, surgical, hospital, severance, layoff or vacation plans, contracts or arrangements, are identified in Schedule 3.18. The Lebanon Valley National Bank Pension Plan and the Lebanon
   -------------
Valley National Bank Retirement Savings Plan (the "KHG Pension Plans") are exempt from tax under Sections 401 and 501 of the Code, has been maintained and operated in material compliance with all applicable provisions of the Code and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). No "prohibited transaction" (as such term is defined in the Code or in ERISA) has occurred in respect of the KHG Pension Plans or any other employee benefit plan, (all "employee benefit pension plans" and all "employee welfare benefit plans", as those terms are defined in ERISA, of KHG or any of the KHG Subsidiaries being collectively referred to herein as "KHG Benefit Plans" and individually as a "KHG Benefit Plan"), to which KHG or any of the KHG Subsidiaries are a party or by which KHG or any of the KHG Subsidiaries are bound. There have been no material breaches of fiduciary duty by any fiduciary under or with respect to the KHG Pension Plans or any other KHG Benefit Plan, and no claim is pending or threatened with respect to any KHG Benefit Plan other than claims for benefits made in the Ordinary Course of Business. Neither KHG nor any of the KHG Subsidiaries have incurred any material liability for any tax imposed by Section 4975 of the Code or for any material penalty imposed by the Code or by ERISA with respect to the KHG Pension Plans or any other KHG Benefit Plan. There has not been any audit of any KHG Benefit Plan by the Department of Labor, the IRS or the PBGC since 1990.

     Section 3.19 Related Party Transactions.  Except as disclosed in Schedule
     ------------ --------------------------                          --------
3.19, neither KHG nor any of the KHG Subsidiaries have any contract, extension
----
of credit, business arrangement or other relationship of any kind with any of the following persons: (i) any executive officer or director (including any person who has served in such capacity since January 1, 1995) of KHG or any of the KHG Subsidiaries; (ii) any stockholder owning five percent (5%) or more of the outstanding KHG Common Stock; and (iii) any "associate" (as defined in Rule 405 under the 1933 Act) of the foregoing persons or any business in which any of the foregoing persons is an officer, director, employee or five percent (5%) or greater equity owner. Each such contract or extension of credit disclosed in

Schedule 3.19, except as otherwise specifically described therein, has been made
-------------
in the Ordinary Course of Business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable arms' length transactions with other persons that do not involve more than a normal risk of collectability or present other unfavorable features.

     Section 3.20 No Finder.  Except as disclosed in Schedule 3.20, neither KHG
     ------------ ---------                          -------------
nor any of the KHG Subsidiaries have paid or become obligated to pay any fee or commission of any kind whatsoever to any broker, finder, advisor or other intermediary for, on account of or in connection with the transactions contemplated in this Agreement.

     Section 3.21 Complete and Accurate Disclosure.  Neither this Agreement
     ------------ --------------------------------
(insofar as it relates to KHG, the KHG Subsidiaries, KHG Common Stock, KHG Subsidiaries Common Stock, and the involvement of KHG and the KHG Subsidiaries in the transactions contemplated hereby) nor any financial statement, schedule (including without limitation its Schedules to this Agreement), certificate, or other statement or document delivered by KHG or the KHG Subsidiaries to FFC in connection herewith contains any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omits to state any material fact necessary to make the statements contained herein or therein not false or misleading.

     Section 3.22 Environmental Matters.  Except as disclosed in Schedule 3.22,
     ------------ ---------------------                          -------------
neither KHG nor any of the KHG Subsidiaries have any knowledge that any environmental contaminant, pollutant, toxic or hazardous waste or other similar substance has been generated, used, stored, processed, disposed of or discharged onto any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor's right) or leased by KHG or any of the KHG Subsidiaries. In particular, without limiting the generality of the foregoing sentence, except as disclosed in Schedule 3.22, neither KHG nor any of the KHG Subsidiaries have
                -------------
any knowledge that: (i) any materials containing asbestos have been used or incorporated in any building or other structure or improvement located on any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor's right) or leased by KHG or any of the KHG Subsidiaries; (ii) any electrical transformers, fluorescent light fixtures with ballasts or other equipment containing PCB's are or have been located on any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor's right) or leased by KHG or any of the KHG Subsidiaries; or (iii) any underground storage tanks for the storage of gasoline, petroleum products or other toxic or hazardous wastes or similar substances are or have ever been located on any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor's right) or leased by KHG or any of the KHG Subsidiaries.

     Section 3.23 Proxy Statement/Prospectus.  At the time the Proxy
     ------------ --------------------------
Statement/Prospectus (as defined in Section 6.1(b) herein) is mailed to the stockholders of KHG and at all times subsequent to such mailing, up to and including the Effective Date, the Proxy Statement/Prospectus (including any pre- and post-effective amendments and supplements thereto), with respect to all information relating to KHG, the KHG Subsidiaries, KHG Common Stock, the KHG Subsidiaries Common Stock and all actions taken and statements made by KHG and the KHG Subsidiaries in connection with the transactions contemplated herein (except for information provided by FFC to KHG or the KHG Subsidiaries) will:
(i) comply in all material respects with applicable provisions of the 1933 Act, and the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the applicable rules and regulations of the SEC thereunder; and (ii) not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact that is required to be stated therein or necessary in order (A) to make the statements therein not false or misleading, or (B) to correct any statement in an earlier communication with respect to the Proxy Statement/Prospectus which has become false or misleading.

     Section 3.24 SEC Filings.  No registration statement, offering circular,
     ------------ -----------
proxy statement, schedule or report filed and not withdrawn by KHG with the SEC under the 1933 Act or the 1934 Act, on the date of effectiveness (in the case of any registration statement or offering circular) or on the date of filing (in the case of any report or schedule) or on the date of mailing (in the case of any proxy statement), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     Section 3.25 Reports.  KHG and LVNB have filed all material reports,
     ------------ -------
registrations and statements that are required to be filed with the Federal Reserve Board (the "FRB"), the Federal Deposit Insurance Corporation (the "FDIC"), the Office of the Comptroller of the Currency (the "OCC") and any other applicable federal, state or local governmental or regulatory authorities and such reports, registrations and statements referred to in this Section 3.25 were, as of their respective dates, in compliance in all material respects with all of the statutes, rules and regulations enforced or promulgated by the governmental or regulatory authority with which they were filed; provided, however, that the failure to file any such report, registration, or statement or the failure of any report, registration or statement to comply with the applicable regulatory standard shall not be deemed to be a breach of the foregoing representation unless such failure has or may have a material adverse impact on KHG and the KHG Subsidiaries on a consolidated basis. KHG has furnished FFC with, or made available to FFC, copies of all such filings made in the last three fiscal years and in the period from January 1, 1997 through the date of this Agreement. KHG is required to file reports with the SEC pursuant to Section 12 of the 1934 Act, and has made all appropriate filings under the 1934 Act and the rules and regulations promulgated thereunder. The KHG Common Stock is traded on the American Stock Exchange under the symbol "KHG."

     Section 3.26 Loan Portfolio of the LVNB.
     ------------ --------------------------

          (a) Attached hereto as Schedule 3.26 is a list of (w) all outstanding
                                 -------------
commercial relationships, i.e. commercial loans, commercial loan commitments and commercial letters of credit, of LVNB (x) all loans of LVNB classified by LVNB or any regulatory authority as "Monitor," "Substandard," "Doubtful" or "Loss,"
(y) all commercial and mortgage loans of LVNB classified as "non-accrual," and
(z) all commercial loans of LVNB classified as "in substance foreclosed."

          (b) LVNB has adequately reserved for or charged off loans in accordance with applicable regulatory requirements and LVNB's reserve for loan losses is adequate in all material respects.

     Section 3.27 Investment Portfolio.  Attached hereto as Schedule 3.27 is a
     ------------ --------------------                      -------------
list of all securities held by KHG and LVNB for investment, showing the principal amount, book value and market value of each security as of a recent date, and of all short-term investments held by it as of June 30, 1997. These securities are free and clear of all liens, pledges and encumbrances, except as shown on Schedule 3.27.
         -------------

     Section 3.28 Regulatory Examinations.
     ------------ -----------------------

          (a) Except for normal examinations conducted by a regulatory agency in the regular course of the business of KHG or any of the KHG Subsidiaries, no regulatory agency has initiated any proceeding or investigation into the business or operations of KHG or any of the KHG Subsidiaries. Neither KHG nor any of the KHG Subsidiaries have received any objection from any regulatory agency to KHG's or the KHG Subsidiaries' response to any violation, criticism or exception with respect to any report or statement relating to any examinations of KHG and the KHG Subsidiaries which would have a materially adverse effect on KHG and any of the KHG Subsidiaries on a consolidated basis.

          (b) Neither KHG nor any of the KHG Subsidiaries are required to divest any assets currently held by it or discontinue any activity currently conducted as a result of the Federal Deposit Insurance Corporation Improvement Act of 1991, any regulations promulgated thereunder, or otherwise which would have a materially adverse effect on KHG and any of the KHG Subsidiaries on a consolidated basis.

                                  ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF FFC
                     -------------------------------------

    FFC represents and warrants to KHG, as of the date of this Agreement and as of the date of the Closing, as follows:

     Section 4.1 Authority.  The execution and delivery of this Agreement and
     ----------- ---------
the consummation of the transactions contemplated herein have been authorized by the Board of Directors of FFC, and no other corporate action on the part of FFC is necessary to authorize this Agreement or the consummation by FFC of the transactions contemplated herein. This Agreement has been duly executed and delivered by FFC and, assuming due authorization, execution and delivery by KHG, constitutes a valid and binding obligation of FFC. The execution, delivery and consummation of this Agreement will not constitute a violation or breach of or default under the Articles of Incorporation or Bylaws of FFC or any statute, rule, regulation, order, decree, directive, agreement, indenture or other instrument to which FFC is a party or by which FFC or any of its properties are bound.

     Section 4.2 Organization and Standing.  FFC is a business corporation that
     ----------- -------------------------
is duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. FFC is a registered bank holding company under the BHC Act and has full power and lawful authority to own and hold its properties and to carry on its present business.

     Section 4.3 Capitalization.  The authorized capital of FFC consists
     ----------- --------------
exclusively of 200,000,000 shares of FFC Common Stock and 10,000,000 shares of preferred stock without par value (the "FFC Preferred Stock"). There was 39,627,648 shares of FFC Common Stock validly issued, outstanding, fully paid and non-assessable and no shares are held as treasury shares. No shares of FFC Preferred Stock have been issued as of the date of this Agreement, and FFC has no present intention to issue any shares of FFC Preferred Stock. As of the date of this Agreement, there are no outstanding obligations, options or rights of any kind entitling other persons to acquire shares of FFC Common Stock or shares of FFC Preferred Stock and there are no outstanding securities or other instruments of any kind convertible into shares of FFC Common Stock or into shares of FFC Preferred Stock, except as follows: (i) 888,506 shares of FFC Common Stock were issuable upon the exercise of outstanding stock options granted under the FFC Incentive Stock Option Plan and the FFC Employee Stock Purchase Plan and (ii) there were outstanding 39,627,648 Rights representing the right under certain circumstances to purchase shares of FFC Common Stock pursuant to the terms of a Shareholder Rights Agreement, dated June 20, 1989, entered into between FFC and Fulton Bank and (iii) shares of FFC Common Stock reserved from time to time for issuance pursuant to FFC's Employee Stock Purchase and Dividend Reinvestment Plans.

     Section 4.4 Articles of Incorporation and Bylaws.  The copies of the
     ----------- ------------------------------------
Articles of Incorporation, as amended, and of the Bylaws, as amended, of FFC that have been delivered to KHG are true, correct and complete.

     Section 4.5 Subsidiaries.  Schedule 4.5 contains a list of all subsidiaries
     ----------- ------------   ------------
("Subsidiaries") which FFC owns, directly or indirectly. Except as otherwise disclosed on Schedule 4.5: (i) FFC owns, directly or indirectly, all of the
             ------------
outstanding shares of capital stock of each Subsidiary, and (ii) as of the date of this Agreement: (A) there are no outstanding obligations, options or rights of any kind entitling persons (other than FFC or any Subsidiary) to acquire shares of capital stock of any Subsidiary, and (B) there are no outstanding securities or other instruments of any kind held by persons (other than FFC or any Subsidiary) that are convertible into shares of capital stock of any Subsidiary. Each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction pursuant to which it is incorporated. Each Subsidiary has full power and lawful authority to own and hold its properties and to carry on its business as presently conducted. Each Subsidiary which is a banking institution is an insured bank under the provisions of the FDI Act.

     Section 4.6 Financial Statements.  FFC has delivered to KHG the following
     ----------- --------------------
financial statements: Consolidated Balance Sheets, Consolidated Statements of Income, Consolidated Statements of Shareholders' Equity, and Consolidated Statements of Cash Flows for the years ended December 31, 1996, 1995 and 1994, certified by Arthur Andersen LLP and set forth in the Annual Report to the shareholders of FFC for the year ended December 31, 1996 and Consolidated Balance Sheets as of June 30, 1997, Consolidated Statements of Income for the three-month and six-month periods ended June 30, 1997, and Consolidated Statements of Cash Flows for the six months ended June 30, 1997 and 1996, as filed with the SEC in a Quarterly Report on Form 10-Q (the Consolidated Balance Sheet as of June 30, 1997 being hereinafter referred to as the "FFC Balance Sheet"). Each of the foregoing financial statements fairly presents the consolidated financial position, assets, liabilities and results of operations of FFC at their respective dates and for the respective periods then ended and has been prepared in accordance with generally accepted accounting principles consistently applied, except as otherwise noted in a footnote thereto.

     Section 4.7 Absence of Undisclosed Liabilities.  Except as disclosed in
     ----------- ----------------------------------
Schedule 4.7 or as reflected, noted or adequately reserved against in the FFC
------------
Balance Sheet, at June 30, 1997 FFC had no material liabilities (whether accrued, absolute, contingent or otherwise) which are required to be reflected, noted or reserved against therein under generally accepted accounting principles or which are in any case or in the aggregate material. Except as described in

Schedule 4.7, since June 30, 1997 FFC has not incurred any such liability other
------------
than liabilities of the same nature as those set forth in the FFC Balance Sheet, all of which have been reasonably incurred in the ordinary course of business.

     Section 4.8 Absence of Changes.  Since June 30, 1997 there has not been any
     ----------- ------------------
material and adverse change in the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of FFC.

     Section 4.9 Litigation and Governmental Directives.  Except as disclosed in
     ----------- --------------------------------------
Schedule 4.9:  (i) there is no litigation, investigation or proceeding pending,
------------
or to the knowledge of FFC threatened, that involves FFC or its properties and that, if determined adversely to FFC, would materially and adversely affect the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of FFC; (ii) there are no outstanding orders, writs, injunctions, judgments, decrees, regulations, directives, consent agreements or memoranda of understanding issued by any federal, state or local court or governmental authority or of any arbitration tribunal against FFC which materially and adversely affect the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of FFC or restrict in any manner the right of FFC to carry on its business as presently conducted; and
(iii) FFC is not aware of any fact or condition presently existing that might give rise to any litigation, investigation or proceeding which, if determined adversely to FFC, would materially and adversely affect the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of FFC or restrict in any manner the right of FFC to carry on its business as presently conducted.

     Section 4.10 Compliance with Laws; Governmental Authorizations.  Except as
     ------------ -------------------------------------------------
disclosed in Schedule 4.10 or where noncompliance would not have a material and
             -------------
adverse effect upon the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of FFC: (i) FFC and each of its Subsidiaries are in compliance with all statutes, laws, ordinances, rules, regulations, judgments, orders, decrees, directives, consent agreements, memoranda of understanding, permits, concessions, grants, franchises, licenses, and other governmental authorizations or approvals applicable to their respective operations and properties; and (ii) all permits, concessions, grants, franchises, licenses and other governmental authorizations and approvals necessary for the conduct of the respective businesses of FFC and each of its Subsidiaries as presently conducted have been duly obtained and are in full force and effect, and there are not proceedings pending or threatened which may result in the revocation, cancellation, suspension or materially adverse modification of any thereof.

     Section 4.11 Complete and Accurate Disclosure.  Neither this Agreement
     ------------ --------------------------------
(insofar as it relates to FFC, FFC Common Stock, and the involvement of FFC in the transactions contemplated hereby) nor any financial statement, schedule (including, without limitation, its Schedules to this Agreement), certificate or other statement or document delivered by FFC to KHG in connection herewith contains any statement which, at the time and under the circumstances under which it is made, is false or misleading with respect to any material fact or omits to state any material fact necessary to make the statements contained herein or therein not false or misleading. In particular, without limiting the generality of the foregoing sentence, the information provided and the representations made by FFC to KHG in connection with the Registration Statement (as defined in Section 6.1(b)), both at the time such information and representations are provided and made and at the time of the Closing, will be true and accurate in all material respects and will not contain any false or misleading statement with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order (i) to make the statements made not false or misleading, or (ii) to correct any statement contained in an earlier communication with respect to such information or representations which has become false or misleading.

     Section 4.12 Labor Relations.  Neither FFC nor any of its Subsidiaries is a
     ------------ ---------------
party to or bound by any collective bargaining agreement. FFC and each of its Subsidiaries enjoy good working relationships with their employees, and there are no labor disputes pending, or to the knowledge of FFC or any Subsidiary threatened, that might materially and adversely affect the condition (financial or otherwise), assets, liabilities, business or operations of FFC.

     Section 4.13 Employee Benefits Plans.  FFC's contributory profit-sharing
     ------------ -----------------------
plan, defined benefits pension plan and 401(k) plan (hereinafter collectively referred to as the "FFC Pension Plans") are exempt from tax under Sections 401 and 501 of the Code, have been maintained and operated in compliance with all applicable provisions of the Code and ERISA, are not subject to any accumulated funding deficiency within the meaning of ERISA and the regulations promulgated thereunder, and do not have any outstanding liability to the PBGC. No "prohibited transaction" or "reportable event" (as such terms are defined in the Code or ERISA) has occurred with respect to the FFC Pension Plans or any other employee benefit plan to which FFC or any of its subsidiaries are a party or by which FFC or any of its subsidiaries are bound (each hereinafter called an "FFC Benefit Plan"). There have been no breaches of fiduciary duty by any fiduciary under or with respect to the FFC Pension Plans or any other FFC Benefit Plan, and no claim is pending or threatened with respect to any FCC Benefit Plan other than claims for benefits made in the Ordinary Course of Business. Neither FCC or any of its subsidiaries have incurred any liability for any tax imposed by
Section 4975 of the Code or for any penalty imposed by the Code or by ERISA with respect to the FFC Pension Plans or any other FFC Benefit Plan. There has not been any audit of any FCC Benefit Plan by the Department of Labor, the IRS or the PBGC since 1990.

     Section 4.14 Environmental Matters.  Except as disclosed in Schedule 4.14
     ------------ ---------------------                          -------------
or as reflected, noted or adequately reserved against in the FFC Balance Sheet, FFC has no knowledge of any material liability relating to any environmental contaminant, pollutant, toxic or hazardous waste or other similar substance that has been used, generated, stored, processed, disposed of or discharged onto any of the real estate now or previously owned or acquired (including without limitation real estate acquired by means of foreclosure or other exercise of any creditor's right) or leased by FFC and which is required to be reflected, noted or adequately reserved against in FFC's consolidated financial statements under generally accepted accounting principles.

     Section 4.15 SEC Filings.  No registration statement, offering circular,
     ------------ -----------
proxy statement, schedule or report filed and not withdrawn by FFC with the SEC under the 1933 Act or the 1934 Act, on the date of effectiveness (in the case of any registration statement or offering circular) or on the date of filing (in the case of any report or schedule) or on the date of mailing (in the case of any proxy statement), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     Section 4.16 Proxy Statement/Prospectus.  At the time the Proxy
     ------------ --------------------------
Statement/Prospectus (as defined in Section 6.1(b)) is mailed to the stockholders of KHG and at all times subsequent to such mailing, up to and including the Effective Date, the Proxy Statement/Prospectus (including any pre- and post-effective amendments and supplements thereto), with respect to all information relating to FFC, FFC Common Stock, and actions taken and statements made by FFC in connection with the transactions contemplated herein (other than information provided by KHG or LVNB to FFC), will: (i) comply in all material respects with applicable provisions of the 1933 Act and 1934 Act and the pertinent rules and regulations thereunder; and (ii) not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact that is required to be stated therein or necessary in order (A) to make the statements therein not false or misleading, or (B) to correct any statement in an earlier communication with respect to the Proxy Statement/Prospectus which has become false or misleading.

     Section 4.17 Accounting Treatment.  To the best of FFC's knowledge after
     ------------ --------------------
reasonable investigation and consultation with its advisors, and subject to any factors beyond FFC's control, the Merger will qualify for treatment as a "pooling-of-interests" for accounting purposes.

     Section 4.18 Regulatory Approvals.  FFC is not aware of any reason why any
     ------------ --------------------
of the required regulatory approvals to be obtained in connection with the Merger should not be granted by such regulatory authorities or why such regulatory approvals should be conditioned on any requirement which would be a significant impediment to FFC's ability to carry on its business.

     Section 4.19 No Finder.  FFC has not paid or become obligated to pay any
     ------------ ---------
fee or commission of any kind whatsoever to any broker, finder, advisor or other intermediary for, on account of, or in connection with the transactions contemplated in this Agreement.

     Section 4.20 Taxes.  FFC has filed, or has received extension for filing,
     ------------ -----
all federal, state, county, municipal and foreign tax returns, reports and declarations which are required to be filed by it as of June 30, 1997. To the best of FFC's knowledge, (i) FFC has paid all taxes, penalties and interest which have become due pursuant thereto or which became due pursuant to federal, state, county, municipal or foreign tax laws applicable to the periods covered by the foregoing tax returns, and (ii) FFC has not received any notice of deficiency or assessment of additional taxes. To the best of FFC's knowledge, the accruals and reserves reflected in the FFC Balance Sheet are adequate to cover all material taxes (including interest and penalties, if any, thereon) that are payable or accrued as a result of FFC's consolidated operations for all periods prior to the date of such Balance Sheet.

     Section 4.21 Title to and Condition of Assets.  FFC has good and marketable
     ------------ --------------------------------
title to all consolidated real and personal properties and assets reflected in the FFC Balance Sheet or acquired subsequent to June 30, 1997 (other than property and assets disposed of in the Ordinary Course of Business), free and clear of all liens or encumbrances of any kind whatsoever; provided, however,
                                                           --------  -------
that the representations and warranties contained in this sentence to not cover liens or encumbrances that: (i) are reflected in the FFC Balance Sheet; (ii) represent liens of current taxes not yet due or which, if due, may be paid without penalty, or which are being contested in good faith by appropriate proceedings; and (iii) represent such imperfections of title, liens, encumbrances, zoning requirements and easements, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present or proposed use, of the properties and assets subject thereto.

     Section 4.22 Contracts.  To the best of FFC's knowledge, all FFC Material
     ------------ ---------
Contracts are enforceable against FFC, and FFC has in all material respects performed all obligations required to be performed by it to date and is not in default in any material respect. "FFC Material Contracts" shall be defined as each written or oral contract entered into by FFC (other than contracts with customers reasonably entered into by FFC in the Ordinary Course of Business) which involves aggregate payments or receipts in excess of $100,000 per year, including without limitation every employment contract, employee benefit plan, agreement, lease, license, indenture, mortgage and other commitment to which either FFC or FFC Subsidiaries are a party or by which FFC or any of the FFC Subsidiaries or any of their properties may be bound.

     Section 4.23 Insurance.  To the best of FFC's knowledge, all policies of
     ------------ ---------
insurance covering operations of FFC which are, in the aggregate, material (except for title insurance policies), including without limitation all financial institutions bonds, held by or on behalf of FFC are in full force and effect, and no notices of cancellation have been received in connection therewith.

                                   ARTICLE V
                               COVENANTS OF KHG
                               ----------------

    From the date of this Agreement until the Effective Date, KHG covenants and agrees to do, and shall cause LVNB to do, the following:

    Section 5.1 Conduct of Business.  Except as otherwise consented to by FFC in
    ----------- -------------------
writing which consent will not be unreasonably withheld or delayed, KHG and the KHG Subsidiaries shall: (i) use all reasonable efforts to carry on their respective businesses in, and only in, the Ordinary Course of Business; (ii) to the extent consistent with prudent business judgment, use all reasonable efforts to preserve their present business organizations, to retain the services of their present officers and employees, and to maintain their relationships with customers, suppliers and others having business dealings with KHG or any of the KHG Subsidiaries; (iii) maintain all of their structures, equipment and other real property and tangible personal property in good repair, order and condition, except for ordinary wear and tear and damage by unavoidable casualty;
(iv) to the extent consistent with prudent business judgment, use all reasonable efforts to preserve or collect all material claims and causes of action belonging to KHG or any of the KHG Subsidiaries; (v) to the extent consistent with prudent business judgment, keep in full force and effect all insurance policies now carried by KHG or any of the KHG Subsidiaries; (vi) to the extent consistent with prudent business judgment, perform in all material respects each of their obligations under all Material Contracts (as defined in Section 3.12 herein) to which KHG or any of the KHG Subsidiaries are a party or by which any of them may be bound or which relate to or affect their properties, assets and business; (vii) maintain their books of account and other records in the Ordinary Course of Business; (viii) comply in all material respects with all statutes, laws, ordinances, rules and regulations, decrees, orders, consent agreements, memoranda of understanding and other federal, state, and local governmental directives applicable to KHG or any of the KHG Subsidiaries and to the conduct of their businesses; (ix) not amend KHG's or any of the KHG Subsidiaries' Charter or Bylaws; (x) not enter into or assume any Material Contract, incur any material liability or obligation, or make any material commitment, except in the Ordinary Course of Business; (xi) not make any material acquisition or disposition of any properties or assets or subject any of their properties or assets to any material lien, claim, charge, or encumbrance of any kind whatsoever; (xii) not knowingly take or permit to be taken any action which would constitute a breach of any representation, warranty or covenant set forth in this Agreement; (xiii) except as permitted in Section
5.11 herein, not declare, set aside or pay any dividend or make any other distribution in respect of KHG Common Stock; (xiv) not authorize, purchase, redeem, issue (except upon the exercise of outstanding options under the KHG Stock Option Plans) or sell (or grant options or rights to purchase or sell) any shares of KHG Common Stock or any other equity or debt securities of KHG except to the extent necessary to follow participants' investment directions under the KHG Pension Plans; (xv) not increase the rate of compensation of, pay a bonus or severance compensation to, establish or amend any KHG Benefit Plan, except as required by law (as defined in Section 3.18 herein) for, or enter into or amend any Employment Obligation (as defined in Section 3.17 herein) with, any officer, director, employee or consultant of KHG or any of the KHG Subsidiaries, except that KHG and the KHG Subsidiaries may grant reasonable salary increases and bonuses to their officers and employees in the Ordinary Course of Business to the extent consistent with their past practice and may enter into the Employment Agreements permitted by Section 5.12 herein; (xvi) not enter into any related party transaction of the kind contemplated in Section 3.19 herein except in the Ordinary Course of Business consistent with past practice (as disclosed on

Schedule 3.19); (xvii) in determining the additions to loan loss reserves and
-------------
the loan write-offs, writedowns and other adjustments that reasonably should be made by LVNB during the fiscal year ending December 31, 1997, KHG and the KHG Subsidiaries shall consult with FFC and shall act in accordance with generally accepted accounting principles and KHG's and the KHG Subsidiaries' customary business practices; (xviii) file with appropriate federal, state, local and other governmental agencies all tax returns and other material reports required to be filed, pay in full or make adequate provisions for the payment of all taxes, interest, penalties, assessments or deficiencies shown to be due on tax returns or by any taxing authorities and report all information on such returns truthfully, accurately and completely; (xix) not renew any existing contract for services, goods, equipment or the like or enter into, amend in any material respect or terminate any contract or agreement (including without limitation any settlement agreement with respect to litigation) that is or may reasonably be expected to have a material adverse effect on KHG and the KHG Subsidiaries except in the Ordinary Course of Business consistent with past practice (provided that FFC shall not unreasonably withhold or delay its consent to such transactions); (xx) not make any capital expenditures other than in the Ordinary Course of Business or as necessary to maintain existing assets in good repair;
(xxi) not make application for the opening or closing of any, or open or close any, branches or automated banking facility, except for one automated banking facility to be installed in Myerstown, Pennsylvania; (xxii) not make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructuring in the Ordinary Course of Business consistent with customary banking practice; or (xxiii) not take any other action similar to the foregoing which would have the effect of frustrating the purposes of this Agreement or the Merger or cause the Merger not to qualify for pooling-of-interests accounting treatment (if applicable) or as a tax-free reorganization under Section 368 of the Code.

     Section 5.2 Best Efforts.  KHG and the KHG Subsidiaries shall cooperate
     ----------- ------------
with FFC and shall use their best efforts to do or cause to be done all things necessary or appropriate on its part in order to fulfill the conditions precedent set forth in Article VII of this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger and Restructuring. In particular, without limiting the generality of the foregoing sentence, KHG and the KHG Subsidiaries shall: (i) cooperate with FFC in the preparation of all required applications for regulatory approval of the transactions contemplated by this Agreement and in the preparation of the Registration Statement (as defined in Section 6.1(b)); (ii) call a meeting of its stockholders and take, in good faith, all actions which are necessary or appropriate on its part in order to secure the approval of this Agreement by its stockholders at that meeting; and (iii) cooperate with FFC in making KHG's and the KHG Subsidiaries' employees reasonably available for training by FFC at the KHG Subsidiaries' facilities prior to the Effective Date, to the extent that such training is deemed reasonably necessary by FFC to ensure that the KHG Subsidiaries' facilities will be properly operated in accordance with FFC's policies after the Merger.

     Section 5.3 Access to Properties and Records.  KHG and the KHG Subsidiaries
     ----------- --------------------------------
shall give to FFC and its authorized employees and representatives (including without limitation its counsel, accountants, economic and environmental consultants and other designated representatives) such access during normal business hours to all properties, books, contracts, documents and records of KHG and the KHG Subsidiaries as FFC may reasonably request, subject to the obligation of FFC and its authorized employees and representatives to maintain the confidentiality of all nonpublic information concerning KHG and the KHG Subsidiaries obtained by reason of such access and subject to applicable law.

     Section 5.4 Subsequent Financial Statements.  Between the date of signing
     ----------- -------------------------------
of this Agreement and the Effective Date, KHG and the KHG Subsidiaries shall promptly prepare and deliver to FFC as soon as practicable all internal monthly and quarterly financial statements, all quarterly and annual reports to stockholders and all reports to regulatory authorities prepared by or for either KHG or any of the KHG Subsidiaries (which additional financial statements and reports are hereinafter collectively referred to as the "Additional KHG Financial Statements"). The representations and warranties set forth in Sections 3.6, 3.7 and 3.8 shall apply to the Additional KHG Financial Statements.

     Section 5.5 Update Schedules.  KHG or any of the KHG Subsidiaries shall
     ----------- ----------------
promptly disclose to FFC in writing any material change, addition, deletion or other modification to the information set forth in its Schedules hereto.

     Section 5.6 Notice.  KHG or any of the KHG Subsidiaries shall promptly
     ----------- ------
notify FFC in writing of any actions, claims, investigations, proceedings or other developments which, if pending or in existence on the date of this Agreement, would have been required to be disclosed to FFC in order to ensure the accuracy of the representations and warranties set forth in this Agreement or which otherwise could materially and adversely affect the condition (financial or otherwise), assets, liabilities, business operations or future prospects of KHG or any of the KHG Subsidiaries or restrict in any manner their ability to carry on their respective businesses as presently conducted.

     Section 5.7 Other Proposals.  KHG or any of the KHG Subsidiaries shall not,
     ----------- ---------------
nor shall they permit any of their officers, directors, employees, agents, consultants or other representatives to: (i) solicit, initiate or encourage any proposal for a merger or other acquisition of KHG or any of the KHG Subsidiaries, or any material portion of their properties or assets, with or by any person other than FFC, or (ii) cooperate with, or furnish any nonpublic information concerning KHG or any of the KHG Subsidiaries to, any person in connection with such a proposal (an "Acquisition Proposal"); provided, however, that the obligations of KHG or any of the KHG Subsidiaries and their directors and other representatives under this Section 5.7 are subject to the limitation that the Board of Directors shall be free to take such action as the Board of Directors determines, in good faith, and after consultation with outside counsel, it is not legally inconsistent with its fiduciary duty. KHG will notify FFC immediately if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, or any such information is requested, with respect to an Acquisition Proposal or potential Acquisition Proposal or if any Acquisition Proposal is received or indicated to be forthcoming.

     Section 5.8 Affiliate Letters.  KHG shall deliver or cause to be delivered
     ----------- -----------------
to FFC, at or before the Closing, a letter from each of the officers and directors of KHG (and shall use its best efforts to obtain and deliver such a letter from each stockholder of KHG) who may be deemed to be an "affiliate" (as that term is defined for purposes of Rules 145 and 405 promulgated by the SEC under the 1933 Act) of KHG, in form and substance satisfactory to FFC, under the terms of which each such officer, director or stockholder acknowledges and agrees to abide by all limitations imposed by the 1933 Act and by all rules, regulations and releases promulgated thereunder by the SEC with respect to the sale or other disposition of the shares of FFC Common Stock to be received by such person pursuant to this Agreement.

     Section 5.9 No Purchases or Sales of FFC Common Stock During Price
     ----------- ------------------------------------------------------
Determination Period.  KHG and the KHG Subsidiaries shall not, and shall use
--------------------
their best efforts to ensure that their executive officers and directors do not, and shall use their best efforts to ensure that each stockholder of KHG who may be deemed an "affiliate" (as defined in SEC Rules 145 and 405) of KHG does not, purchase or sell on NASDAQ, or submit a bid to purchase or an offer to sell on NASDAQ, directly or indirectly, any shares of FFC Common Stock or any options, rights or other securities convertible into shares of FFC Common Stock during the Price Determination Period.

     Section 5.10 Accounting Treatment.  KHG acknowledges that FFC presently
     ------------ --------------------
intends to treat the business combination contemplated by this Agreement as a

"pooling-of-interests" for financial reporting purposes. KHG shall not take (and shall use its best efforts not to permit any of the directors, officers, employees, stockholders, agents, consultants or other representatives of KHG or any of the KHG Subsidiaries to take) any action that would preclude FFC from treating such business combination as a "pooling-of-interests" for financial reporting purposes; provided however, that KHG may purchase shares of KHG Common Stock in the ordinary course of business during the Price Determination Period pursuant to KHG's dividend reinvestment plan.

     Section 5.11 Dividends.  KHG shall not declare or pay a cash dividend on
     ------------ ---------
the KHG Common Stock; provided, however, that KHG may declare and pay a dividend of up to $.25 per share of KHG Common Stock on (i) November 10, 1997, (ii) February 10, 1998, provided that the Effective Date does not occur (or is not expected to occur) on or before the record date for the dividend on the FFC Common Stock scheduled to be paid on April 15, 1998; (iii) May 10, 1998, provided that the record date for the dividend does not occur (or is not expected to occur) on or before the record date for the dividend on the FFC Common Stock scheduled to be paid on July 15, 1998; and (iv) August 10, 1998, provided that the Effective Date does not occur (or is not expected to occur) on or before the record date for the dividend on the FFC Common Stock scheduled to be paid on October 15, 1998 (it being the intent of FFC and KHG that KHG be permitted to pay a dividend on the KHG Common Stock on the dates indicated in subsections (ii), (iii) and (iv) above only if the shareholders of KHG, upon becoming shareholders of FFC, would not be entitled to receive a dividend on the FFC Common Stock on the payment dates indicated in such subsections.

      Section 5.12 Agreements with Senior Employees.  On the date of this
     ------------- --------------------------------
Agreement, KHG and the KHG Subsidiaries shall cause the existing employment agreements with Albert B. Murry and Kurt A. Phillips (the "KHG Senior Employees") to be terminated and enter into Employment Agreements in the forms attached hereto as Exhibit B (the "Employment Agreements") with the KHG Senior
                   ---------
Employees; provided, however, that neither the termination of such existing employment agreements or the Employment Agreements shall become effective until the Effective Date. Without prior written consent of FFC, KHG and the KHG Subsidiaries shall not modify the terms of the Employment Agreements or any other Employment Obligations (as defined in Section 3.17) related to the KHG Senior Employees. Neither KHG or the KHG Subsidiaries shall create any new Employment Obligation related to the KHG Senior Employees.

                                  ARTICLE VI
                               COVENANTS OF FFC
                               ----------------

    From the date of this Agreement until the Effective Date, or until such later date as may be expressly stipulated in any Section of this Article VI, FFC covenants and agrees to do the following:

        Section 6.1 Best Efforts.  FFC shall cooperate with KHG and the KHG
       ------------ ------------
Subsidiaries and shall use its best efforts to do or cause to be done all things necessary or appropriate on its part in order to fulfill the conditions precedent set forth in Article VII of this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger and Restructuring. In particular, without limiting the generality of the foregoing sentence, FFC agrees to do the following:

         (a)  Applications for Regulatory Approval:  FFC shall promptly prepare
              ------------------------------------
and file, with the cooperation and assistance of (and after review by) KHG and its counsel and accountants, all required applications for regulatory approval of the transactions contemplated by this Agreement, including without limitation applications for approval under the BHC Act, the Pennsylvania Banking Code of 1965, as amended, the National Bank Act, as amended, and the Federal Deposit Insurance Act, as amended.

         (b)  Registration Statement:  FFC shall promptly prepare, with the
              ----------------------
cooperation and assistance of (and after review by) KHG and its counsel and accountants, and file with the SEC a registration statement (the "Registration Statement") for the purpose of registering the shares of FFC Common Stock to be issued to stockholders of KHG under the provisions of this Agreement and a proxy statement and prospectus which is prepared as a part thereof (the "Proxy Statement/Prospectus") for the purpose of registering the shares of FFC's Common Stock to be issued to the stockholders of KHG, and the soliciting of the proxies of KHG's stockholders in favor of the Merger, under the provisions of this Agreement. FFC may rely upon all information provided to it by KHG and LVNB in this connection and FFC shall not be liable for any untrue statement of a material fact or any omission to state a material fact in the Registration Statement, or in the Proxy Statement/Prospectus, if such statement is made by FFC in reliance upon any information provided to FFC by KHG or the KHG Subsidiaries or by any of their officers, agents or representatives.

         (c)  State Securities Laws:  FFC, with the cooperation and assistance
              ---------------------
of KHG and its counsel and accountants, shall promptly take all such actions as may be necessary or appropriate in order to comply with all applicable securities laws of any state having jurisdiction over the transactions contemplated by this Agreement.

         (d)  Stock Listing:  FFC, with the cooperation and assistance of KHG
              -------------
and its counsel and accountants, shall promptly take all such actions as may be necessary or appropriate in order to list the shares of FFC Common Stock to be issued in the Merger on NASDAQ.

         (e)  Adopt Amendments:  FFC shall not adopt any amendments to its
              ----------------
charter or bylaws or other organizational documents that would alter the terms of FFC's Common Stock or could reasonably be expected to have a material adverse effect on the ability of FFC to perform its obligations under this Agreement.

     Section 6.2 Access to Properties and Records.  FFC shall give to KHG and to
     ----------- --------------------------------
its authorized employees and representatives (including without limitation KHG's counsel, accountants, economic and environmental consultants and other designated representatives) such access during normal business hours to all properties, books, contracts, documents and records of FFC as KHG may reasonably request, subject to the obligation of KHG and its authorized employees and representatives to maintain the confidentiality of all nonpublic information concerning FFC obtained by reason of such access.

     Section 6.3 Subsequent Financial Statements.  Between the date of signing
     ----------- -------------------------------
of this Agreement and the Effective Date, FFC shall promptly prepare and deliver to KHG as soon as practicable each Quarterly Report to FFC's shareholders and any Annual Report to FFC's shareholders normally prepared by FFC. The representations and warranties set forth in Sections 4.6, 4.7 and 4.8 herein shall apply to the financial statements (hereinafter collectively referred to as the "Additional FFC Financial Statements") set forth in the foregoing Quarterly Reports and any Annual Report to FFC's shareholders.

     Section 6.4 Update Schedules.  FFC shall promptly disclose to KHG in
     ----------- ----------------
writing any change, addition, deletion or other modification to the information set forth in its Schedules to this Agreement.

     Section 6.5 Notice.  FFC shall promptly notify KHG in writing of any
     ----------- ------
actions, claims, investigations or other developments which, if pending or in existence on the date of this Agreement, would have been required to be disclosed to KHG in order to ensure the accuracy of the representations and warranties set forth in this Agreement or which otherwise could materially and adversely affect the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of FFC or restrict in any manner the right of FFC to carry on its business as presently conducted.

     Section 6.6 Employment Arrangements.
     ----------- -----------------------

        (a) From and after the Effective Date (subject to the provisions of subsection (c) below) and subject to the Employment Agreements contemplated by
Section 5.12 herein, FFC shall cause the KHG Subsidiaries and/or Lebanon Valley/ Farmers (as such term is defined in Section 6.8 below): (i) to satisfy each of the Employment Obligations (as defined in Section 3.17 herein) and (ii) to satisfy the KHG Subsidiaries' obligations under the KHG Benefit Plans.

        (b) On and after the Effective Date and subject to the Employment Agreements contemplated by Section 5.12 herein, (subject to the provisions of subsection (c) below), FFC shall cause the KHG Subsidiaries and/or Lebanon Valley/ Farmers to use their best efforts to retain each present full-time employee of LVNB at such employee's current position (or, if offered to, and accepted by, an employee, a position for which the employee is qualified with FFC or an FFC subsidiary bank at a salary commensurate with the position), (ii) pay compensation to each person who was employed as of the Effective Date and who continues to be employed by KHG on and after the Effective Date, that is at least equal to the aggregate compensation that such person was receiving from KHG or the KHG Subsidiaries prior to the Effective Date (unless there is a material change in the duties and responsibilities of such employee) and (iii) provide employee benefits to each such person who is an employee, on and after the Effective Date, that are substantially equivalent in the aggregate to the employee benefits that such person was receiving as an employee from KHG or the KHG Subsidiaries prior to the Effective Date and that are no less favorable than employee benefits afforded to similarly situated employees of FFC and its Subsidiaries. For vesting and eligibility purposes for employee benefits, former LVNB employees shall receive credit for years of service with LVNB. With respect to any welfare benefit plans to which such employees may become eligible, FFC and its Subsidiaries shall cause such plans to provide credit for any co-payments or deductibles by such employees and waive all pre-existing condition exclusions and waiting periods.

        (c) Notwithstanding anything herein to the contrary (including, without limitation, the provisions of subsections (a) and (b) above), (i) FFC may, after the Effective Date, discontinue and terminate the KHG Stock Option Plans in accordance with Section 2.3, (ii) in the event that FFC causes the KHG Subsidiaries and/or Lebanon Valley/Farmers to continue to employ officers or employees of KHG and the KHG Subsidiaries as of the Effective Date, the KHG Subsidiaries and/or Lebanon Valley/Farmers shall employ such persons on the Effective Date, as "at will" employees subject to the continued satisfactory performance of their respective duties, and (iii) in the event the KHG Subsidiaries and/or Lebanon Valley/Farmers do not employ, or terminate the employment (other than as a result of unsatisfactory performance of their respective duties) of any officers or employees of KHG or any of the KHG Subsidiaries as of the Effective Date, FFC shall cause the KHG Subsidiaries and/or Lebanon Valley/Farmers to pay severance benefits to such employee as follows: (A) in the event employment is terminated on or prior to the date which is one year after the Effective Date, one week's salary plus an additional one week's salary for each year of service with KHG or the KHG Subsidiaries, with a maximum severance benefit of 26 weeks' salary and (B) in the event employment is terminated thereafter, in accordance with the then existing severance policy of Lebanon Valley/Farmers.

     Section 6.7 No Purchase or Sales of FFC Common Stock During Price
     ----------- -----------------------------------------------------
Determination Period.  Neither FFC nor any Subsidiary of FFC, nor any executive
--------------------
officer or director of FFC or any Subsidiary of FFC, nor any shareholder of FFC who may be deemed to be an "affiliate" (as that term is defined for purposes of Rules 145 and 405 promulgated by the SEC under the 1933 Act) of FFC, shall purchase or sell on NASDAQ, or submit a bid to purchase or an offer to sell on NASDAQ, directly or indirectly, any shares of FFC Common Stock or any options, rights or other securities convertible into shares of FFC Common Stock during the Price Determination Period; provided, however, that FFC may purchase shares
                                --------  -------
of FFC Common Stock in the ordinary course of business during the Price Determination Period pursuant to FFC's Benefit Plans or FFC's Dividend Reinvestment Plan.

    Section 6.8  Restructuring, Directors, Etc..
    -----------  ------------------------------

        (a) Simultaneously with the effectiveness of the Merger FFC anticipates effecting the Restructuring as follows: (i) LVNB and Farmers Trust Bank ("Farmers"), a wholly-owned FFC subsidiary, will merge; (ii) the surviving bank in such merger ("Lebanon Valley/Farmers") would immediately transfer (A) branch offices of LVNB located in Dauphin and Lancaster Counties and the assets and deposit liabilities related to such branch offices to Fulton Bank ("FB"), another wholly-owned FFC subsidiary, and (B) the Sinking Spring branch office of LVNB and the assets and deposit liabilities related to such branch office to Great Valley Savings Bank ("GVSB"), also a wholly-owned FFC subsidiary and (iii) to the extent determined advisable by FFC, FFC may close existing branches of LVNB, Farmers, FB, GVSB or other subsidiaries of FFC which may overlap geographically with other branches of FFC's subsidiary banks. Lebanon Valley/Farmers, as a wholly-owned FFC subsidiary, would operate all Lebanon County branch offices now operated by LVNB and Farmers, and in addition, the Womelsdorf and Pine Grove branch of LVNB, under a corporate name which would reflect the identities of both Lebanon Valley and Farmers.

        (b) For a period from the Effective Date through a date determined by FFC (not to be before five (5) years after the Effective Date), FFC shall (subject to the right of FFC and the KHG Continuing Directors to terminate such obligations under this Section 6.8(a) under subsections (c) and (d) below):
Offer appointment to all present directors of LVNB to the board of directors of Lebanon Valley/Farmers who indicate their desire to serve (the "LVNB Continuing Directors"), provided, that (A) each non-employee LVNB Continuing Director shall
             --------
receive director's fees from Lebanon Valley/Farmers in the form of an annual retainer of $9,000 and (B) each LVNB Continuing Director shall be subject to FFC's mandatory retirement rules for directors. Unless dissolved by KHG prior to the Effective Date, the Pine Grove, Womelsdorf, Eastern Lebanon County and Agricultural advisory committees of LVNB would be retained by Lebanon Valley/Farmers and members of such committee would receive the same compensation which they are presently receiving. Albert B. Murry would be appointed chairman of the board and chief executive officer of Lebanon Valley/Farmers.

        (c) FFC shall have the right to terminate its obligations under subsection (b) of this Section 6.8 as a result of (i) regulatory considerations,
(ii) safe and sound banking practices, or (iii) the exercise of their fiduciary duties by FFC's directors.

        (d) Notwithstanding anything herein to the contrary, the LVNB Continuing Directors, in their exercise of their fiduciary duty as to the best interests of LVNB and FFC, may, by a majority vote of such directors, modify or waive any or all of the foregoing provisions in subsection (b) of this Section 6.8.

    Section 6.9  Appointment of FFC Directors.
    -----------  ----------------------------

    FFC shall, on or promptly after the Effective Date, appoint to FFC's Board of Directors two of KHG's current directors (designated, subject to the reasonable approval of FFC, by vote of KHG's Board of Directors prior to the Effective Date) to serve as directors of FFC. During the five-year period after the Effective Date, the FFC Board of Directors shall nominate such designees for election, and support their election, at each annual meeting of shareholders of FFC at which such designees' terms expires. During such period, in the event either of such designees shall cease to serve as a director of FFC, the LVNB Continuing Directors shall have the right to designate one other person then serving on the Board of Lebanon Valley/Farmers to serve as a director of FFC (subject to the reasonable concurrence of FFC as to the person designated).

                                  ARTICLE VII
                             CONDITIONS PRECEDENT
                             --------------------

     Section 7.1 Common Conditions.  The obligations of the parties to
     ----------- -----------------
consummate this Agreement shall be subject to the satisfaction of each of the following common conditions prior to or as of the Closing, except to the extent that any such condition shall have been waived in accordance with the provisions of Section 8.4 herein:

         (a)  Stockholder Approval:  This Agreement shall have been duly
              --------------------
authorized, approved and adopted by the stockholders of KHG.

         (b)  Regulatory Approvals:  The approval of each federal and state
              --------------------
regulatory authority having jurisdiction over the transactions contemplated by this Agreement (including the Merger and Restructuring), including without limitation, the Federal Reserve Board, Pennsylvania Department of Banking, the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation, shall have been obtained and all applicable waiting and notice periods shall have expired, subject to no terms or conditions which would (i) require or could reasonably be expected to require (A) any divestiture by FFC of a portion of the business of FFC, or any subsidiary of FFC or (B) any divestiture by KHG or the KHG Subsidiaries of a portion of their businesses which FFC in its good faith judgment believes will have a significant adverse impact on the business or prospects of KHG or LVNB, as the case may be, or (ii) impose any condition upon FFC, or any of its subsidiaries, which in FFC's good faith judgment (x) would be materially burdensome to FFC and its subsidiaries taken as a whole, (y) would significantly increase the costs incurred or that will be incurred by FFC as a result of consummating the Merger or (z) would prevent FFC from obtaining any material benefit contemplated by it to be attained as a result of the Merger.

         (c) Stock Listing.  The shares of FFC Common Stock to be issued in the
             -------------
Merger shall have been authorized for listing on NASDAQ.

         (d) Tax Opinion.  Each of FFC and KHG shall have received an opinion of
             -----------
FFC's counsel, Barley, Snyder, Senft & Cohen, LLP, reasonably acceptable to FFC and KHG, addressed to FFC and KHG, with respect to federal tax laws or regulations, to the effect that:

             (1) The Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code;

             (2) No gain or loss will be recognized by FFC, KHG or LVNB by reason of the Merger;

             (3) The bases of the assets of KHG in the hands of FFC will be the same as the bases of such assets in the hands of KHG immediately prior to the Merger;

             (4) The holding period of the assets of KHG in the hands of FFC will include the period during which such assets were held by KHG prior to the Merger;

             (5) A holder of KHG Common Stock who receives shares of FFC Common Stock in exchange for his KHG Common Stock pursuant to the reorganization (except with respect to each received in lieu of fractional shares of FFC Common Stock deemed issued as described below) will not recognize any gain or loss upon the exchange.

             (6) A holder of KHG Common Stock who receives cash in lieu of a fractional share of FFC Common Stock will be treated as if he received a fractional share of FFC Common Stock pursuant to the reorganization and FFC then redeemed such fractional share for the cash. The holder of KHG Common Stock will recognize capital gain or loss on the constructive redemption of the fractional share in an amount equal to the difference between the cash received and the adjusted basis of the fractional share.

             (7) The tax basis of the FFC Common Stock to be received by the stockholders of KHG pursuant to the terms of this Agreement will include the holding period of the KHG Common Stock surrendered in exchange therefor, provided that such KHG Common Stock is held as a capital interest on the Effective Date.

             (8) The holding period of the shares of FFC Common Stock to be received by the stockholders of KHG will include the period during which they held the shares of KHG Common Stock surrendered, provided the shares of KHG Common Stock are held as a capital asset on the date of the exchange.

         (e)  Registration Statement:  The Registration Statement (as defined in
              ----------------------
Section 6.1(b), including any amendments thereto) shall have been declared effective by the SEC; the information contained therein shall be true, complete and correct in all material respects as of the date of mailing of the Proxy Statement/Prospectus (as defined in Section 6.1(b)) to the stockholders of KHG; regulatory clearance for the offering contemplated by the Registration Statement (the "Offering") shall have been received from each federal and state regulatory authority having jurisdiction over the Offering; and no stop order shall have been issued and no proceedings shall have been instituted or threatened by any federal or state regulatory authority to suspend or terminate the effectiveness of the Registration Statement or the Offering.

         (f)  No Suits:  No action, suit or proceeding shall be pending or
              --------
threatened before any federal, state or local court or governmental authority or before any arbitration tribunal which seeks to modify, enjoin or prohibit or otherwise adversely and materially affect the transactions contemplated by this Agreement; provided, however, that if FFC agrees to defend and indemnify KHG and
           --------  -------
LVNB and their respective officers and directors with regard to any such action, suit or proceeding pending or threatened against them or any of them, then such pending or threatened action, suit or proceeding shall not be deemed to constitute the failure of a condition precedent to the obligation of KHG to consummate this Agreement.

         (g)  Pooling:  FFC and KHG shall have been advised in writing by Arthur
              -------
Anderson LLP on the Effective Date that the Merger should be treated as a pooling transaction for financial accounting purposes.

     Section 7.2 Conditions Precedent to Obligations of FFC.  The obligations of
     ----------- ------------------------------------------
FFC to consummate this Agreement shall be subject to the satisfaction of each of the following conditions prior to or as of the Closing, except to the extent that any such condition shall have been waived by FFC in accordance with the provisions of Section 8.4 herein:

         (a)  Accuracy of Representations and Warranties:  All of the
              ------------------------------------------
representations and warranties of KHG as set forth in this Agreement, all of the information contained in Schedules hereto and all KHG Closing Documents (as defined in Section 7.2(j)) shall be true and correct in all material respects as of the Closing as if made on such date (or on the date to which it relates in the case of any representation or warranty which expressly relates to an earlier date), except to the extent that any misrepresentations and breaches of warranty at the Closing shall not in the aggregate be material to KHG and the KHG Subsidiaries taken as a whole.

         (b)  Covenants Performed:  KHG shall have performed or complied in all
              -------------------
material respects with each of the covenants required by this Agreement to be performed or complied with by it.

         (c)  Opinion of Counsel for KHG:  FFC shall have received an opinion,
              --------------------------
dated the Effective Date, from Drinker Biddle & Reath LLP, counsel to KHG, in substantially the form of Exhibit C hereto. In rendering any such opinion, such
                          ---------
counsel may require and, to the extent they deem necessary or appropriate may rely upon, opinions of other counsel and upon representations made in certificates of officers of KHG, FFC, affiliates of the foregoing, and others.

         (d)  Affiliate Agreements:  Stockholders of KHG who are or will be
              --------------------
affiliates of KHG or FFC for the purposes of Accounting Series Release No. 135 and the 1933 Act shall have entered into agreements with FFC, in form and substance satisfactory to FFC, reasonably necessary to assure (i) the ability of FFC to use pooling-of-interests accounting for the Merger; and (ii) compliance with Rule 145 under the 1933 Act.

         (e)  KHG Options:  All holders of KHG Options shall have delivered
              -----------
documentation reasonably satisfactory to FFC canceling the KHG Options in exchange for FFC Stock Options pursuant to Section 2.3 herein.

         (f)  Decline in Market Price of FFC Common Stock:  The Closing Market
              -------------------------------------------
Price (as adjusted appropriately for an event described in section 2.1(b) herein and assuming the Effective Date is thirty (30) days after receipt of the last required approval under Section 9.1 hereunder) shall be either (a) in excess of $23.82 per share (82.5% of the closing bid price of FFC Common Stock on August 14, 1997) or (b) in excess of an amount per share equal to (i) $28.875 (the closing bid price of FFC Common Stock on August 14, 1997) multiplied by (ii)
0.825 multiplied by (iii) the quotient obtained by dividing the average NASDAQ Bank Index for the Price Determination Period by the NASDAQ Bank Index on August 14, 1997 (the "Market Test"). Thus, for example, assuming the average NASDAQ Bank Index for the Price Determination Period reflects a decline of 10% from August 14, 1997, (a) would be $23.82 and (b) would be $21.44 ($28.875 x 0.825 x
0.90) and the Closing Market Price would be required to be $21.44 or lower for this condition precedent not to be satisfied or for KHG to terminate this Agreement under Section 8.1(c)(iii) herein.

         (g)  Accountants' Letter:  At its option, FFC shall have received a
              -------------------
"comfort" letter from the independent certified public accountants for KHG, dated (i) the effective date of the Registration Statement and (ii) the Effective Date, in each case substantially to the effect that:

                (1) it is a firm of independent accountants with respect to KHG and its subsidiaries within the meaning of the 1933 Act and the rules and regulations of the SEC thereunder;

                (2) in its opinion the audited financial statements of KHG examined by it and included in the Registration Statement comply as to form in all material respects with the applicable requirements of the 1933 Act and the applicable published rules and regulations of the SEC thereunder with respect to registration statements on the form employed; and

                (3) on the basis of specified procedures (which do not constitute an examination in accordance with generally accepted audit standards), consisting of a reading of the unaudited financial statements, if any, of KHG included in such Registration Statement and of the latest available unaudited financial statements of KHG, inquiries of officers responsible for financial and accounting matters of KHG and a reading of the minutes of meetings of stockholders and the Board of Directors of KHG, nothing has come to its attention which causes it to believe: (i) that the financial statements, if any, of KHG included in such Registration Statement do not comply in all material respects with the applicable accounting requirements of the 1933 Act and the published rules and regulations thereunder; and (ii) that any such unaudited financial statements of KHG from which unaudited quarterly financial information set forth in such Registration Statement has been derived, are not fairly presented in conformity with generally accepted accounting principles applied on a basis consistent with that of the audited financial statements.


         (h)  Federal and State Securities and Antitrust Laws:  FFC and its
              -----------------------------------------------
counsel shall have determined to their satisfaction that, as of the Closing, all applicable securities and antitrust laws of the federal government and of any state government having jurisdiction over the transactions contemplated by this Agreement shall have been complied with.

         (i)  Environmental Matters:  No environmental problem of the kind
              ---------------------
contemplated in Section 3.22 and not disclosed in Schedule 3.22 shall have been
                                                  -------------
discovered which would, or which potentially could, materially and adversely affect the condition (financial or otherwise), assets, liabilities, business or operations of either KHG or LVNB.

         (j)  Closing Documents:  KHG shall have delivered to FFC:  (i) a
              -----------------
certificate signed by KHG's President and Chief Executive Officer and by its Secretary (or other officers reasonably acceptable to FFC) verifying that all of the representations and warranties of KHG set forth in this Agreement are true and correct in all material respects as of the Closing and that KHG has performed in all material respects each of the covenants required to be performed by it under this Agreement; (ii) all consents and authorizations of landlords and other persons that are necessary to permit this Agreement to be consummated without violation of any lease or other agreement to which KHG or LVNB is a party or by which they or any of their properties are bound; and (iii) such other certificates and documents as FFC and its counsel may reasonably request (all of the foregoing certificates and other documents being herein referred to as the "KHG Closing Documents").

         (k)  Employment Agreements:  The existing employment agreements between
              ---------------------
LVNB and the Senior Executives shall be terminated and replaced with the Employment Agreements, effective as of the Effective Date.

     Section 7.3 Conditions Precedent to the Obligations of KHG.  The obligation
     ----------- ----------------------------------------------
of KHG to consummate this Agreement shall be subject to the satisfaction of each of the following conditions prior to or as of the Closing, except to the extent that any such condition shall have been waived by KHG in accordance with the provisions of Section 8.4 herein:

         (a)  Accuracy of Representations and Warranties:  All of the
              ------------------------------------------
representations and warranties of FFC as set forth in this Agreement, all of the information contained in its Schedules hereto and all FFC Closing Documents (as defined in Section 7.3(f) of this Agreement) shall be true and correct in all material respects as of the Closing as if made on such date (or on the date to which it relates in the case of any representation or warranty which expressly relates to an earlier date), except to the extent that any misrepresentations and breaches of warranty at the Closing shall not in the aggregate be material to FFC and its subsidiaries taken as a whole.

         (b)  Covenants Performed:  FFC shall have performed or complied in all
              -------------------
material respects with each of the covenants required by this Agreement to be performed or complied with by FFC.

         (c)  Opinion of Counsel for FFC:  KHG shall have received an opinion
              --------------------------
from Barley, Snyder, Senft & Cohen, LLP, counsel to FFC, dated the Effective Date, in substantially the form of Exhibit F hereto. In rendering any such
                                   ---------
opinion, such counsel may require and, to the extent they deem necessary or appropriate may rely upon, opinions of other counsel and upon representations made in certificates of officers of FFC, KHG, affiliates of the foregoing, and others.

         (d)  FFC Options:  FFC Options shall be substituted in cancellation of
              -----------
the KHG Options pursuant to Section 2.3 herein.

         (e)  Fairness Opinion:  KHG shall have obtained from Danielson
              ----------------
Associates, Inc., or from another independent financial advisor selected by the Board of Directors of KHG, an opinion dated within five (5) days of the Proxy Statement/Prospectus to be furnished to the Board of Directors of KHG stating that the terms of the acquisition contemplated by this Agreement are fair to the stockholders of KHG from a financial point of view.

         (f)  Closing Documents:  FFC shall have delivered to KHG:  (i) a
              -----------------
certificate signed by FFC's President and Chief Executive Officer (or other officer reasonably acceptable to KHG) verifying that all of the representations and warranties of FFC set forth in this Agreement are true and correct in all material respects as of the Closing and that FFC has performed in all material respects each of the covenants required to be performed by FFC; and (ii) such other certificates and documents as KHG and its counsel may reasonably request (all of the foregoing certificates and documents being herein referred to as the "FFC Closing Documents").

        (g)  Employment Agreements:  The existing employment agreements between
             ---------------------
LVNB and the Senior Executives shall be terminated and replaced with the Employment Agreements, effective as of the Effective Date.

                                 ARTICLE VIII
                       TERMINATION, AMENDMENT AND WAIVER
                       ---------------------------------

     Section 8.1 Termination.  This Agreement may be terminated at any time
     ----------- -----------
before the Effective Date (whether before or after the authorization, approval and adoption of this Agreement by the stockholders of KHG) as follows:

         (a)  Mutual Consent:  This Agreement may be terminated by mutual
              --------------
consent of the parties upon the affirmative vote of a majority of each of the Boards of Directors of KHG and FFC, followed by written notices given to the other party.

         (b)  Unilateral Action by FFC:  This Agreement may be terminated
              ------------------------
unilaterally by the affirmative vote of the Board of Directors of FFC, followed by written notice given to KHG, if: (i) there has been a material breach by KHG of any representation, warranty or material failure to comply with any covenant set forth in this Agreement and such breach has not been cured within thirty
(30) days after written notice of such breach has been given by FFC to KHG; or
(ii) any condition precedent to FFC's obligations as set forth in Article VII of this Agreement remains unsatisfied, through no fault of FFC, on August 31, 1998.

         (c)  Unilateral Action By KHG:  This Agreement may be terminated
              ------------------------
unilaterally by the affirmative vote of a majority of the Board of Directors of KHG, followed by written notice given to FFC, if: (i) there has been a material breach by FFC of any representation, warranty or material failure to comply with any covenant set forth in this Agreement and such breach has not been cured within thirty (30) days after written notice of such breach has been given by KHG to FFC; (ii) any condition precedent to KHG's obligations as set forth in
Article VII of this Agreement remains unsatisfied, through no fault of KHG, on August 31, 1998 or (iii) the Market Test would not be met.

     Section 8.2 Effect of Termination.
     ----------- ---------------------

         (a)  Effect.  In the event of a permitted termination of this Agreement
              ------
under Section 8.1 herein, the Agreement shall become null and void and the transactions contemplated herein shall thereupon be abandoned, except that the provisions relating to limited liability and confidentiality set forth in Sections 8.2(b) and 8.2(c) herein shall survive such termination.

         (b)  Limited Liability.  The termination of this Agreement in
              -----------------
accordance with the terms of Section 8.1 herein shall create no liability on the part of either party, or on the part of either party's directors, officers, shareholders, agents or representatives, except that if this Agreement is terminated by FFC by reason of a material breach by KHG, or if this Agreement is terminated by KHG by reason of a material breach by FFC, and such breach involves an intentional, willful or grossly negligent misrepresentation or breach of covenant, the breaching party shall be liable to the nonbreaching party for all costs and expenses reasonably incurred by the nonbreaching party in connection with the preparation, execution and attempted consummation of this Agreement, including the reasonable fees of its counsel, accountants, consultants and other advisors and representatives.

         (c)  Confidentiality.  In the event of a termination of this Agreement,
              ---------------
neither FFC nor KHG nor LVNB shall use or disclose to any other person any confidential information obtained by it during the course of its investigation of the other party or parties, except as may be necessary in order to establish the liability of the other party or parties for breach as contemplated under
Section 8.2(b) herein.

     Section 8.3 Amendment.  To the extent permitted by law, this Agreement may
     ----------- ---------
be amended at any time before the Effective Date (whether before or after the authorization, approval and adoption of this Agreement by the stockholders of
KHG), but only by a written instrument duly authorized, executed and delivered by FFC and by KHG; provided, however, that any amendment to the provisions of
                   --------  -------
Section 2.1 herein relating to the consideration to be received by the former stockholders of KHG in exchange for their shares of KHG Common Stock shall not take effect until such amendment has been approved, adopted or ratified by the stockholders of KHG in accordance with applicable Pennsylvania law.

     Section 8.4 Waiver.  Any term or condition of this Agreement may be waived,
     ----------- ------
to the extent permitted by applicable federal and state law, by the party or parties entitled to the benefit thereof at any time before the Effective Date (whether before or after the authorization, approval and adoption of this Agreement by the stockholders of KHG) by a written instrument duly authorized, executed and delivered by such party or parties.

                                  ARTICLE IX
                          CLOSING AND EFFECTIVE DATE
                          --------------------------

     Section 9.1 Closing.  Provided that all conditions precedent set forth in
     ----------- -------
Article VII of this Agreement shall have been satisfied or shall have been waived in accordance with Section 8.4 of this Agreement, the parties shall hold a closing (the "Closing") at the offices of FFC at One Penn Square, Lancaster, Pennsylvania, within thirty (30) days after the receipt of all required regulatory and shareholder approvals and after the expiration of all applicable waiting periods on a date to be agreed upon by the parties, at which time the parties shall deliver the KHG Closing Documents, the FFC Closing Documents, the opinions of counsel required by Sections 7.1(d), 7.2(c) and 7.3(c) herein, and such other documents and instruments as may be necessary or appropriate to effectuate the purposes of this Agreement.

     Section 9.2 Effective Date.  The merger of KHG with and into FFC shall
     ----------- --------------
become effective and this Agreement shall be consummated on the date (the "Effective Date") of the filing of (or on such later date specified in such document) Articles of Merger with the Department of State of the Commonwealth of Pennsylvania.

                                   ARTICLE X
                 NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES
                 ---------------------------------------------

     Section 10.1 No Survival.  The representations and warranties of KHG and of
     ------------ -----------
FFC set forth in this Agreement shall expire and be terminated on the Effective Date by consummation of this Agreement, and no such representation or warranty shall thereafter survive.


                                  ARTICLE XI
                              GENERAL PROVISIONS
                              ------------------

     Section 11.1 Expenses.  Except as provided in Section 8.2(b) herein, each
     ------------ --------
party shall pay its own expenses incurred in connection with this Agreement and the consummation of the transactions contemplated herein. For purposes of this
Section 11.1 herein, the cost of printing the Proxy Statement/Prospectus shall be deemed to be an expense of FFC.

     Section 11.2 Other Mergers and Acquisitions.  Subject to the right of KHG
     ------------ ------------------------------
to refuse to consummate this Agreement pursuant to Section 8.1(c) herein by reason of a material breach by FFC of the warranty and representation set forth in Section 4.7 herein, nothing set forth in this Agreement shall be construed:
(i) to preclude FFC from acquiring, or to limit in any way the right of FFC to acquire, prior to or following the Effective Date, the stock or assets of any other financial services institution or other corporation or entity, whether by issuance or exchange of FFC Common Stock or otherwise; (ii) to preclude FFC from issuing, or to limit in any way the right of FFC to issue, prior to or following the Effective Date, FFC Common Stock, FFC Preferred Stock or any other equity or debt securities; or (iii) to preclude FFC from taking, or to limit in any way the right of FFC to take, any other action not expressly and specifically prohibited by the terms of this Agreement.

     Section 11.3 Notices.  All notices, claims, requests, demands and other
     ------------ -------
communications which are required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly delivered if delivered in person, transmitted by telegraph or facsimile machine (but only if receipt is acknowledged in writing), or mailed by registered or certified mail, return receipt requested, as follows:

        (a) If to FFC, to:

                 Rufus A. Fulton, Jr., President
                   and Chief Executive Officer
                 Fulton Financial Corporation
                 One Penn Square
                 P.O. Box 4887
                 Lancaster, Pennsylvania  17604

            With a copy to:

                 Paul G. Mattaini, Esq.
                 Barley, Snyder, Senft & Cohen, LLP
                 126 East King Street
                 Lancaster, PA  17602

        (b) If to KHG, to:

                 Albert B. Murry, President and Chief Executive Officer Keystone Heritage Group, Inc.
                 555 Willow Street
                 Lebanon, PA 17046

            With a copy to:

                 F. Douglas Raymond, III, Esquire
                 Drinker Biddle & Reath LLP
                 Philadelphia National Bank Building
                 1345 Chestnut Street
                 Philadelphia, PA 19107-3496

     Section 11.4 Counterparts.  This Agreement may be executed simultaneously
     ------------ ------------
in several counterparts, each of which shall be deemed an original, but all such counterparts together shall be deemed to be one and the same instrument.

     Section 11.5 Governing Law.  This Agreement shall be deemed to have been
     ------------ -------------
made in, and shall be governed by and construed in accordance with the substantive laws of, the Commonwealth of Pennsylvania.

     Section 11.6 Parties in Interest.  This Agreement shall be binding upon and
     ------------ -------------------
inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives; provided, however, that neither party may
                                   --------  -------
assign its rights or delegate its duties under this Agreement without the prior written consent of the other party.

     Section 11.7 Entire Agreement.  This Agreement, together with the Warrant
     ------------ ----------------
Agreement and the Warrant being executed by the parties on the date hereof, sets forth the entire understanding and agreement of the parties hereto and supersedes any and all prior agreements, arrangements and understandings, whether oral or written, relating to the subject matter hereof and thereof.

     Section 11.8 Materiality Standard.  For the purposes of this Agreement,
     ------------ --------------------
terms such as "material," "materially," "in any material respect," etc., as they may apply to KHG or its subsidiaries, shall be measured with respect to KHG and its subsidiaries on a consolidated basis.

    IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers all as of the day and year first above written.


                         FULTON FINANCIAL CORPORATION


                         By: /s/Rufus A. Fulton, Jr.
                             -------------------------------------------
                              Rufus A. Fulton, Jr., President
                               and Chief Executive Officer


                         Attest: /s/William R. Colmery
                                 ---------------------------------------
                                 William R. Colmery, Secretary



                         KEYSTONE HERITAGE GROUP, INC.


                         By: /s/Albert B. Murry
                             -------------------------------------------
                               Albert B. Murry, President and
                               Chief Executive Officer


                         Attest: /s/Peggy Y. Layser
                                 ---------------------------------------
                                 Peggy Y. Layser, Secretary

                                   EXHIBIT B

                     Opinion of Danielson Associates, Inc.
                     -------------------------------------

                           DANIELSON ASSOCIATES, INC.
                            6110 Executive Boulevard
                                   Suite 504
                         Rockville, Maryland 20852-3903
                              Tel: (301) 468-4884
                              Fax: (301) 468-0013

                                                               PITTSBURGH OFFICE
                                                               -----------------
                                                             TEL: (412)262-3207


                                                                 January 8, 1998

Board of Directors
Keystone Heritage Group, Inc.
555 Willow Street
Lebanon, Pennsylvania  17042

Dear Members of the Board:

    Set forth herein is the updated opinion of Danielson Associates Inc. ("Danielson Associates") as to the "fairness" of the offer by Fulton Financial Corporation ("Fulton") of Lancaster, Pennsylvania to acquire all of the common stock of Keystone Heritage Group, Inc. ("Keystone Heritage") of Lebanon, Pennsylvania. The "fair" sale value is defined as the price at which all of the shares of Keystone Heritage's common stock would change hands between a willing seller and a willing buyer, each having reasonable knowledge of the relevant facts. In opining as to the "fairness" of the offer, it also must be determined if the Fulton common stock that is to be exchanged for Keystone Heritage stock is "fairly" valued.

    In preparing the original opinion dated August 15, 1997, Keystone Heritage's market was analyzed; its business and prospects were discussed with its management; and its financial performance was compared with other Pennsylvania banks. In addition, any unique characteristics also were considered.

    This opinion was based partly on data supplied to Danielson Associates by Keystone Heritage, but it relied on some public information all of which was believed to be reliable, but neither the completeness nor accuracy of such information could be guaranteed. In particular, the opinion assumed, based on its management's representation, that there were no significant asset quality problems beyond what was stated in recent reports to regulatory agencies and in the monthly report to the directors.

    In determining the "fair" sale value of Keystone Heritage, the primary emphasis was on prices paid relative to earnings for Pennsylvania banks that had similar financial, structural and market characteristics. These prices were then related to assets and equity capital, also referred to as "book."

    The "fair" market value of Fulton's common stock to be exchanged for Keystone Heritage stock was determined by a comparison with other similar bank holding companies and included no in person due diligence of Fulton. This comparison showed Fulton stock to be valued consistent with the comparable banks.

    In the original opinion, based on the analysis of Keystone Heritage's recent performance and its future potential, comparisons with similar transactions and unique characteristics, it was determined that its "fair" sale value was between $175 and $195 million, or $44.30 to $49.35 per share. Thus, Fulton's offer of $211.7 million, or $52.85 per share, was a "fair" offer from a financial point of view for Keystone Heritage and its shareholders.

Board of Directors
January 8, 1998
Page Two


    There has been no subsequent change in Fulton's performance and its stock is trading at or above where it was at the time of the offer. Since the value of the offer has not changed and there has been no subsequent negative change to Fulton, this offer is still "fair" from a financial point of view to Keystone Heritage and its shareholders.

                                  Respectfully submitted,

                                  /s/ Arnold G. Danielson

                                  Arnold G. Danielson
                                  Chairman
                                  Danielson Associates Inc.
AGD:ld

Enclosure

                                   EXHIBIT C

                         WARRANT AGREEMENT AND WARRANT
                         -----------------------------

                               WARRANT AGREEMENT
                               -----------------


    THIS WARRANT AGREEMENT is made August 15, 1997 by and between Fulton Financial Corporation, a Pennsylvania business corporation ("FFC") and Keystone Heritage Group, Inc., a Pennsylvania business corporation ("KHG").


                              W I T N E S S E T H:

    WHEREAS, FFC and KHG are, simultaneously with the execution of this Agreement, entering into a Merger Agreement dated as of the date hereof (the "Merger Agreement"); and

    WHEREAS, as a condition to FFC's entry into the Merger Agreement and in consideration of such entry, KHG has agreed to issue to FFC, on the terms and conditions set forth herein, a warrant entitling FFC to purchase up to an aggregate of 981,740 shares of KHG's common stock, $5.00 par value per share (the "Common Stock");

    NOW, THEREFORE, in consideration of the execution of the Merger Agreement and the premises herein contained, and intending to be legally bound, FFC and KHG agree as follows:

    1.  Issuance of Warrant.  Concurrently with the execution of the Merger
        -------------------
Agreement and this Agreement, KHG shall issue to FFC a warrant in the form attached as Exhibit A hereto (the "Warrant", which term as used herein shall include any warrant or warrants issued upon transfer or exchange of the original Warrant) to purchase up to 981,740 shares of Common Stock, subject to adjustment as provided in this Agreement and in the Warrant. The Warrant shall be exercisable at a purchase price of $36.75 per share, subject to adjustment as provided in the Warrant (the "Exercise Price"). So long as the Warrant is outstanding and unexercised, KHG shall at all times maintain and reserve, free from preemptive rights, such number of authorized but unissued shares of Common Stock as may be necessary so that the Warrant may be exercised, without any additional authorization of Common Stock, after giving effect to all other options, warrants, convertible securities and other rights to acquire shares of Common Stock. KHG represents and warrants that it has duly authorized the execution and delivery of the Warrant and this Agreement and the issuance of Common Stock upon exercise of the Warrant. KHG covenants that the shares of Common Stock issuable upon exercise of the Warrant shall be, when so issued, duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive rights. The Warrant and the shares of Common Stock to be issued upon exercise of the Warrant are hereinafter collectively referred to, from time to time, as the "Securities." So long as the Warrant is owned by FFC, the Warrant will in no event be exercised for more than that number of shares of Common Stock equal to 981,740 (subject to adjustment as provided in the Warrant) less the number of shares of Common Stock at the time owned by FFC.

    2.  Assignment, Transfer, or Exercise of Warrant.  FFC will not sell,
        --------------------------------------------
assign, transfer or exercise the Warrant, in whole or in part, without the prior written consent of KHG except upon or after the occurrence of any of the following: (i) a knowing breach of any representation, warranty, or covenant set forth in the Merger Agreement by KHG which would permit a termination of the Merger Agreement by FFC pursuant to Section 8.1(b)(i) thereof following: (A) the occurrence of an event described in subparagraphs (iii) or (iv) below or (B) an offer or filing described in subparagraph (v) below; (ii) the failure of KHG's shareholders to approve the Merger Agreement at a meeting called for such purpose if at the time of such meeting there has been an announcement by any Person (other than FFC) of an offer or proposal to acquire 25% or more of the Common

Stock (before giving effect to any exercise of the Warrant), or to acquire, merge or consolidate with KHG, or to purchase all or substantially all of KHG's assets (including without limitation any shares of Lebanon Valley National Bank ("LVNB") or all or substantially all of LVNB's assets) and, within ten business days after such announcement, the Board of Directors of KHG either fails to recommend against acceptance of such offer by KHG's shareholders or takes no position with respect thereto; (iii) the acquisition by any Person of Beneficial Ownership of 25% or more of the Common Stock (before giving effect to any exercise of the Warrant); (iv) any Person (other than FFC) shall have commenced a tender or exchange offer, or shall have filed an application with an appropriate bank regulatory authority with respect to a publicly announced offer, to purchase or acquire securities of KHG such that, upon consummation of such offer, such Person would have Beneficial Ownership of 25% or more of the Common Stock (before giving effect to any exercise of the Warrant) and, within 12 months from such offer or filing, such person consummates an acquisition described in subparagraph (iii) above; (v) KHG shall have entered into an agreement, letter of intent, or other understanding with any Person (other than FFC) providing for such Person (A) to acquire, merge, consolidate or enter into a statutory share exchange with KHG or to purchase all or substantially all of KHG's assets (including without limitation any shares of LVNB or all or substantially all of LVNB's assets), or (B) to negotiate with KHG with respect to any of the events or transactions mentioned in the preceding clause (A) or
(vi) termination, or attempted termination, of the Merger Agreement by KHG under
Section 5.7 of the Merger Agreement. As used in this Paragraph 2, the terms "Beneficial Ownership" and "Person" shall have the respective meanings set forth in Paragraph 7(f).

    3.  Registration Rights.  If, at any time within two years after the Warrant
        -------------------
may be exercised or sold, KHG shall receive a written request therefor from FFC, KHG shall prepare and file a shelf registration statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), covering the Warrant and/or the Common Stock issued or issuable upon exercise of the Warrant (the "Securities"), and shall use its best efforts to cause the Registration Statement to become effective and remain current for such period not in excess of 180 days from the day such registration statement first becomes effective as may be reasonably necessary to affect such sale or other disposition. Without the prior written consent of FFC, neither KHG nor any other holder of securities of KHG may include such securities in the Registration Statement.

    4.  Duties of KHG upon Registration.  If and whenever KHG is required by the
        -------------------------------
provisions of Paragraph 3 of this Agreement to effect the registration of any of the Securities under the Securities Act, KHG shall:

        (a) prepare and file with the Securities and Exchange Commission (the "SEC") such amendments to the Registration Statement and supplements to the prospectus contained therein as may be necessary to keep the Registration Statement effective and current;

        (b) furnish to FFC and to the underwriters of the Securities being registered such reasonable number of copies of the Registration Statement, the preliminary prospectus and final prospectus contained therein, and such other documents as FFC or such underwriters may reasonably request in order to facilitate the public offering of the Securities;

        (c) use its best efforts to register or qualify the Securities covered by the Registration Statement under the state securities or blue sky laws of such jurisdictions as FFC or such underwriters may reasonably request;

        (d) notify FFC, promptly after KHG shall receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment to any prospectus forming a part of the Registration Statement has been filed;

        (e) notify FFC promptly of any request by the SEC for the amending or supplementing of the Registration Statement or the prospectus contained therein, or for additional information;

        (f) prepare and file with the SEC, promptly upon the request of FFC, any amendments or supplements to the Registration Statement or the prospectus contained therein which, in the opinion of counsel for FFC, are required under the Securities Act or the rules and regulations promulgated by the SEC thereunder in connection with the public offering of the Securities;

        (g) prepare and promptly file with the SEC such amendments of or supplements to the Registration Statement or the prospectus contained therein as may be necessary to correct any statements or omissions if, at the time when a prospectus relating to such Securities is required to be delivered under the Securities Act, any event shall have occurred as the result of which such prospectus as then in effect would include an untrue statement of a material fact or would omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

        (h) advise FFC, promptly after KHG shall receive notice or obtain knowledge of the issuance of any stop order by the SEC suspending the effectiveness of the Registration Statement, or the initiation or threatening of any proceeding for that purpose, and promptly use its best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued; and

        (i) at the request of FFC, furnish on the date or dates provided for in the underwriting agreement: (i) an opinion or opinions of counsel for KHG for the purposes of such registration, addressed to the underwriters and to FFC, covering such matters as such underwriters and FFC may reasonably request and as are customarily covered by issuer's counsel at that time; and
    (ii) a letter or letters from the independent accountants for KHG, addressed to the underwriters and to FFC, covering such matters as such underwriters or FFC may reasonably request, in which letters such accountants shall state (without limiting the generality of the foregoing) that they are independent accountants within the meaning of the Securities Act and that, in the opinion of such accountants, the financial statements and other financial data of KHG included in the Registration Statement or any amendment or supplement thereto comply in all material respects with the applicable accounting requirements of the Securities Act.

    5.  Expenses of Registration.  With respect to the registration requested
        ------------------------
pursuant to Paragraph 3 of this Agreement, (a) KHG shall bear all registration, filing and NASD fees, printing and engraving expenses, fees and disbursements of its counsel and accountants and all legal fees and disbursements and other expenses of KHG to comply with state securities or blue sky laws of any jurisdictions in which the Securities to be offered are to be registered or qualified; and (b) FFC shall bear all fees and disbursements of its counsel and accountants, underwriting discounts and commissions, transfer taxes for FFC and any other expenses incurred by FFC.

    6.  Indemnification.  In connection with any Registration Statement or any
        ---------------
amendment or supplement thereto:

        (a) KHG shall indemnify and hold harmless FFC, any underwriter (as defined in the Securities Act) for FFC, and each person, if any, who controls FFC or such underwriter (within the meaning of the Securities Act) from and against any and all loss, damage, liability, cost or expense to which FFC or any such underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such loss, damage, liability, cost or expense arises out of or is caused by any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, any prospectus or preliminary prospectus contained therein or any amendment or supplement thereto, or arises out of or is based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that KHG will not be liable in any such case
                --------  -------
    to the extent that any such loss, damage, liability, cost or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by FFC, such underwriter or such controlling person in writing specifically for use in the preparation thereof.

        (b) FFC shall indemnify and hold harmless KHG, any underwriter (as defined in the Securities Act), and each person, if any, who controls KHG or such underwriter (within the meaning of the Securities Act) from and against any and all loss, damage, liability, cost or expense to which KHG or any such underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such loss, damage, liability, cost or expense arises out of or is caused by any untrue or alleged untrue statement of any material fact contained in the Registration Statement, any prospectus or preliminary prospectus contained therein or any amendment or supplement thereto, or arises out of or is based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was so made in reliance upon and in conformity with written information furnished by FFC specifically for use in the preparation thereof.

        (c) Promptly after receipt by any party which is entitled to be indemnified, pursuant to the provisions of subparagraph (a) or (b) of this Paragraph 6, of any claim in writing or of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party pursuant to the provisions of subparagraph
    (a) or (b) of this Paragraph 6, promptly notify the indemnifying party of the receipt of such claim or notice of the commencement of such action, but the omission to so notify the indemnifying party will not relieve it from any liability which it may otherwise have to any indemnified party hereunder. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party; provided, however, that if the defendants in any action
                       --------  -------
    include both the indemnified party or parties and the indemnifying party and there is a conflict of interest which would prevent counsel for the indemnifying party from also representing any indemnified party, such indemnified party shall have the right to select separate counsel to participate in the defense of such indemnified party. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party, pursuant to the provisions of subparagraph (a) or (b) of this Paragraph 6, for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation, unless (i) such indemnified party shall have employed separate counsel in accordance with the provisions of the preceding sentence, (ii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action, or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party.

        (d) If recovery is not available under the foregoing indemnification provisions, for any reason other than as specified therein, any party entitled to indemnification by the terms thereof shall be entitled to obtain contribution with respect to its liabilities and expenses, except to the extent that contribution is not permitted under Section 11(f) of the Securities Act. In determining the amount of contribution to which the respective parties are entitled there shall be considered the parties' relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and/or prevent any statement or omission, and any other equitable considerations appropriate under the circumstances. FFC and KHG agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation even if the underwriters and FFC as a group were considered a single entity for such purpose.

    7.  Redemption and Repurchase Rights.
        --------------------------------

        (a) From and after the date on which any event described in Paragraph 2 of this Agreement occurs, the Holder as defined in the Warrant (which shall include a former Holder), who has exercised the Warrant in whole or in part shall have the right to require KHG to redeem some or all of the shares of Common Stock for which the Warrant was exercised at a redemption price per share (the "Redemption Price") equal to the highest of: (i) the Exercise Price, (ii) the highest price paid or agreed to be paid for any share of Common Stock by an Acquiring Person (as defined below) during the one year period immediately preceding the date of redemption, and (iii) in the event of a sale of all or substantially all of KHG's assets or all or substantially all of LVNB's assets: (x) the sum of the price paid in such sale for such assets and the current market value of the remaining assets of KHG as determined by a recognized investment banking firm selected by such Holder, divided by (y) the number of shares of Common Stock then outstanding. If the price paid consists in whole or in part of securities or assets other than cash, the value of such securities or assets shall be their then current market value as determined by a recognized investment banking firm selected by the Holder and reasonably acceptable to KHG.

        (b) From and after the date on which any event described in Paragraph 2 of this Agreement occurs, the Holder as defined in the Warrant (which shall include a former Holder), shall have the right to require KHG to repurchase all or any portion of the Warrant at a price (the "Warrant Repurchase Price") equal to the product obtained by multiplying: (i) the number of shares of Common Stock represented by the portion of the Warrant that the Holder is requiring KHG to repurchase, times (ii) the excess of the Redemption Price over the Exercise Price.

        (c) The Holder's right, pursuant to this Paragraph 7, to require KHG to repurchase a portion or all of the Warrant, and/or to require KHG to redeem some or all of the shares of Common Stock for which the Warrant was exercised, shall expire on the close of business on the 60th day following the occurrence of any event described in Paragraph 2.

        (d) The Holder may exercise its right, pursuant to this Paragraph 7, to require KHG to repurchase all or a portion of the Warrant, and/or to require KHG to redeem some or all of the shares of Common Stock for which the Warrant was exercised, by surrendering for such purpose to KHG, at its principal office within the time period specified in the preceding subparagraph, the Warrant and/or a certificate or certificates representing the number of shares to be redeemed accompanied by a written notice stating that it elects to require KHG to repurchase the Warrant or a portion thereof and/or to redeem all or a specified number of such shares in accordance with the provisions of this Paragraph 7. As promptly as practicable, and in any event within five business days after the surrender of the Warrant and/or such certificates and the receipt of such notice relating thereto, KHG shall deliver or cause to be delivered to the Holder: (i) the applicable Redemption Price (in immediately available funds) for the shares of Common Stock which it is not then prohibited under applicable law or regulation from redeeming, and/or (ii) the applicable Warrant Repurchase Price, and/or
    (iii) if the Holder has given KHG notice that less than the whole Warrant is to be repurchased and/or less than the full number of shares of Common Stock evidenced by the surrendered certificate or certificates are to be redeemed, a new certificate or certificates, of like tenor, for the number of shares of Common Stock evidenced by such surrendered certificate or certificates less the number shares of Common Stock redeemed and/or a new Warrant reflecting the fact that only a portion of the Warrant was repurchased.

        (e) To the extent that KHG is prohibited under applicable law or regulation, or as a result of administrative or judicial action, from repurchasing the Warrant and/or redeeming the Common Stock as to which the Holder has given notice of repurchase and/or redemption, KHG shall immediately so notify the Holder and thereafter deliver or cause to be delivered, from time to time to the Holder, the portion of the Warrant Repurchase Price and/or the Redemption Price which it is no longer prohibited from delivering, within five business days after the date on which KHG is no longer so prohibited; provided, however, that to the extent
                                          --------  -------
    that KHG is at the time and after the expiration of 25 months, so prohibited from delivering the Warrant Repurchase Price and/or the Redemption Price, in full (and KHG hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals as promptly as practicable), KHG shall deliver to the Holder a new Warrant (expiring one year after delivery) evidencing the right of the Holder to purchase that number of shares of Common Stock representing the portion of the Warrant which KHG is then so prohibited from repurchasing, and/or KHG shall deliver to the Holder a certificate for the shares of Common Stock which KHG is then so prohibited from redeeming, and KHG shall have no further obligation to repurchase such new Warrant or redeem such Common Stock; and provided further, that upon
                                             --- -------- -------
    receipt of such notice and until five days thereafter the Holder may revoke its notice of repurchase of the Warrant and/or redemption of Common Stock by written notice to KHG at its principal office stating that the Holder elects to revoke its election to exercise its right to require KHG to repurchase the Warrant and/or redeem the Common Stock, whereupon KHG will promptly redeliver to the Holder the Warrant and/or the certificates representing shares of Common Stock surrendered to KHG for purposes of such repurchase and/or redemption, and KHG shall have no further obligation to repurchase such Warrant and/or redeem such Common Stock.

        (f) As used in this Agreement the following terms have the meanings indicated:

            (1) "Acquiring Person" shall mean any "Person" (hereinafter defined) who or which is the "Beneficial Owner" (hereinafter defined) of 25% or more of the Common Stock;

            (2) A "Person" shall mean any individual, firm, corporation or other entity and shall also include any syndicate or group deemed to be a "Person" by operation of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended;

            (3) A Person shall be a "Beneficial Owner", and shall have "Beneficial Ownership," of all securities:

                 (i) which such Person or any of its Affiliates (as hereinafter defined) beneficially owns, directly or indirectly; and

                 (ii) which such Person or any of its Affiliates or Associates has (1) the right to acquire (whether such right is exercisable immediately or only after the passage of time or otherwise) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (2) the right to vote pursuant to any proxy, power of attorney, voting trust, agreement, arrangement or understanding; and

            (4) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the regulations promulgated by the SEC under the Securities and Exchange Act of 1934, as amended.

    8.  Remedies.  Without limiting the foregoing or any remedies available to
        --------
FFC, it is specifically acknowledged that FFC would not have an adequate remedy at law for any breach of this Warrant Agreement and shall be entitled to specific performance of KHG's obligations under, and injunctive relief against any actual or threatened violation of the obligations of any Person subject to, this Agreement.

    9.  Miscellaneous.
        -------------

        (a) The representations, warranties, and covenants of KHG set forth in the Merger Agreement are hereby incorporated by reference in and made a part of this Agreement, as if set forth in full herein.

        (b) This Agreement, the Warrant and the Merger Agreement set forth the entire understanding and agreement of the parties hereto and supersede any and all prior agreements, arrangements and understandings, whether written or oral, relating to the subject matter hereof and thereof. No amendment, supplement, modification, waiver, or termination of this Agreement shall be valid and binding unless executed in writing by both parties.

        (c) This Agreement shall be deemed to have been made in, and shall be governed by and interpreted in accordance with the substantive laws of, the Commonwealth of Pennsylvania.

    IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized officers as of the day and year first above written.


                              FULTON FINANCIAL CORPORATION



                              By: /s/ Rufus A. Fulton, Jr.
                                 ---------------------------------------------
                                  Rufus A. Fulton, Jr., President
                                  and Chief Executive Officer



                              Attest: /s/ William R. Colmery
                                     -----------------------------------------
                                      William R. Colmery, Secretary



                              KEYSTONE HERITAGE GROUP, INC.


                              By: /s/ Albert B. Murry
                                 ---------------------------------------------
                                  Albert B. Murry, President
                                  and Chief Executive Officer



                              Attest: /s/ Peggy Y. Layser
                                     -----------------------------------------
                                      Peggy Y. Layser, Secretary

                                    WARRANT
                                    -------

                    to Purchase up to 981,740 Shares of the
                          Common Stock, No Par Value,
                                       of

                         KEYSTONE HERITAGE GROUP, INC.
                         -----------------------------


    This is to certify that, for value received, Fulton Financial Corporation ("FFC") or any permitted transferee (FFC or such transferee being hereinafter called the "Holder") is entitled to purchase, subject to the provisions of this Warrant, from Keystone Heritage Group, Inc., a Pennsylvania business corporation ("KHG"), at any time on or after the date hereof, an aggregate of up to 981,740 fully paid and non-assessable shares of common stock, no par value (the "Common Stock"), of KHG at a price per share equal to $36.75, subject to adjustment as herein provided (the "Exercise Price").

    1.  Exercise of Warrant.  Subject to the provisions hereof and the
        -------------------
limitations set forth in Paragraph 2 of a Warrant Agreement of even date herewith by and between FFC and KHG (the "Warrant Agreement"), which Warrant Agreement was entered into simultaneously with a Merger Agreement of even date herewith between FFC and KHG (the "Merger Agreement"), this Warrant may be exercised in whole or in part or sold, assigned or transferred at any time or from time to time on or after the date hereof. This Warrant shall be exercised by presentation and surrender hereof to KHG at the principal office of KHG, accompanied by (i) a written notice of exercise, (ii) payment to KHG, for the account of KHG, of the Exercise Price for the number of shares of Common Stock specified in such notice, and (iii) a certificate of the Holder specifying the event or events which have occurred and entitle the Holder to exercise this Warrant. The Exercise Price for the number of shares of Common Stock specified in the notice shall be payable in immediately available funds.

    Upon such presentation and surrender, KHG shall issue promptly (and within one business day if requested by the Holder) to the Holder or its assignee, transferee or designee the number of shares of Common Stock to which the Holder is entitled hereunder. KHG covenants and warrants that such shares of Common Stock, when so issued, will be duly authorized, validly issued, fully paid and non-assessable, and free and clear of all liens and encumbrances.

    If this Warrant should be exercised in part only, KHG shall, upon surrender of this Warrant for cancellation, execute and deliver a new Warrant evidencing the rights of the Holder thereof to purchase the balance of the shares of Common Stock issuable hereunder. Upon receipt by KHG of this Warrant, in proper form for exercise, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of KHG may then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. KHG shall pay all expenses, and any and all United States federal, state and local taxes and other charges, that may be payable in connection with the preparation, issue and delivery of stock certificates pursuant to this Paragraph 1 in the name of the Holder or its assignee, transferee or designee.

    2.  Reservation of Shares; Preservation of Rights of Holder.
        -------------------------------------------------------

    KHG shall at all times, while this Warrant is outstanding and unexercised, maintain and reserve, free from preemptive rights, such number of authorized but unissued shares of Common Stock as may be necessary so that this Warrant may be exercised without any additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to acquire shares of Common Stock at the time outstanding. KHG further agrees that (i) it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act or omission, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder or under the Warrant Agreement by KHG, (ii) it will promptly take all action (including (A) complying with all pre-merger notification, reporting and waiting period requirements specified in 15 U.S.C. (S)18a and the regulations promulgated thereunder and (B) in the event that, under Section 3 of the Bank Holding Company Act of 1956, as amended (12 U.S.C. (S)1842(a)(3)), or the Change in Bank Control Act of 1978, as amended (12 U.S.C. (S)1817(j)), prior approval of the Board of Governors of the Federal Reserve System (the "Board") is necessary before this Warrant may be exercised, cooperating fully with the Holder in preparing any and all such applications and providing such information to the Board as the Board may require) in order to permit the Holder to exercise this Warrant and KHG duly and effectively to issue shares of its Common Stock hereunder, and (iii) it will promptly take all action necessary to protect the rights of the Holder against dilution as provided herein.

    3.  Fractional Shares.  KHG shall not be required to issue fractional shares
        -----------------
of Common Stock upon exercise of this Warrant but shall pay for any fractional shares in cash or by check at the Exercise Price.

    4.  Exchange or Loss of Warrant.  This Warrant is exchangeable, without
        ---------------------------
expense, at the option of the Holder, upon presentation and surrender hereof at the principal office of KHG for other warrants of different denominations entitling the Holder to purchase in the aggregate the same number of shares of Common Stock issuable hereunder. The term "Warrant" as used herein includes any warrants for which this Warrant may be exchanged. Upon receipt by KHG of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Warrant, if mutilated, KHG will execute and deliver a new Warrant of like tenor and date.

    5.  Repurchase.  The Holder shall have the right to require KHG to
        ----------
repurchase all or any portion of this Warrant under the terms and conditions of Paragraph 7 of the Warrant Agreement.

    6.  Adjustment.  The number of shares of Common Stock issuable upon the
        ----------
exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as provided in this Paragraph 6.

        (A) Stock Dividends, etc.
            ---------------------

            (1) Stock Dividends.  In case KHG shall pay or make a dividend or
                ---------------
other distribution on any class of capital stock of KHG in Common Stock, the number of shares of Common Stock issuable upon exercise of this Warrant shall be increased by multiplying such number of shares by a fraction of which the denominator shall be the number of shares of Common Stock outstanding at the close of business on the day immediately preceding the date of such distribution and the numerator shall be the sum of such number of shares and the total number of shares of Common Stock constituting such dividend or other distribution, such increase to become effective immediately after the opening of business on the day following such distribution.

            (2) Subdivisions. In case outstanding shares of Common Stock shall
                ------------
be subdivided into a greater number of shares of Common Stock, the number of shares of Common Stock issuable upon exercise of this Warrant at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately increased, and, conversely, in case outstanding shares of Common Stock shall each be combined into a smaller number of shares of Common Stock, the number of shares of Common Stock issuable upon exercise of this Warrant at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately decreased, such increase or decrease, as the case may be, to become effective immediately after the opening of business on the day following the date upon which such subdivision or combination becomes effective.

          (3) Reclassifications.  The reclassification of Common Stock into
              -----------------
securities (other than Common Stock) and/or cash and/or other consideration shall be deemed to involve a subdivision or combination, as the case may be, of the number of shares of Common Stock outstanding immediately prior to such reclassification into the number or amount of securities and/or cash and/or other consideration outstanding immediately thereafter and the effective date of such reclassification shall be deemed to be "the day upon which such subdivision becomes effective," or "the day upon which such combination becomes effective," as the case may be, within the meaning of clause (2) above.

          (4) Optional Adjustments.  KHG may make such increases in the number
              --------------------
of shares of Common Stock issuable upon exercise of this Warrant, in addition to those required by this subparagraph (A), as shall be determined by its Board of Directors to be advisable in order to avoid taxation so far as practicable of any dividend of stock or stock rights or any event treated as such for federal income tax purposes to the recipients.

          (5) Adjustment to Exercise Price.  Whenever the number of shares of
              ----------------------------
Common Stock issuable upon exercise of this Warrant is adjusted as provided in this Paragraph 6(A), the Exercise Price shall be adjusted by a fraction in which the numerator is equal to the number of shares of Common Stock issuable prior to the adjustment and the denominator is equal to the number of shares of Common Stock issuable after the adjustment.

      (B) Certain Sales of Common Stock.
          -----------------------------

          (1) Adjustment to Shares Issuable.  If and whenever KHG sells or
              -----------------------------
otherwise issues (other than under circumstances in which Paragraph 6(A) applies) any shares of Common Stock, the number of shares of Common Stock issuable upon exercise of this Warrant shall be increased by multiplying such number of shares by a fraction, the denominator of which shall be the number shares of Common Stock outstanding at the close of business on the day immediately preceding the date of such sale or issuance and the numerator of which shall be the sum of such number of shares and the total number of shares constituting such sale or other issuance, such increase to become effective immediately after the opening of business on the day following such sale or issuance.

          (2) Adjustment to Exercise Price.  If and whenever KHG sells or
              ----------------------------
otherwise issues any shares of Common Stock (excluding any stock dividend or other issuance not for consideration to which Paragraph 6(A) applies) for a consideration per share which is less than the Exercise Price at the time of such sale or other issuance, then in each such case the Exercise Price shall be forthwith changed (but only if a reduction would result) to the price (calculated to the nearest cent) determined by dividing: (i) an amount equal to the sum of (aa) the number of shares of Common Stock outstanding immediately prior to such issue or sale, multiplied by the then effective Exercise Price, plus (bb) the total consideration, if any, received and deemed received by KHG upon such issue or sale, by (ii) the total number of shares of Common Stock outstanding immediately after such issue or sale.

      (C) Definition.  For purposes of this Paragraph 6, the term "Common
          ----------
Stock" shall include (1) any shares of KHG of any class or series which has no preference or priority in the payment of dividends or in the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of KHG and which is not subject to redemption by KHG, and (2) any rights or options to subscribe for or to purchase shares of Common Stock or any stock or securities convertible into or exchangeable for shares of Common Stock (such convertible or exchangeable stock or securities being hereinafter called "Convertible Securities"), whether or not such rights or options or the right to convert or exchange any such Convertible Securities are immediately exercisable. For purposes of any adjustments made under Paragraph 6(A) or 6(B) as a result of the distribution, sale or other issuance of rights or options or Convertible Securities, the number of Shares of Common Stock outstanding after or as a result of the occurrence of events described in Paragraph 6(A)(1) or 6(B)(1) shall be calculated by assuming that all such rights, options or Convertible Securities have been exercised for the maximum number of shares issuable thereunder.

    7.  Notice.  (A)  Whenever the number of shares of Common Stock for which
        ------
this Warrant is exercisable is adjusted as provided in Paragraph 6, KHG shall promptly compute such adjustment and mail to the Holder a certificate, signed by the principal financial officer of KHG, setting forth the number of shares of Common Stock for which this Warrant is exercisable as a result of such adjustment having become effective.

        (B) Upon the occurrence of any event which results in the Holder having the right to require KHG to repurchase this Warrant, as provided in Paragraph 7 of the Warrant Agreement, KHG shall promptly notify the Holder of such event; and KHG shall promptly compute the Warrant Repurchase Price and furnish to the Holder a certificate, signed by the principal financial officer of KHG, setting forth the Warrant Repurchase Price and the basis and computation thereof.

    8.  Rights of the Holder.  (A)  Without limiting the foregoing or any
        --------------------
remedies available to the Holder, it is specifically acknowledged that the Holder would not have an adequate remedy at law for any breach of the provisions of this Warrant and shall be entitled to specific performance of KHG's obligations under, and injunctive relief against any actual or threatened violation of the obligations of any Person (as defined in Paragraph 7 of the Warrant Agreement) subject to, this Warrant.

        (B) The Holder shall not, by virtue of its status as Holder, be entitled to any rights of a shareholder in KHG.

    9.  Termination. This Warrant and the rights conferred hereby shall
        -----------
terminate (i) upon the Effective Date of the merger provided for in the Merger Agreement, (ii) upon a valid termination of the Merger Agreement prior to the occurrence of an event described in Paragraph 2 of the Warrant Agreement, or
(iii) to the extent this Warrant has not previously been exercised, 60 days after the occurrence of an event described in Paragraph 2 of the Warrant Agreement.

    10. Governing Law.  This Warrant shall be deemed to have been delivered in,
        -------------
and shall be governed by and interpreted in accordance with the substantive laws of, the Commonwealth of Pennsylvania.

Dated:  August 15, 1997


                         KEYSTONE HERITAGE GROUP, INC.



                         By: /s/ Albert B. Murry
                            --------------------------------------------------
                              Albert B. Murry, President and
                                Chief Executive Officer



                         Attest: /s/ Peggy Y. Layser
                                ----------------------------------------------
                                 Peggy Y. Layser, Secretary

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.
          -----------------------------------------

    Subchapter D of Chapter 17 of the Pennsylvania Business Corporation Law of 1988, as amended (BCL), 15 Pa. C.S. (S)(S) 1741-50, provides that a business corporation shall have the power under certain circumstances to indemnify its directors, officers, employees and agents against certain expenses incurred by them in connection with any threatened, pending or completed action, suit or proceeding. A copy of Subchapter D of Chapter 17 of the BCL is attached as
Exhibit 99(d) to this Registration Statement.

    Article V of the Bylaws of Fulton Financial Corporation provides for the indemnification of its directors, officers, employees and agents in accordance with, and to the maximum extent permitted by, the provisions of Subchapter D of Chapter 17 of the BCL. Article V of the Bylaws of Fulton Financial Corporation, as set forth in Exhibit 3(b) to this Registration Statement, is hereby incorporated by reference in response to this Item 20.

    Fulton Financial Corporation has purchased insurance to indemnify its directors, officers, employees and agents under certain circumstances.

    For disclosure concerning the position of the Securities and Exchange Commission on indemnification for liabilities arising under the Securities Act of 1933, see the Section in the Proxy Statement/Prospectus (which is included in Part I of this Registration Statement) entitled INFORMATION CONCERNING FULTON FINANCIAL CORPORATION AND DESCRIPTION OF FFC COMMON STOCK -- Indemnification.

Item 21.  Exhibits and Financial Statement Schedules.
          ------------------------------------------

          (a)  Exhibits:
               --------

        Number                              Title
        ------                              -----
          2        Merger Agreement dated August 15, 1997, between Fulton
                   Financial Corporation and Keystone Heritage Group, Inc. --
                   Furnished as Exhibit A to the Proxy Statement/Prospectus
                   which is included in Part I of this Registration Statement

         3(a)      Articles of Incorporation of Fulton Financial Corporation --
                   Incorporated by reference to Exhibit (a)(i) of the Fulton
                   Financial Corporation Quarterly Report on Form 10-Q for the
                   Quarter Ended June 30, 1987; Articles of Amendment of Fulton
                   Financial Corporation

         3(b) Bylaws of Fulton Financial Corporation -- Incorporated by reference to Exhibit (a)(i) of the Fulton Financial
                   Corporation Quarterly Report on Form 10-Q for the Quarter
                   Ended June 30, 1989

          4        Rights Agreement dated June 20, 1989, between Fulton
                   Financial Corporation and Fulton Bank -- Incorporated by reference to Exhibit 1 of the Fulton Financial Corporation
                   Current Report on Form 8-K dated June 21, 1989

          5        Opinion of Barley, Snyder, Senft & Cohen, LLP re: legality

          8        Opinion of Barley, Snyder, Senft & Cohen, LLP re: tax matters


        Number                              Title
        ------                              -----
          13       Annual Report on Form 10-K of Fulton Financial Corporation
                   for the Year Ending December 31, 1996 -- Incorporated by
                   reference in the Proxy Statement/Prospectus which is
                   included in Part I of this Registration Statement

          21       Subsidiaries of Fulton Financial Corporation

        23(a)      Consent of Barley, Snyder, Senft & Cohen, LLP

        23(b)      Consent of Arthur Andersen LLP

        23(c)      Consent of KPMG Peat Marwick LLP

        23(d)      Consent of Danielson Associates, Inc.

        23(e)      Consent of Charles V. Henry, III

        23(f)      Consent of Donald W. Lesher, Jr.

          24       Power of Attorney

        99(a)      Form of Proxy

        99(b)      Letter to Shareholders of Keystone Heritage Group, Inc.

        99(c)      Notice of Special Meeting of Shareholders of Keystone
                   Heritage Group, Inc.

        99(d)      Statute Relating to Indemnification

     (b)  Financial Statement Schedules:
          -----------------------------

          None required.


     (c)  Opinion of Financial Advisor:
          ----------------------------

    Furnished as Exhibit B to the Proxy Statement/Prospectus which is included in Part I of this Registration Statement.


Item 22.  Undertakings.
          ------------

     (a)  The undersigned registrant hereby undertakes as follows:

          1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs
(a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section

13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  The undersigned registrant hereby undertakes as follows:

          1. That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          2. The registrant undertakes that every prospectus (i) that is filed pursuant to the preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                  The undersigned registrant hereby undertakes to supplement by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES
                                   ----------

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lancaster, Commonwealth of Pennsylvania on January 2, 1998.

                                         FULTON FINANCIAL CORPORATION

Attest: /s/ William R. Colmery           By: /s/ Rufus A. Fulton, Jr.
       --------------------------           ---------------------------------
       William R. Colmery,                   Rufus A. Fulton, Jr., President
       Secretary                                 and Chief Executive Officer

(Corporate Seal)

    Pursuant to the requirements of the Securities Act of 1933, this amendment to registration statement has been signed by the following persons in the capacities and as of the dates indicated.

          Signature                   Capacity               Date
          ---------                   --------               ----

* /s/Jeffrey G. Albertson             Director           January 2, 1998
------------------------------
   (Jeffrey G. Albertson)


                                      Director           January 2, 1998
------------------------------
      (James R. Argires)

                                      Director           January 2, 1998
------------------------------
   (Donald M. Bowman, Jr.)

* /s/ Thomas D. Caldwell, Jr.         Director           January 2, 1998
------------------------------
   (Thomas D. Caldwell, Jr.)
                                Senior Vice President    January 2, 1998
/s/ Beth Ann L. Chivinski          and Controller
------------------------------  (Principal Accounting
   (Beth Ann L. Chivinski)            Officer)


* /s/ Harold D. Chubb                 Director           January 2, 1998
------------------------------
     (Harold D. Chubb)

* /s/ William H. Clark, Jr.           Director           January 2, 1998
------------------------------
     (William H. Clark, Jr.)

* /s/ Frederick B. Fichthorn          Director           January 2, 1998
------------------------------
     (Frederick B. Fichthorn)

* /s/ Patrick J. Freer                Director           January 2, 1998
------------------------------
     (Patrick J. Freer)

/s/ Rufus A. Fulton, Jr.          President, Chief       January 2, 1998
------------------------------  Executive Officer and
   (Rufus A. Fulton, Jr.)             Director
                                (Principal Executive
                                      Officer)

          Signature                   Capacity               Date
          ---------                   --------               ----
* /s/ Eugene H. Gardner               Director           January 2, 1998
------------------------------
     (Eugene H. Gardner)
                                Chairman of the Board    January 2, 1998
* /s/ Robert D. Garner              and Director
------------------------------
     (Robert D. Garner)

* /s/ Daniel M. Heisey
------------------------------        Director           January 2, 1998
     (Daniel M. Heisey)

* /s/ J. Robert Hess                  Director           January 2, 1998
------------------------------
     (J. Robert Hess)

* /s/ Carolyn R. Holleran             Director           January 2, 1998
------------------------------
     (Carolyn R. Holleran)

* /s/ Clyde W. Horst                  Director           November 18, 1997
------------------------------
     (Clyde W. Horst)

* /s/ Samuel H. Jones, Jr.            Director           January 2, 1998
------------------------------
     (Samuel H. Jones, Jr.)

* /s/ Bernard J. Metz, Sr.            Director           January 2, 1998
------------------------------
     (Bernard J. Metz, Sr.)
                                   Executive Vice        January 2, 1998
                                 President and Chief
 /s/ Charles J. Nugent            Financial Officer
------------------------------  (Principal Financial
    (Charles J. Nugent)               Officer)


* /s/ Arthur M. Peters, Jr.           Director           January 2, 1998
------------------------------
     (Arthur M. Peters, Jr.)

* /s/ Stuart H. Raub, Jr.             Director           January 2, 1998
------------------------------
     (Stuart H. Raub, Jr.)

* /s/ William E. Rusling              Director           January 2, 1998
------------------------------
     (William E. Rusling)

* /s/ Mary Ann Russell                Director           January 2, 1998
------------------------------
     (Mary Ann Russell)

* /s/ John O. Shirk                    Director           January 2, 1998
------------------------------
     (John O. Shirk)
                                   Executive Vice        January 2, 1998
 /s/ R. Scott Smith                    President
------------------------------
    (R. Scott Smith)

* /s/ James K. Sperry              Executive Vice        January 2, 1998
------------------------------      President and
     (James K. Sperry)                Director

          Signature                   Capacity               Date
          ---------                   --------               ----
* /s/ Kenneth G. Stoudt               Director           January 2, 1998
------------------------------
     (Kenneth G. Stoudt)

* By: /s/ William R. Colmery
     --------------------------------------------
     William R. Colmery,
     Attorney-in-fact

                                 EXHIBIT INDEX

                               Required Exhibits
                               -----------------

           Number                                Title
           ------                                -----
             2               Merger Agreement dated August 15, 1997, between
                             Fulton Financial Corporation and Keystone Heritage
                             Group, Inc. -- Furnished as Exhibit A to the Proxy
                             Statement/Prospectus which is included in Part I
                             of this Registration Statement

           3(a)              Articles of Incorporation of Fulton Financial
                             Corporation -- Incorporated by reference to Exhibit (a)(i) of the Fulton Financial Corporation
                             Quarterly Report on Form 10-Q for the Quarter
                             Ended June 30, 1987; Articles of Amendment of
                             Fulton Financial Corporation

           3(b)              Bylaws of Fulton Financial Corporation --
                             Incorporated by reference to Exhibit (a)(i) of the Fulton Financial Corporation Quarterly Report on
                             Form 10-Q for the Quarter Ended June 30, 1989

             4               Rights Agreement dated June 20, 1989, between
                             Fulton Financial Corporation and Fulton Bank --
                             Incorporated by reference to Exhibit 1 of the Fulton Financial Corporation Current Report on
                             Form 8-K dated June 21, 1989

             5               Opinion of Barley, Snyder, Senft & Cohen, LLP re:
                             legality

             8               Opinion of Barley, Snyder, Senft & Cohen, LLP re:
                             tax matters

            13               Annual Report on Form 10-K for Fulton Financial
                             Corporation for the Year Ending December 31, 1996
                             -- Incorporated by reference in the Proxy
                             Statement/Prospectus which is included in Part I of this Registration Statement

            21               Subsidiaries of Fulton Financial Corporation

           23(a)             Consent of Barley, Snyder, Senft & Cohen, LLP

           Number                                Title
           ------                                -----
           23(b)             Consent of Arthur Andersen LLP

           23(c)             Consent of KPMG Peat Marwick LLP

           23(d)             Consent of Danielson Associates, Inc.

           23(e)             Consent of Charles V. Henry, III

           23(f)             Consent of Donald W. Lesher, Jr.

            24               Power of Attorney

           99(a)             Form of Proxy

           99(b)             Letter to Shareholders of Keystone Heritage Group,
                             Inc.

           99(c)             Notice of Special Meeting of Shareholders of
                             Keystone Heritage Group, Inc.

           99(d)             Statute Relating to Indemnification